Exhibit 4.6

EXECUTION VERSION

CHINA TIME SHARE MEDIA CO. LTD.

US$20,000,000

5.00 per cent. Secured Convertible Notes due 2010

and

80 Secured Warrants with a face value of US$100,000 each

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on 18 December 2007

BETWEEN

(1)	CHINA TIME SHARE MEDIA CO. LTD. (the “Issuer” or “CTSM”);

(2)	HE JI LUN (ID No. 510 132 1972 0220 0077), a national of the People’s Republic of China (“Mr. He Ji Lun”);

(3)	DOUBLE WIN HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (“DW”);

(4)	INSIGHTING HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (“IHL”);

(5)	LUCKY ZONE LIMITED, a company incorporated under the laws of the British Virgin Islands (“LZ”); and

(6)	THE PERSON OR PERSONS SET OUT IN SCHEDULE 4 (the “Subscribers” and each a “Subscriber”).

WHEREAS

(A)	The Issuer has authorised (i) the creation and issue of US$20,000,000 in aggregate principal amount of 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”) convertible into ordinary shares (the “Shares”), currently of US$0.0001 par value each, in the share capital of the Issuer and (ii) the creation and issue of 80 secured warrants of a face value of US$100,000 each, exercisable to subscribe for the Shares (the “Warrants”).

(B)	The Notes will be in registered form and in the denomination of US$100,000 and integral multiples of US$1,000 in excess thereof. The Notes will be represented by a global note certificate (the “Global Note Certificate”), which will be exchangeable for individual note certificates (together with the Global Note Certificate, the “Note Certificates”) in the circumstances specified therein.

(C)	The Warrants will be in registered form. The Warrants will be represented by a global warrant certificate (the “Global Warrant Certificate”), which will be exchangeable for warrants in individual warrant certificates (together with the Global Warrant Certificate, the “Warrant Certificates”) in the circumstances specified therein.

(D)	The Notes will be issued in conjunction with the issue of the Warrants.

(E)	The Notes will be constituted by, be subject to, and have the benefit of, a note trust deed (the “Note Trust Deed”) to be dated the Closing Date, a draft of which is in the agreed form and to which will be scheduled the forms of the Note Certificates. The Note Trust Deed will be made between the Issuer and The Hongkong and Shanghai Banking Corporation Limited (the “Note Trustee”) as trustee for the holders of the Notes from time to time.

(F)	The Issuer will, in relation to the Notes, enter into a paying, conversion and transfer agency agreement (the “Note Agency Agreement”) with The Hongkong and Shanghai Banking Corporation Limited as registrar (the “Registrar”) and as principal paying agent (the “Principal Paying Agent”), the other paying and conversion agents named therein and the Note Trustee, a draft of which is in the agreed form.

(G)	The Warrants will be constituted by, be subject to, and have the benefit of, a warrant trust deed (the “Warrant Trust Deed”) to be dated the Closing Date, a draft of which is in the agreed form and to which will be scheduled the forms of the Warrant Certificates. The Warrant Trust Deed will be made between the Issuer and The Hongkong and Shanghai Banking Corporation Limited (the “Warrant Trustee”) as trustee for the holders of the Warrants from time to time.

(H)	The Issuer will, in relation to the Warrants, enter into a warrant agency agreement (the “Warrant Agency Agreement”) with, amongst others, The Hongkong and Shanghai Banking Corporation Limited as warrant registrar (the “Warrant Registrar”) and as principal warrant agent (the “Principal Warrant Agent”) and the Warrant Trustee, a draft of which is in the agreed form.

(I)	The obligations of the Issuer in respect of the Securities will be secured pursuant to a first priority share mortgage (the “Share Mortgage”) to be entered into between the Controlling Shareholders and The Hongkong and Shanghai Banking Corporation Limited as security trustee (the “Security Trustee”) in relation to 15.00 per cent. of the issued share capital in the Issuer.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Capitalised terms shall unless otherwise defined bear the meanings ascribed to them in the Conditions. In this Agreement the following expressions have the following meanings:

“Additional Funding” has the meaning specified in Condition 4.13 of the Notes;

“Assignment of Rights” means an assignment of rights entered or to be entered into between Mr. He Ji Lun as assignor and Xi’an WFOE as assignee whereby Mr. He Ji Lun shall assign his rights to receive principal and interest under the Sichuan Shareholder Loan Agreement to Xi’an WFOE.

“Auditors” means Ernst & Young;

“Authorisation” means an authorisation, certificate, consent, order, approval, resolution, licence, permit, concession, exemption, filing, notarisation or registration;

“BRI” means Blue Ridge Investments, LLC;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, Luxembourg;

“Closing Date” means, subject to Clause 9.2 (Postponed closing), 19 December 2007;

“Collateral” means the assets subject to the Security;

“Conditions” means the terms and conditions of the Notes, the form of which is set out in Schedule 7 (Terms and Conditions of the Notes) or, as the case may be, the Terms and Conditions of the Warrants, the form of which is set out in Schedule 8 (Terms and Conditions of the Warrants), and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof;

“Controlling Shareholders” means (i) Mr. He Ji Lun; and (ii) any Person controlled by Mr. He Ji Lun and through which Mr. He Ji Lun holds a beneficial interest in the Issuer including, without limitation, IHL, LZ and DW;

“Chengdu WFOE” means Chengdu Time Share Technology Information Co., Ltd.;

“Deed of Non-Competition” means the deed of non-competition dated the Closing Date executed by Mr. He Ji Lun;

“Deed of Undertaking” means the deed of undertaking dated the Closing Date and entered into between the Controlling Shareholders, the Carlyle Group, the Issuer, Xi’an WFOE, Chengdu WFOE and the Investor;

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law;

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health; or

(c)	any emission or substance capable of causing harm to any living organism or the environment;

“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Issuer or any of its Subsidiaries conducted on or from the properties owned or used by the Issuer or any of its Subsidiaries;

“Euroclear” means Euroclear Bank S.A./N.V. as operator of the Euroclear System;

“Event of Default” means one of those circumstances described in Condition 11 (Events of Default) of the Notes;

“Force Majeure” has the meaning specified in Clause 10.1.2 (Force majeure);

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Group” means the Issuer and each of its Subsidiaries from time to time. For the avoidance of doubt, “Group” shall include Sichuan Opco and its subsidiaries from time to time;

“Interest Payment Date” has the meaning specified in Condition 5.1 of the Notes;

“IPO” has the meaning specified in Condition 6.2 (IPO) of the Notes;

“Issue Documents” means this Agreement, the Note Trust Deed, the Warrant Trust Deed, the Note Agency Agreement, the Warrant Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents;

“Issue Price” means, with respect to any Note, 100 per cent. of the aggregate principal amount of such Note;

“Loss” means any liability, damages, cost, loss or expense (including, without limitation, legal fees, costs and expenses and any value added tax thereon);

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, performance, business, assets or prospects of the Issuer or the Group taken as a whole or (ii) the ability of the Issuer to perform its obligations under any or all of the Issue Documents or (iii) the legality or enforceability of any or all of the Issue Documents or any of the rights or remedies of any of the Trustee, Warrant Trustee, Noteholders or Warrant holders under any or all of the Issue Documents provided however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall either of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any effect that results from war or an act of terrorism or (ii) any material change in applicable law;

“Material Contracts” means each of the Technology Consulting Service Agreement dated 10 November 2006 between Chengdu WFOE and Sichuan Opco, the Business Cooperation Agreement dated 10 November 2006 between Chengdu WFOE, Sichuan Opco and the shareholders of Sichuan Opco, the Domain Name and Trademark Licensing Agreement dated 10 November 2006 between Chengdu WFOE and Sichuan Opco, the Loan and Equity Pledge Agreement dated 10 November 2006 between Chengdu WFOE and the shareholders of Sichuan Opco, each of the Option Agreements dated 10 November 2006 between Chengdu WFOE and the shareholders of Sichuan Opco and each of the contracts referred to in paragraph 48 (Disclosure of contracts) of Schedule 2 (Representations and Warranties by Issuer and the Controlling Shareholders) of this Agreement;

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury;

“Person” means any individual, company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity;

“PRC” means the People’s Republic of China, excluding for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

“PRC GAAP” means the generally accepted accounting principles in the PRC which are in effect from time to time;

“Related Party” means, in respect of any person, any affiliate of that person or any officer, director, employee or agent of that person or any such affiliate or any person by whom any of them is controlled for the purposes of the Securities Act;

“Rights Agreement” means the rights agreement to be dated 19 December 2007 between, inter alios, the Issuer, each Controlling Shareholder, the Carlyle Group, and the Investor;

“Sanctions Target” means a target of any economic sanctions administered by OFAC;

“Second Priority Sichuan Equity Pledge” means a second priority equity pledge of the shares of Sichuan Opco dated on or about the Closing Date and entered into, amongst others, Xi’an WFOE as pledgee and the shareholders of Sichuan Opco as pledgors.

“Securities” means the Notes and the Warrants;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Security” has the meaning specified in Condition 4.1 (Security) of the Notes;

“Security Documents” means the Share Mortgage, the Assignment of Rights, the Second Priority Sichuan Equity Pledge and the Subsidiaries Equity Pledge;

“Sichuan Opco” means Sichuan Time Share Advertising & Communication Co., Ltd.;

“Sichuan Shareholder Loan Agreement” means a loan agreement dated on or about the Closing Date between Mr He Ji Lun and Sichuan Opco;

“Signing & Closing Agenda” means the signing and closing agenda in relation to the issue of the Securities;

“Stock Exchange” has the meaning specified in Condition 4.13 (Certain Definitions) of the Notes;

“Subsidiaries Equity Pledge” means an equity pledge of the shares of (i) Beijing Time Share Advertising & Communication Co., Ltd., (ii) Chengdu Dayu Weiye Advertising Co., Ltd., (iii) Hubei Time Share Advertising & Communication Co. Ltd. and (iv) Xi’an Time Share Advertising & Communication Co. Ltd., dated or about the Closing Date and entered into between Xi’an WFOE as pledgee and the Sichuan Opco as pledgor;

“Subsidiary” means:

(A)	in relation to any Person, any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity; and

(B)	Sichuan Opco and its subsidiaries from time to time;

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“US$” and “US Dollars” denote the lawful currency for the time being of the United States of America;

“US GAAP” means the generally accepted accounting principles in the United States of America which are in effect from time to time;

“Xi’an Loan Agreement” means a loan agreement dated on or about the Closing Date between Xi’an WFOE and Mr He Li Jun; and

“Xi’an WFOE” means Xi’an Time Share Technology Information Co., Ltd.

1.2	Clauses and Schedules

Any reference in this Agreement to a Clause, a sub-clause or a Schedule is, unless otherwise stated, to a clause or sub-clause hereof or a schedule hereto.

1.3	Legislation

Any reference in this Agreement to any legislation (whether primary legislation or regulations or other subsidiary legislation made pursuant to primary legislation) shall be construed as a reference to such legislation as the same may have been, or may from time to time be, amended or re-enacted.

1.4	Headings

Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.5	Agreed Form

Any reference herein to a document being in “agreed form” means that the document in question has been agreed between the proposed parties thereto, subject to any amendments that the parties may agree upon prior to the Closing Date.

2.	ISSUE OF THE SECURITIES

2.1	Undertaking to issue Securities

The Issuer and each Controlling Shareholder undertakes to each Subscriber that:

2.1.1	Issue of Securities: subject to and in accordance with the provisions of this Agreement, the Notes with Warrants will be issued separately on the Closing Date in accordance with this Agreement, the Note Trust Deed and the Warrant Trust Deed; and

2.1.2	Issue documentation: subject to and in accordance with the provisions of this Agreement, it will on or before the Closing Date execute the Issue Documents.

2.2	Undertaking to subscribe

Each Subscriber undertakes to the Issuer that, subject to and in accordance with the provisions of this Agreement, it will subscribe for the aggregate principal amount of Notes and the aggregate number of Warrants representing the aggregate face value of Warrants, in each case as set out opposite its name in Schedule 4 (Subscribers), on the Closing Date and at the Issue Price in the ratio of 2.5:1. For the avoidance of doubt, the Warrants will be issued to each Subscriber for no extra consideration when such Subscriber subscribes for the Notes, in each case in accordance with the amounts set out in Schedule 4 (Subscribers).

3.	REPRESENTATIONS AND WARRANTIES BY THE ISSUER AND THE CONTROLLING SHAREHOLDERS

3.1	Representations

The Issuer and each Controlling Shareholder represents and warrants as set out in Schedule 2 (Representations and Warranties by Issuer and the Controlling Shareholders).

3.2	Representations repeated

The representations and warranties in Schedule 2 (Representations and Warranties by Issuer and the Controlling Shareholders) shall be deemed to be repeated (with reference to the facts and circumstances then subsisting) on the date of this Agreement and on the Closing Date.

4.	UNDERTAKINGS BY THE ISSUER AND THE CONTROLLING SHAREHOLDERS

4.1	No announcements

From the date of this Agreement to (and including) the Closing Date, no person party hereto shall, and each such person shall procure that its Related Parties shall not, without the prior written consent of each other person party hereto, make any public announcement concerning, or which could be material in the context of, the offering and distribution of the Securities; provided that if a person party hereto is required by law or stock exchange regulations to make such public announcement, such person shall consult with the other persons party hereto on the form of such public announcement.

4.2	Delivery of Note Certificates and Warrant Certificates

On the closing, the Issuer shall deliver:

4.2.1	the Note Certificates to the Registrar for authentication in the form required by, and otherwise in accordance with, the Note Trust Deed and the Note Agency Agreement; and

4.2.2	the Warrant Certificates to the Warrant Registrar for authentication in the form required by, and otherwise in accordance with, the Warrant Trust Deed and the Warrant Agency Agreement.

4.3	Due Diligence

The Issuer and each Controlling Shareholder shall, prior to the Closing Date:

(i)	use best efforts to co-operate and participate in the due diligence procedures undertaken by the Subscribers; and

(ii)	provide all information, documents and reports upon request by the Subscribers in connection with the transactions contemplated by this Agreement,

provided that any investigation pursuant to this Clause 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Issuer and its Subsidiaries.

For the avoidance of doubt, the due diligence procedures undertaken by the Subscribers in accordance with this Clause 4.3 shall not in any way be construed as a waiver of or disclosure against any of the representations and warranties of the Issuer referred to in Clause 3 (Representations and Warranties by the Issuer and the Controlling Shareholders).

4.4	Lock-up

Prior to an IPO the Issuer shall not, and the Issuer shall procure that none of (i) the other members of the Group or (ii) its affiliates over which it exercises management or voting control will:

4.4.1	Shares: issue, offer, sell, transfer, pledge or otherwise dispose of any Shares, whether directly or indirectly, or which represent the Shares (or any interest therein), or enter into any agreement to do so;

4.4.2	Rights to Shares: issue or offer any other securities which confer a right to Shares (or any interest therein) or enter into any agreement to do so;

4.4.3	Economic ownership of Shares: enter into any agreement that transfers or might transfer any of the economic consequences of ownership of the Shares (including, but not limited to, stock lending, derivative or hedging transactions); or

4.4.4	Public announcement: publicly announce any intention to do any one or more things described in Clauses 4.4.1 (Shares) to 4.4.3 (Economic ownership of Shares),

other than, in each case:

(i)	with the prior consent of the Subscribers;

(ii)	pursuant to, or as permitted by, the Issue Documents;

(iii)	pursuant to an IPO;

(iv)	the issue of Shares in order to raise Additional Funding;

(v)	the issue of Shares to one or more Strategic Investors; or

(vi)	the issue of Shares pursuant to an Employee Share Option Scheme adopted by the board of directors of the Issuer.

4.5	Use of proceeds

4.5.2	The Issuer and each Controlling Shareholder undertakes that the proceeds of the issue of the Securities will be used in the following manner and order:

(a)	firstly, by the Issuer as capital injection into Xi’an WFOE;

(b)	secondly, as loans made in accordance with the Xi’an Loan Agreement and the Sichuan Shareholder Loan Agreement; and

(c)	thirdly as (i) strategic equity or asset acquisitions by Sichuan Opco; and (ii) working capital, the installation and acquisition of advertising space and general corporate purposes.

4.5.3	None of the Issuer or any of its Subsidiaries will:

(a)	directly or indirectly use the proceeds of the offering of the Securities for any purpose which would violate, when and as applicable, US economic sanctions or the US Foreign Corrupt Practices Act of 1977; or

(b)	lend, invest, contribute or otherwise make available the proceeds of the offering of the Securities to or for the benefit of any then-current Sanctions Target.

4.6	Clear market

The Issuer and each Controlling Shareholder shall ensure that, as long as the Subscribers hold at least 50 per cent of the Securities that they subscribed for at the Closing, from the date of this Agreement to (and including) the date falling 180 days after the Closing Date, no offering of debt instruments or debt securities (other than the Securities pursuant to the Issue Documents) or loan in connection with which it or he is the borrower, debtor, issuer or guarantor is announced, placed (privately or otherwise), syndicated, directly or on its behalf, (and nor shall the Issuer or any of the Controlling Shareholders enter into any agreement to do any of the foregoing) unless it or he has obtained the prior written consent of each Subscriber other than in connection with the Additional Funding. The Issuer and each Controlling Shareholder represents and warrants that, as at the date hereof, it or he has not mandated any other party to arrange any kind of syndicated or privately placed loan or offering of debt instruments or debt securities (other than the Securities) in connection with which it or he is the borrower, debtor, issuer or guarantor other than in connection with the Additional Funding.

4.7	Conditions Subsequent

4.7.1	Immediately following the closing,

(a)	the Issuer shall procure that appropriate notation in respect of the charge over the Issuer’s shares created under the Share Mortgage is made in the share register of the Issuer at its registered office in the Cayman Islands;

(b)	IHL shall create and maintain, a charges register (the “Charges Register”) at its registered office in the British Virgin Islands which contains particulars of the Share Mortgage;

(c)	IHL shall register the Charges Register containing particulars of the Share Mortgage with the Registrar of Corporate Affairs in the British Virgin Islands;

(d)	the Issuer shall use its best endeavours to ensure that the Subsidiaries Equity Pledge and the Second Priority Sichuan Equity Pledge are registered with the relevant administrative bureau of industry and commerce. Should the Issuer fail to register the Subsidiaries Equity Pledge and the Second Priority Sichuan Equity Pledge within three months of the Closing Date, it shall provide a monthly report to each of the Subscribers and the Security Trustee following end of the said period of its registration attempts;

(e)	the Issuer shall ensure that the maximum permissible number of directors of the boards of directors of the Xi’an WFOE and the Chengdu WFOE is increased to eight;

(f)	the Issuer shall ensure that a notation is made on the register of members of Sichuan Opco of the Second Priority Sichuan Equity Pledge;

(g)	the Issuer shall ensure that a notation is made on the register of members of Xi’an Time Share Advertising & Communication Co., Ltd., Beijing Time Share Advertising & Communication Co., Ltd., Chengdu Dayu Weiye Advertising Co., Ltd. and Hubei Time Share Advertising & Communication Co., Ltd. of the Subsidiaries Equity Pledge; and

(h)	the Issuer shall ensure Xi’an WFOE to provide evidence of converting the Issue Proceeds from US Dollar into RMB within 15 working days after the Issue Date.

4.7.2	The Issuer undertakes to execute, file and register all such additional documents, instruments, agreements, certificates and assurances and do all such other acts and things (including the payment of all fees, costs and charges) necessary to effect the delivery, filing and registration of the Security Documents pursuant to this Clause 4.7 and for the perfection of the security created under the Security Documents.

4.8	Shares on Conversion or Exercise of Warrants

The Issuer undertakes to deliver the Shares, in accordance with the Note Trust Deed, the Warrant Trust Deed and the Conditions, free and clear of all liens, claims, charges, security, encumbrances or like interests upon conversion of the Notes or exercise of the Warrants.

4.9	Compliance

The Issuer and each Controlling Shareholder shall comply with all conditions, terms and other stipulations imposed or required by any governmental agency or regulatory body or other entity (or any consent, clearance, approval, authorisation, order, registration or qualification provided by any such entity) in relation to any action or thing required to be taken, fulfilled or done in respect of the issue or offer of the Securities, the creation or perfection of the Security or the consummation of the other transactions contemplated by the Issue Documents.

4.10	Representation of BRI on Issuer’s Board of Directors following IPO

Subject to applicable laws, rules and regulations and, to the extent permitted by the Stock Exchange on which an IPO is to be effected, following the IPO, for so long as BRI holds Shares representing, at least 5 per cent. of the outstanding share capital of the Issuer, the Issuer shall ensure that it has one person on its board of directors who shall have been irrevocably appointed by BRI (the “BRI Director”). The Issuer undertakes that the BRI Director shall be entitled, at his or her discretion, to sit on any committee of the board of directors of the Issuer.

4.11	Future Guarantors

So long as any Note or Warrant is outstanding or unexercised (as the case may be), the Issuer shall cause (i) each of its future subsidiaries which are incorporated outside the PRC and (ii) in the event that a change in the laws or regulations in the PRC permits the provision of guarantees without the requirement of any approval from the State Administration of Foreign Exchange (“SAFE”), each of its current and future subsidiaries, to execute and deliver to each Subscriber an accession deed to this Agreement pursuant to which such subsidiaries will guarantee on a joint and several basis all the obligations of the Issuer and the Controlling Shareholders under this Agreement.

4.12	BRI’s participation in Additional Funding

In the event that the Issuer wishes to raise any Additional Funding, the Issuer (i) undertakes that it shall give BRI the opportunity to provide the whole or any part of such Additional Funding to the Issuer before approaching any other person to provide such Additional Funding; and (ii) without prejudice to the terms of sub-paragraph (i) of this Clause, agrees that BRI shall have the right to participate in the whole or any part of such Additional Funding on such terms as are offered to the Issuer by any other person, provided, however, that if both BRI and the Carlyle Group wish to participate in such Additional Funding, they shall participate in the proportions of 66 2/3 per cent. and 33 1/3 per cent., respectively of the principal amount of such Additional Funding.

5.	SELLING RESTRICTIONS

Each of the parties to this Agreement represents, warrants and undertakes as set out in Schedule 6 (Selling Restrictions).

6.	NO FIDUCIARY DUTIES

The Issuer and each Controlling Shareholder acknowledges and agrees that each Subscriber is acting solely pursuant to a contractual relationship with the Issuer on an arm’s length basis with respect to the subscription for the Securities and not as a financial advisor or a fiduciary to the Issuer, any Controlling Shareholder or any other person. The Issuer and the Controlling Shareholders shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and each Subscriber shall have no responsibility or liability to the Issuer or any Controlling Shareholder with respect thereto.

7.	INDEMNIFICATION

7.1	Indemnity

The Issuer and each Controlling Shareholder jointly and severally undertakes to each Subscriber and its Related Parties that if such Subscriber incurs any Loss exceeding US$100,000 arising out of, in connection with or based on:

7.1.1	Misrepresentation: any inaccuracy of any representation and warranty, including any omission that results in such inaccuracy by either the Issuer or any Controlling Shareholder in any Issue Document (on the date of this Agreement or on any date when it is deemed to be repeated); or

7.1.2	Breach: any breach or alleged breach either by the Issuer or any Controlling Shareholder of any of its undertakings or obligations in any Issue Document,

each of the Issuer and Mr. He Ji Lun shall pay to such Subscriber on demand an amount equal to such Loss provided that the maximum aggregate amount of liabilities of the Issuer and Mr. He Ji Lun shall not exceed the aggregate of (i) aggregate Issue Price (ii) the amount of interest including, without limitation, default interest accrued on the aggregate Issue Price at the rates specified in Condition 5 up to and including the date of payment and (iii) the Early Redemption Amount, if due to the Noteholders under the Conditions, and any interest accrued thereon in accordance with the Conditions up to and including the date of payment. However, each Subscriber shall have no duty or obligation, whether as fiduciary or trustee, for any Related Party or otherwise, to recover any such payment or account to any person for any amount paid to it under this Clause 7 (Indemnification).

7.2	Survival of Representations and Warranties

With respect to any Subscriber who becomes a shareholder of the Issuer following the conversion of its Notes and has no Notes outstanding, the representations and warranties made in Schedule 2 (Representations and Warranties by Issuer and the Controlling Shareholders) shall only survive for 180 days following the date of the IPO.

7.3	Remedies

Any payment made pursuant to Clause 7.1 (Indemnity) shall not exceed the limit set out therein. For the avoidance of doubt, nothing in this Clause 7 (Indemnification), subject to the limitations set out in Clause 7.2 (Survival of Representations and Warranties), shall limit any of the Subscribers and their respective Related Parties from seeking remedies (other than the payment remedies set out in Clause 7.1 (Indemnity)) arising out of, in connection with or based on any misrepresentation or breach described in Clause 7.1.1 (Misrepresentation) and Clause 7.1.2 (Breach) respectively.

8.	FEES AND EXPENSES

8.1	Issuer’s costs and expenses

The Issuer is responsible for paying:

8.1.1	Professional advisers: the fees and expenses of the legal, accountancy and other professional advisers instructed by the Issuer and the Controlling Shareholders in connection with the creation and issue of the Securities;

8.1.2	Legal documentation: the costs incurred in connection with the preparation and execution of this Agreement and the Issue Documents;

8.1.3	Printing: the cost of setting, proofing, printing and delivering the Note Certificates and Warrant Certificates; and

8.1.4	Trustees and Agents: the reasonable fees and expenses of the other parties to the Issue Documents.

If any of the Subscribers incurs any of such fees, costs and expenses on behalf of the Issuer, the Issuer shall on demand reimburse such Subscriber for the same. Any amount due to any Subscriber under this Clause 8 (Fees and Expenses) may be deducted from the Issue Price.

8.2	Subscribers’ expenses

8.2.1	Subject to Clauses 8.2.2 and 8.2.3, the Issuer shall reimburse the Subscribers on demand (with evidence reasonably satisfactory to the Issuer) for all reasonable legal fees and expenses and any reasonable travelling, communication, courier, postage and other out of pocket expenses incurred by the Subscribers in connection with the subscription for the Securities; provided, however, that the aggregate liability of the Issuer under this sub- clause shall not exceed US$133,333. Any amount due to the Subscribers under this sub-clause may be deducted from the Issue Price of the Securities.

8.2.2	Clause 8.2.1 shall apply (i) where the obligations described in Clause 2 (Issue of the Securities) are performed on or before the Closing Date or (ii) where the obligations described in Clause 2 (Issue of the Securities) are not performed on or before the Closing Date and this Agreement is terminated in accordance with Clause 10.4 (Consequences) and such termination was as a result of:

(a)	a failure by the Issuer to deliver any of items 1.2 to 1.11 inclusive of Schedule 1 (Conditions Precedent) or any document attached to the Signing & Closing Agenda which has to be executed by the Issuer;

(b)	the condition in Clause 9.3.2 (No material adverse change) is not satisfied;

(c)	the condition in Clause 9.3.5 (Accuracy of representations) is not satisfied in any material respect; or

(d)	the condition in Clause 9.3.6 (Breach of obligation) is not satisfied.

8.2.3	Clause 8.2.1 shall not apply where this Agreement is terminated for any reason other than one described in Clauses 8.2.2 (a) to (d) inclusive. In such case, the Subscribers shall be responsible for the expenses incurred by the Subscribers in connection with the subscription for the Securities.

8.3	Taxes

All payments in respect of the obligations of the Issuer and any Controlling Shareholder under this Agreement shall be made free and clear of, and without withholding or deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature under the laws of the Cayman Islands (in the case of the Issuer), under the laws of the PRC (in the case of Mr. He Ji Lun) or under the laws of the British Virgin Islands (in the case of DW, IHL or LZ), unless such withholding or deduction is required by the law of the Cayman Islands, the PRC or the British Virgin Islands, as the case may be. In that event, the Issuer and each Controlling Shareholder shall pay such additional amounts as will result in the receipt by each Subscriber of such amounts as would have been received by it if no such withholding or deduction had been required. For the avoidance of doubt, neither the Issuer nor any Controlling Shareholder shall be required to pay any tax imposed on, or calculated by reference to, the net income of any Subscriber.

8.4	Stamp duties

The Issuer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable upon or in connection with the creation and issue of the Securities and the execution of this Agreement and the other Issue Documents, and the Issuer and each Controlling Shareholder shall jointly and severally indemnify each Subscriber against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

9.	CLOSING

9.1	Closing

Subject to Clauses 9.3 (Conditions precedent of the Subscribers) and 9.4 (Condition precedent of the Issuer and the Controlling Shareholders), the closing of the issue shall take place on the Closing Date, whereupon:

9.1.1	Global Note Certificate and Global Warrant Certificate: the Issuer shall:

(a)	Registration: cause the Notes and the Warrants to be registered in the name of a nominee for a common depositary designated for the purpose by Euroclear and Clearstream, Luxembourg for credit on the Closing Date to the accounts of Euroclear and Clearstream, Luxembourg with such common depositary; and

(b)	Delivery: deliver the Global Note Certificate and the Global Warrant Certificate, each duly executed on behalf of the Issuer and authenticated in accordance with the Note Agency Agreement and the Note Trust Deed or, as the case may be, the Warrant Agency Agreement and the Warrant Trust Deed, to such common depositary; and

9.1.2	Payment of net issue proceeds: against such delivery, each Subscriber shall procure the payment of the net proceeds of the issue of the Securities (namely the Issue Price less the fees and expenses that are to be deducted pursuant to Clause 8 (Fees and Expenses)) to the Issuer by credit transfer in US Dollars for same day value to the account designated by the Issuer and notified in writing by the Issuer to the Subscribers.

9.2	Postponed closing

The Issuer, Mr. He Ji Lun and the Subscribers may agree to postpone the Closing Date to another date not later than 14 days after the Closing Date, whereupon all references herein to the Closing Date shall be construed as being to that later date.

9.3	Conditions precedent of the Subscribers

The Subscribers shall only be under obligation to subscribe and pay for the Securities if:

9.3.1	Schedule 1 conditions precedent: the conditions precedent set out in Schedule 1 (Conditions Precedent) have been received, obtained and completed, as the case may be;

9.3.2	No material adverse change: there has, since the date of this Agreement, been no material adverse change, or any development reasonably likely to result in a material adverse change, in the condition (financial or otherwise), results of operations, business or assets of the Group taken as a whole, except for any such change resulting from or arising in connection with (i) the issue of the Securities or the performance of any provisions in, or the consummation of, the transactions contemplated under, any Issue Document, (ii) changes or conditions affecting the advertising business generally, (iii) changes in economic, regulatory or political conditions generally, (iv) changes in law; or (v) a Force Majeure;

9.3.3	Laws: there are no laws, regulations or orders prohibiting or restricting the creation, issue, offer, subscription or delivery of the Securities or the entry into of the Issue Documents and the performance of its respective obligations thereunder by each of the parties thereto;

9.3.4	Approvals: all government filings, permits, approvals, and consents required in connection with the creation, issue, offer, subscription and delivery of the Securities have been made or obtained; and

9.3.5	Accuracy of representations: the representations and warranties by the Issuer and the Controlling Shareholders in this Agreement and the other Issue Documents are true and correct on the date of this Agreement and on each date on which they are deemed to be repeated and would be true and correct if they were repeated on the Closing Date with reference to the facts and circumstances then subsisting;

9.3.6	Breach of obligation: neither the Issuer nor any Controlling Shareholder fails to perform any of its or his obligations under this Agreement,

provided, however, that each Subscriber may waive satisfaction of any of the conditions specified in this Clause 9.3.

9.4	Conditions precedent of the Issuer and the Controlling Shareholders

The Issuer and each Controlling Shareholder shall only be under the obligation to perform the undertaking described in Clause 2.1 (Undertaking to issue Securities) if:

9.4.1	Accuracy of representations: the representations and warranties of the Subscribers contained in Schedule 6 (Selling Restrictions) shall be true in all material respects at and as of the Closing Date as if made at and as of such date;

9.4.2	Laws: there are no laws, regulations or orders prohibiting or restricting the creation, issue, offer, subscription or delivery of the Securities or the entry into of the Issue Documents and the performance of its respective obligations thereunder by each of the parties thereto; and

9.4.3	Approvals: all government filings, permits, approvals, and consents required in connection with the creation, issue, offer, subscription and delivery of the Securities have been made or obtained,

provided, however, that the Issuer and each Controlling Shareholder may waive satisfaction of the foregoing.

10.	TERMINATION

10.1	Subscriber’s right to terminate

Each Subscriber may, in relation to the amount of the Securities set out opposite its name in Schedule 4 (Subscribers), give a termination notice to the Issuer and the Controlling Shareholders at any time prior to the payment of the net proceeds of such issue of the Securities to the Issuer on the Closing Date if:

10.1.1	Failure of condition precedent: any of the conditions in Clause 9.3 (Conditions precedent of the Subscribers) is not satisfied or waived by the Subscribers on the Closing Date;

10.1.2	Force majeure: since the date of this Agreement there has been, in the opinion of the Subscribers, such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in its view be likely to prejudice materially the success of the offering and distribution of the Securities (a “Force Majeure”);

10.1.3	Moratorium on commercial banking activities: if there shall have occurred a general moratorium on commercial banking activities in the PRC, United Kingdom, United States or Hong Kong by any PRC, United Kingdom, New York State, United States Federal or Hong Kong authorities;

10.1.4	Suspension of trading: if on or after the date hereof there shall have occurred a suspension or material limitation of trading in securities generally on the New York Stock Exchange, the Nasdaq Stock Market, Inc., the London Stock Exchange pic, any stock exchange situated in the PRC or the Stock Exchange;

10.1.5	Hostilities or terrorism: if there shall have occurred an outbreak or escalation of hostilities or act of terrorism which would in the view of the Subscribers (acting jointly) be likely to prejudice materially the success of the offering and distribution of the Securities;

10.1.6	Failure to close prior to the drop-dead date: if the Closing shall not have been consummated on or before 28 December 2007; or

10.1.7	Prohibition by law: if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

10.2	Issuer’s and Controlling Shareholders’ right to terminate

Each of the Issuer and the Controlling Shareholders may give a termination notice to the Subscribers at any time prior to the Closing Date if:

10.2.1	Failure of condition precedent: the condition in Clause 9.4 (Conditions precedent of the Issuer and the Controlling Shareholders) is not satisfied or waived by the Issuer and the Controlling Shareholders on the Closing Date;

10.2.2	Failure to close prior to the drop-dead date: if the Closing shall not have been consummated on or before 28 December 2007;

10.2.3	Prohibition by law: if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction; or

10.2.4	Mutual Agreement: if all persons party hereto agree to terminate this Agreement by written agreement.

10.3	Termination upon Mutual Agreement

The parties may terminate this Agreement by written agreement.

10.4	Consequences

Upon the giving of a termination notice under Clauses and subject to Clause 10.5 (Saving), this Agreement shall terminate and be of no further effect except:

(a)	each party shall remain liable for any obligation or liability arising prior to such termination including, without limitation, any liability arising from a breach of any provision of this Agreement or from any representation or warranty in this Agreement being incorrect or misleading; and

(b)	each of Clauses 4.1 (No Announcements), 8 (Fees and Expenses), 13 (Notices) and 15 (Law and Jurisdiction) shall survive such termination.

10.5	Saving

A discharge pursuant to Clause 10.4 (Consequences) shall not affect the other obligations of the parties to this Agreement and shall be without prejudice to accrued liabilities.

11.	SURVIVAL

Except as expressly provided otherwise, the provisions of this Agreement shall continue in fall force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Securities and regardless of any investigation by any party to this Agreement.

12.	TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

13.	NOTICES

13.1	Addresses for notices

All notices and other communications (including notices in connection with any arbitration) hereunder shall be made in writing and in English (by letter or fax) and shall be sent as follows:

13.1.1	Issuer: if to the Issuer, to it at:

Dayu Building

No. 312 Long Zhua Shu, Xiao Hong Men

Chaoyang District,

Beijing 100078,

China

Fax:              +86 10 8769 5795

Attention:   Mr. He Ji Lun

13.1.2	The Controlling Shareholders: if to any Controlling Shareholder, to it or him at:

Dayu Building

No. 312 Long Zhua Shu, Xiao Hong Men

Chaoyang District,

Beijing 100078,

China

Fax:              +86 10 8769 5795

Attention:   Mr. He Ji Lun

13.1.3	Subscribers: if to a Subscriber, to it at the address and fax number set out below its name in Schedule 4 (Subscribers).

13.2	Effectiveness

Every notice or other communication sent in accordance with Clause 13.1 (Addresses for notices) shall be effective upon receipt by the addressee; provided, however, that any such notice or other communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding business day in the place of the addressee.

14.	CURRENCY INDEMNITY

If any sum due from the Issuer or any Controlling Shareholder under this Agreement or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Issuer or any Controlling Shareholder, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, the Issuer and each Controlling Shareholder shall jointly and severally indemnify each Subscriber, on the written demand of each Subscriber addressed to the Issuer and each Controlling Shareholder, against any loss suffered as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which each Subscriber may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

This indemnity constitutes a separate and independent obligation of the Issuer and each Controlling Shareholder and shall give rise to a separate and independent cause of action.

15.	LAW AND JURISDICTION

15.1	Governing law

This Agreement is governed by, and shall be construed in accordance with, English law.

15.2	Arbitration

15.2.1	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the United Nations Commission on International Trade Law Arbitration Rules (the “Rules”) then in force and as may be amended by the rest of this Clause.

15.2.2	The appointing authority shall be Hong Kong International Arbitration Centre (“HKIAC”). The place of arbitration shall be in Hong Kong at the HKIAC and the language of the arbitration shall be English.

15.2.2	The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators: one to be appointed by the Issuer, one to be appointed by the Subscribers (acting together) and the third to be appointed by mutual agreement between the first two arbitrators already appointed or, failing agreement within 30 days, by the HKIAC. It is hereby expressly agreed that if there is more than one claimant, party and/or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator. If the claimant or respondent parties fail to agree upon a nominee within 30 days of the first written proposal by one of the claimant or respondent parties to the others, the HKIAC shall proceed to appoint an arbitrator on their behalf.

15.2.3	The award of the Tribunal shall be final and binding and shall be the exclusive remedy among the parties regarding any claims, counterclaims, issues, or accountings presented to the Tribunal. To the fullest extent allowed by applicable laws, each party hereby waives any right to appeal such award. Judgment upon the award may be entered in any court having jurisdiction thereof.

15.2.4	By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court, the Tribunal shall have full authority to request the court to grant provisional remedies and to award damages for the failure of any person to respect the Tribunal’s orders to that effect.

15.3	Cost of arbitration

The costs of the arbitration shall be allocated between the relevant parties by the arbitrators and shall be set forth in the arbitral award in accordance with the Rules. Any amounts subject to dispute that are ultimately awarded (a) in US Dollars shall bear interest at the Federal Funds Rate in effect from time to time and published by the US Federal Reserve Board of Governors, and (b) in Hong Kong Dollars shall bear interest at the rate that is 1 per cent. above the best lending rate for Hong Kong dollars in effect from time to time and quoted by The Hongkong and Shanghai Banking Corporation Limited, in each case, from the earlier of (i) the date of the request for arbitration, and (ii) the date such amount would have become due and owing but for the Dispute until the date the arbitral award is paid in full.

16.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when so executed shall constitute one and the same binding agreement between the parties.

AS WITNESS the hands of the duly authorised representatives of the parties to this Agreement the day and year first before written.

SCHEDULE 1

CONDITIONS PRECEDENT

1.	Closing Documents

Receipt by the Subscribers on or before the Closing Date of the following:

1.1	Legal opinions: legal opinions dated the Closing Date and addressed to the Subscribers, the Note Trustee, the Warrant Trustee and the Security Trustee from (i) King & Wood (counsel to the Issuer as to the laws of the PRC), (ii) Commerce & Finance Law Offices (counsel to the Subscribers as to the laws of the PRC), (iii) Conyers, Dill & Pearman (counsel to the Issuer as to the laws of the Cayman Islands), (iv) Conyers, Dill & Pearman (counsel to the Issuer as to the laws of the British Virgin Islands), (v) Clifford Chance (counsel to the Subscribers as to the laws of England) and (vi) Clifford Chance (counsel to the Subscribers as to the laws of the State of New York), and substantially in the respective forms set out in Parts A, B, C, D, E and F of Schedule 9 (Legal Opinions) to this Agreement.

1.2	Closing certificates: closing certificates dated the Closing Date and addressed to the Subscribers, signed by or on behalf of, respectively, the Issuer and each Controlling Shareholder and substantially in the respective forms set out in Parts A, B, C and D of Schedule 3 (Forms of Closing Certificates) of the Subscription Agreement.

1.3	Process agent’s acceptance: evidence satisfactory to the Subscribers of the Issuer irrevocably appointing a process agent in respect of, where applicable, the Note Trust Deed, the Note Agency Agreement, the Warrant Trust Deed, the Warrant Agency Agreement, the Notes, the Warrants and the Share Mortgage.

1.4	Cayman Islands Process agent’s acceptance: evidence that process agents in Cayman Islands as required under the Share Mortgage have been appointed by IHL.

1.5	Incumbency certificate: a certificate dated the Closing Date from the Issuer, setting out the names and signatures of the persons authorised to sign, on behalf of the Issuer, the Issue Documents to which it is a party and any other documents to be delivered by the Issuer.

1.6	Share Register of Issuer: a copy of the share register of the Issuer certified as true, accurate and up-to-date by a director or the company secretary of the Issuer, that IHL is the legal and beneficial owner of 52.14 per cent. of the issued share capital of the Issuer and LZ is the legal and beneficial owner of 10 per cent. of the issued share capital of the Issuer.

1.7	Share Register of IHL: a copy of the share register of IHL certified as true, accurate and up-to-date by a director or the company secretary of IHL, that DW is the legal and beneficial owner of 100 per cent. of the issued share capital of IHL.

1.8	Share Register of LZ: a copy of the share register of LZ certified as true, accurate and up-to-date by a director or the company secretary of LZ, that DW is the legal and beneficial owner of 100 per cent. of the issued share capital of LZ.

1.9	Share Register of DW: a copy of the share register of DW certified as true, accurate and up-to-date by a director or the company secretary of DW, that Mr. He Ji Lun is the legal and beneficial owner of 100 per cent. of the issued share capital of DW.

1.10	Constitutional Documents: a copy of the constitutional documents of the Issuer.

1.11	Written resolutions of Issuer: a copy of each of the written resolutions of the board of directors and the written resolutions of the shareholders of the Issuer:

(i)	approving the terms of, and the transactions contemplated by, the Issue Documents to which it is a party (including, without limitation, the terms of and the issue of the Securities) and resolving that it execute the Issue Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Issue Documents to which it is a party (including, without limitation, the Note Certificates and the Warrant Certificates) on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign, execute and/or despatch all documents and notices to be signed, executed and/or despatched by it under or in connection with any Issue Documents to which it is a party.

1.12	Written resolutions of other parties: a copy of each of the written resolutions of the board of directors of IHL, DW, Knowrience Holdings Limited and LZ:

(i)	approving the terms of, and the transactions contemplated by, the Issue Documents to which it is a party (including, without limitation, the terms of and the issue of the Securities) and resolving that it execute the Issue Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Issue Documents to which it is a party (including, without limitation, the Note Certificates and the Warrant Certificates) on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign, execute and/or despatch all documents and notices to be signed, executed and/or despatched by it under or in connection with any Issue Documents to which it is a party.

1.13	Power of Attorney: the power of attorney of each individual PRC party authorising Mr He to sign on his or her behalf the Rights Agreement.

1.14	Specimen Signatures: a specimen of the signature of each person authorised by the resolution referred to in paragraph 1.10 above.

1.15	Authorisations: a copy of all government filings, permits, approvals, and consents required in connection with the creation, issue, offer, subscription and delivery of the Securities.

1.16	Other Documents: a copy of each other document, opinion or assurance which the Subscribers consider to be necessary or desirable (as set out in the Signing & Closing Agenda) in connection with the entry into and performance of the transactions contemplated by any Issue Document or for the legality, validity or enforceability of any Issue Document.

2.	Issue Documents and Security Documents

2.1	Completion of all steps, things and actions necessary in relation to the security to give the Security Trustee a first priority security interest under the Share Mortgage (including the delivery of each document required to be delivered to the Security Trustee under Clause 3.3 of the Share Mortgage), save for completion of the steps described in Clause 4.7 (Conditions Subsequent) of this Agreement.

2.2	Completion of all steps, things and actions necessary to give to the Xi’an WFOE a first priority security interest under each Security Document (other than (i) the Share Mortgage and (ii) the Second Priority Sichuan Equity Pledge, in which case a second priority security interest will be given), save for completion of the steps described in Clause 4.7 (Conditions Subsequent) of this Agreement.

2.3	Execution of the undated resolution of the directors of Xi’an WFOE and Chengdu WFOE substantially in the form set out in Schedule 1 to the Deed of Undertaking required to be delivered under Clause 4.2.2 of the Deed of Undertaking.

2.4	All the Issue Documents have been executed by the parties thereto other than the Subscribers.

2.5	Acceptance by Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, societe anonyme (“Clearstream, Luxembourg”) that the Notes and the Warrants will be held through Euroclear as operator of Clearstream, Luxembourg.

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES BY ISSUER AND THE CONTROLLING SHAREHOLDERS

The Issuer and each Controlling Shareholder represents and warrants to each Subscriber that:

1.	Incorporation, capacity and authorisation - Issuer: the Issuer: (i) is duly incorporated with limited liability and validly existing under the laws of the Cayman Islands, (ii) is not in liquidation, receivership, administration or any analogous proceeding, (iii) has full power and capacity to own or lease its property and assets and to conduct its business as conducted on the date hereof, and (iv) is lawfully qualified (including having all Authorisations) to do business in those jurisdictions in which business is conducted by it, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect; the Issuer has full power and capacity to create and issue the Securities, to execute this Agreement and the Issue Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it herein and therein, and the Issuer has taken all necessary corporate action to approve and authorise the same;

2.	Incorporation, capacity and authorisation - Issuer’s Subsidiaries: each member of the Group (other than the Issuer) (i) is duly incorporated as a limited liability wholly- owned foreign enterprise and validly existing under the laws of the PRC, (ii) is not in liquidation, receivership, administration or any analogous proceedings, (iii) has full power and capacity to own or lease its property and assets and to conduct its business in those jurisdictions in which business is conducted by it, and (iv) is lawfully qualified (including having all Authorisations) to do business in those jurisdictions in which business is conducted by it, except for those jurisdictions where failure to be so qualified would not have a Material Adverse Effect;

3.	Incorporation, capacity and authorisation - IHL, LZ and DW: each of IHL, LZ and DW (i) is duly incorporated with limited liability and validly existing under the laws of the British Virgin Islands, (ii) is not in liquidation, receivership, administration or any analogous proceeding, (iii) has full power and capacity to own or lease its property and assets and to conduct its business in those jurisdictions in which business is conducted by it; each of IHL, LZ and DW has full power and capacity to execute this Agreement and the Issue Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it herein and therein, and each of IHL, LZ and DW has taken all necessary corporate action to approve and authorise the same;

4.

No violation/default - Group: none of the members of the Group is (i) in violation of its respective constitutive documents; (ii) in violation of any statute, licence, legislation, authorisation, order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over such member of the Group or any of their respective properties or assets as may be applicable; or (iii) in breach of, and no default or event of default (however described) has occurred with respect to such member of the Group under, any mortgage, deed of trust, loan agreement or any other agreement or instrument (including any order or judgment) to which such member of the Group is a party or by which any of them are bound or to which any of their property or assets are subject, except, in case of clauses (ii) and (iii), for any such violation, breach or default that would not be reasonably expected to have a Material Adverse Effect;

5.	No violation/default - IHL, LZ and DW: none of IHL, LZ or DW is (i) in violation of its respective constitutive documents; (ii) in violation of any statute, licence, legislation, authorisation, order, judgment, decree, rule or regulation of any court or governmental agency or body having jurisdiction over IHL, LZ or DW or any of their respective properties or assets as may be applicable; or (iii) in breach of, and no default or event of default (however described) has occurred with respect to ML, LZ or DW under, any mortgage, deed of trust, loan agreement or any other agreement or instrument (including any order or judgment) to which either of them is a party or by which any of them are bound or to which any of their property or assets are subject, except, in case of clauses (ii) and (iii), for any such violation, breach or default that would not be reasonably expected to have a Material Adverse Effect;

6.	Activities of Issuer: (i) since the date of incorporation of Chengdu WFOE, the Issuer has not carried out any business operations other than owning 100 per cent. of the issued and paid up share capital of Chengdu WFOE (the “Chengdu WFOE Shares”) and entering into and performing its obligations under the Issue Documents to which it is a party, and (ii) since the date of incorporation of Xi’an WFOE, the Issuer has not carried out any activity other than owning 100 per cent. of the issued and paid up share capital of Xi’an WFOE (the “Xi’an WFOE Shares”) and entering into and performing its obligations under the Issue Documents to which it is a party;

7.	Activities of IHL and LZ: since their respective dates of incorporation, IHL has not carried out any business operations other than owning 52.14 per cent. of the issued and paid up share capital of the Issuer and entering into and performing its obligations under the Issue Documents to which it is a party and LZ has not carried out any activity other than owning 10 per cent. of the issued and paid up share capital of the Issuer and entering into and performing its obligations under the Issue Documents to which it is a party;

8.	Activities of DW: since their respective dates of incorporation, DW has not carried out any business operations other than owning 100 per cent. of the issued and paid up share capital of each of IHL and LZ and entering into and performing its obligations under the Issue Documents to which it is a party;

9.

No breach - Issuer: the creation, issue and subscription of the Securities, the offer and delivery of the Securities, the execution of the Issue Documents to which it is a party and the undertaking and performance by the Issuer of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over it, any agreement or instrument to which it is a party or by which it or any of its assets is bound or in respect of indebtedness in relation to which it is a surety or any provision of the constitutive documents of the Issuer except for any breach, default or conflict that would not be reasonably expected to have a Material Adverse Effect;

10.	No breach - Controlling Shareholders: the execution of the Issue Documents to which it is a party and the undertaking and performance by each Controlling Shareholder of the obligations expressed to be assumed by it herein and therein will not conflict with, or result in a breach of or default under, any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over it, any agreement or instrument to which it is a party or by which it or any of its assets is bound or in respect of indebtedness in relation to which it is a surety or, in the case of IHL, LZ and DW, any provision of their respective constitutive documents except for any breach, default or conflict that would not be reasonably expected to have a Material Adverse Effect;

11.	Legal, valid, binding and enforceable - Issuer: this Agreement constitutes and, upon due execution by or on behalf of the Issuer, the Issue Documents to which it is a party will constitute and, upon due execution of the Note Trust Deed and the Note Certificates by or on behalf of the Issuer and due authentication of the Note Certificates, the Notes will constitute and, upon due execution of the Warrant Trust Deed and the Warrant Certificates by or on behalf of the Issuer and due authentication of the Warrant Certificates, the Warrants will constitute legal, valid, binding and enforceable obligations of the Issuer except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors’ rights, (ii) the requirements of the Law on Civil Procedure of the People’s Republic of China (the “PRC Civil Procedure Law”) and (iii) the Applicable Laws of the PRC limiting foreign ownership of PRC companies engaged in the advertising business;

12.	Legal, valid, binding and enforceable - Controlling Shareholders: this Agreement constitutes and, upon due execution by the relevant Controlling Shareholder, the Issue Documents to which it or he is a party will constitute legal, valid, binding and enforceable obligations of such Controlling Shareholder, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors’ rights, (ii) the requirements of the PRC Civil Procedure Law and (iii) the Applicable Laws of the PRC limiting foreign ownership of PRC companies engaged in the advertising business;

13.	Status of the Notes: the Notes will at all times rank pari passu among themselves and will (i) constitute direct, unconditional and secured obligations of the Issuer which will, together with the Warrants, rank first in priority with respect to the Collateral, and (ii) as to any amount due in excess of the realisable value of the Collateral, constitute direct, unconditional and unsecured obligations of the Issuer which will (subject to prior realisation of the Collateral and application of the proceeds thereof in accordance with the Share Mortgage) at all times rank at least pari passu with all other present and future unsecured obligations of the Issuer save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

14.	Status of the Warrants: the Warrants will at all times rank pari passu among themselves and will (i) constitute direct, unconditional and secured obligations of the Issuer which will, together with the Notes, rank first in priority with respect to the Collateral, and (ii) as to any amount due in excess of the realisable value of the Collateral, constitute direct, unconditional and unsecured obligations of the Issuer which will (subject to prior realisation of the Collateral and application of the proceeds thereof in accordance with the Share Mortgage) at all times rank at least pari passu with all other present and future unsecured obligations of the Issuer save for such obligations as may be preferred by provisions of law that are both mandatory and of general application;

15.	Approvals: all Authorisations required by applicable law (i) to enable the Issuer and, where applicable, each Controlling Shareholder, lawfully to enter into, exercise its rights and comply with its obligations in the Issue Documents, and/or (ii) to make the Issue Documents admissible in evidence in the PRC, the Cayman Islands and the British Virgin Islands, have been obtained or effected and are in full force and effect;

16.	Accounting Controls: each member of the Group maintains systems of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in all material respects in accordance with management’s general or specific authorisations, (ii) transactions are, in all material respects, recorded as necessary to permit preparation of financial statements in conformity with the accounting standards then employed by such member (being either US GAAP or PRC GAAP) and to maintain asset accountability, (iii) in all material respects, access to assets is permitted only in accordance with management’s general or specific authorisation, (iv) in all material respects, the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) in all material respects, each member of the Group has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of the Issuer’s and consolidated financial statements in accordance with the accounting standards then employed by such member (being either US GAAP or PRC GAAP) and consistently applied and (vi) the current management information and accounting control system of each member of the Group has been in operation for at least 12 months during which no member of the Group has experienced any material difficulties with regard to (i) through (v) above;

17.

Issuer’s financial statements: (i) the Issuer’s draft financial statements (an electronic copy delivered by the Issuer to the Subscribers on 17 December 2007) for the year ended 31 December 2005 and 2006 (including the notes thereto) were prepared in accordance with US GAAP and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Issuer as at the date as at which they were prepared and the results of the operations of the Issuer during the periods then ended;

(ii) each set of the unaudited financial statements (including the notes thereto) for the six month period ended 30 June 2007 were prepared in accordance with US GAAP; (iii) each set of unaudited financial statements, for the three month period ended 30 September 2007 were prepared in accordance with PRC GAAP and since 31 December 2006 there has been no change nor any development or event reasonably likely to have a Material Adverse Effect, and in all material respects:

(i)	such accounts are true and fair, make full provision for any bad or doubtful debts and make appropriate provision for (or contain a note in accordance with good accounting practice) all deferred or contingent liabilities, whether liquidated or unliquidated at the dates thereof;

(ii)	depreciation of fixed assets has been made at rates sufficient to spread the cost over their respective estimated useful lives;

(iii)	estimates of loss and loss adjustment reserves as at each balance sheet date are believed to be adequate to cover the ultimate cost of losses and loss incurred to each such date; and

(iv)	the profits and losses shown by such accounts and the trend of profits thereby shown have not been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low;

18.	Financial statements of Group members other than Issuer: (i) the draft financial statements (an electronic copy delivered by the Issuer to the Subscribers on 17 December 2007) of each member of the Group (other than the Issuer) for the year ended 31 December 2006 (including the notes thereto) were prepared in accordance with US GAAP and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the relevant member of the Group as of the dates thereof and the results of the operations of the relevant member of the Group during the periods then ended; (ii) the unaudited financial statements of each member of the Group (other than the Issuer) for the six month period ended 30 June 2007 (including the notes thereto) were prepared in accordance with US GAAP; (iii) the unaudited financial statements of each member of the Group (other than the Issuer) for the three month period ended 30 September 2007 (including the notes thereto) were prepared in accordance with PRC GAAP and since 31 December 2006 there has there has been no change nor any development or event reasonably likely to have a Material Adverse Effect, and:

(i)	such accounts are true and fair, make full provision for any bad or doubtful debts and make appropriate provision for (or contain a note in accordance with good accounting practice) all deferred or contingent liabilities, whether liquidated or unliquidated at the dates thereof;

(ii)	depreciation of fixed assets has been made at rates sufficient to spread the cost over their respective estimated useful lives;

(iii)	estimates of loss and loss adjustment reserves as at each balance sheet date are believed to be adequate to cover the ultimate cost of losses and loss incurred to each such date; and

(iv)	the profits and losses shown by such accounts and the trend of profits thereby shown have not been affected by any unusual or exceptional item or by any other matter which has rendered such profits or losses unusually high or low;

19.	Contingent Liabilities: there are no outstanding guarantees or contingent payment obligations of any member of the Group in respect of indebtedness of third parties except (i) pursuant to the Issue Documents, (ii) as disclosed in the financial statements referred to in paragraphs 17 and 18 of this Schedule, or (iii) other guarantees or contingent payment obligations which are not material to the Issuer and its Subsidiaries, taken as a whole;

20.	Off-balance Sheet Arrangements: no member of the Group has any material off-balance sheet transactions, arrangements, and obligations, and no member of the Group has material relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by any member of the Group, such as structured finance or special purpose entities, that are reasonably likely to have a material adverse effect on the liquidity of any such member of the Group or the requirements of any such member of the Group for capital resources;

21.	Capitalisation:

(i)	the Issuer has an authorised share capital of 123,000,000 shares, comprised of (i) 100,000,000 ordinary shares with a par value of US$0.0001 each, 50,000,000 of which have been duly and validly authorised, issued and fully paid-up and are held by 3 shareholders; and (ii) 23,000,000 Series A redeemable convertible preferred shares of which 22,420,635 have been duly and validly authorised, issued and fully-paid up, with a par value of US$0.0001 each. Of these 22,420,635 issued and outstanding Series A redeemable convertible preferred shares, 12,500,000 are Series A-l redeemable convertible preferred shares and 9,920,635 are Series A-2 redeemable convertible preferred shares; and

(ii)	Chegndu WFOE has a registered capital of US$20,000,000;

(iii)	Xi’an WFOE has a registered capital of US$20,000,000;

(iv)	Sichuan Opco has a registered capital of RMB 10,000,000;

(v)	Xi’an Time Share Advertising & Communication Co., Ltd. has a registered capital of RMB 10,000,000;

(vi)	Beijing Time Share Advertising & Communication Co., Ltd. has a registered capital of RMB 1,000,000;

(vii)	Chengdu Dayu Weiye Advertising Co., Ltd. has a registered capital of RMB 3,000,000; and

(viii)	Hubei Time Share Advertising & Communications Co., Ltd. has a registered capital of RMB 14,000,000;

22.	Shares authorised: the existing Shares are validly issued and are fully paid and non-assessable and the Shares into which the Securities are convertible have been duly authorised and will be duly and validly issued, fully-paid and non-assessable, will rank pari passu and carry the same rights and privileges in all respects as any other class of ordinary share capital of the Issuer and shall be entitled to all dividends and other distributions declared, paid or made thereon, and will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties (except for restrictions on transferability and other encumbrances imposed on such Shares under the Issue Documents) and will not be subject to calls for further funds;

23.	Mr. He Ji Lun’s Title to Share Capital: as at the date hereof 100 per cent. of the issued share capital of DW is held directly by Mr. He Ji Lun free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever, and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party and Mr. He Ji Lun has good, legal and marketable title thereto, and such shares rank pari passu in all respects with all other common stock of DW and are entitled to all dividends and other distributions declared, paid or made by DW;

24.	DW’s Title to Share Capital: as at the date hereof (i) 100 per cent. of the issued share capital of IHL is held directly by DW free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever, and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party and DW has good, legal and marketable title thereto, and such shares rank pari passu in all respects with all other common stock of IHL and are entitled to all dividends and other distributions declared, paid or made by IHL, and (ii) 100 per cent. of the issued share capital of LZ is held directly by DW free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever, and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party and DW has good, legal and marketable title thereto, and such shares rank pari passu in all respects with all other common stock of LZ and are entitled to all dividends and other distributions declared, paid or made by LZ;

25.	IHL’s Title to Share Capital: as at the date hereof, 52.14 per cent. of the issued share capital of the Issuer is held directly by IHL free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever, and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party (other than restrictions set forth in the Carlyle Rights Agreement) and IHL has good, legal and marketable title thereto, and such shares rank pari passu in all respects with all other common stock of the Issuer and are entitled to all dividends and other distributions declared, paid or made by the Issuer;

26.	LZ’s Title to Share Capital: as at the date hereof, 10 per cent. of the issued share capital of the Issuer is held directly by LZ free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever, and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party (other than restrictions set forth in the Carlyle Rights Agreement) and LZ has good, legal and marketable title thereto, and such shares rank pari passu in all respects with all other common stock of the Issuer and are entitled to all dividends and other distributions declared, paid or made by the Issuer;

27.	Issuer’s Title to Share Capital: the Issuer has good, legal and marketable title to (i) the Chengdu WFOE Shares; the Chengdu WFOE Shares are free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party; and the Chengdu WFOE Shares rank pari passu in all respects with all other common stock of Chengdu WFOE and are entitled to all dividends and other distributions declared, paid or made by Chengdu WFOE and (ii) the Xi’an WFOE Shares; the Xi’an WFOE Shares are free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party; and the Xi’an WFOE Shares rank pari passu in all respects with all other common stock of Xi’an WFOE and are entitled to all dividends and other distributions declared, paid or made by Xi’an WFOE;

28.	Sichuan Opco’s Title to Share Capital: Sichuan Opco has good, legal and marketable title to 100 per cent. of the issued and paid up share capital of Chengdu Dayu Weiye Advertising Co., Ltd., 98 per cent. of the issued and paid up share capital of Beijing Time Share Advertising & Communication Co., Ltd. and 98 per cent. of the issued and paid up share capital of Xi’an Time Share Advertising & Communication Co. Ltd.; except as set forth in Schedule 10 (Disclosure Schedule) all of such shares are free and clear of all claims, charges, liens, encumbrances or other defects of title whatsoever and free and clear of any security interest, restriction on voting or transfer or any other claim of any third party; all of such shares rank pari passu in all respects with all other common stock of the relevant company and are entitled to all dividends and other distributions declared, paid or made by such company; and Sichuan Opco does not have any subsidiaries save for those mentioned in this paragraph;

29.	No outstanding securities: other than as provided or contemplated herein, in the Carlyle Investment Agreements or the Employee Share Scheme there are no outstanding securities issued by the Issuer convertible into or exchangeable for Shares, nor are there warrants, rights or options to purchase Shares from the Issuer, nor are there other or similar arrangements approved by the board of directors or similar governing body of the Issuer or the general meeting of shareholders of the Issuer or such other governing body of the Group providing for the issue or purchase of Shares or the subscription for Shares; and other than under the Employee Share Scheme no unissued share capital of the Issuer is under option, nor is there any agreement conditionally or unconditionally to put any unissued share capital of the Issuer under option;

30.	No consents, filings required: (i) under the laws of the PRC, the Cayman Islands and the British Virgin Islands, except for the alteration registration by Mr. He Ji Lun as required by the State Administration of Foreign Exchange of the PRC’s Note on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or SAFE Circular No.75, issued on October 21, 2005, and the registration of the pledge contemplated under the PRC Security Documents at the relevant administration of industry and commerce, it is not necessary that the Issue Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction to ensure the legality, validity and enforceability of such document, and (ii) no consent, approval, authorisation, order, filing, registration or qualification of or with any court or governmental authority or agency is required to effect principal, interest or dividend payments to any holder of the Securities or the Shares;

31.	No material litigation: no member of the Group is involved in any litigation, arbitration or governmental proceedings during the 12 months preceding the date of this Agreement, nor is any such proceedings pending or threatened;

32.	Foreign Issuer: the Issuer is a “foreign issuer” as defined in Regulation S under the Securities Act;

33.	U.S. market interest: there is no substantial U.S. market interest (as defined in Regulation S under the Securities Act) with respect to the Issuer’s debt or equity securities;

34.	No directed selling efforts: neither the Issuer nor any of its affiliates (including any person acting on behalf of the Issuer or any of its affiliates) has offered or sold, or will offer or sell, any Securities in any circumstances which would require the registration of any of the Securities under the Securities Act or the qualification of the Note Trust Deed or the Warrant Trust Deed as an indenture under the United States Trust Indenture Act of 1939 and, in particular, that neither the Issuer nor any its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities;

35.	OFAC: no member of the Group or any director, officer, agent, employee or affiliate of any member of the Group, is currently subject to any U.S. sanctions administered by OFAC; and the Issuer will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC;

36.	No Event of Default: no event has occurred and is continuing which, had the Securities already been issued on the date of this Agreement, could reasonably be expected to (whether or not with the passage of time, the giving of notice or the making of any determination) become an Event of Default;

37.	Licences and permits: except as set forth in Schedule 10 (Disclosure Schedule) each member of the Group (i) possesses or has obtained all Authorisations from, and has made all declarations and filings with, all national, state, local and other governmental authorities (including foreign regulatory agencies) and all courts and other tribunals, domestic or foreign, necessary to own or lease, as the case may be, and to operate its properties and to carry on its business as conducted as at the date hereof; (ii) has not received any notice of proceedings relating to the revocation or modification of any such Authorisation except for Authorisations the lack of which would not reasonably be expected to have a Material Adverse Effect;

38.	Intellectual property: (i) each member of the Group owns, possesses, or has the right to use pursuant to licence, sublicence, agreement, permission or otherwise all patents, patent rights, licences, inventions, copyrights, trademarks, service marks, domain names, trade names and know-how, including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems, processes or procedures and their intellectual property (collectively, “Intellectual Property”) necessary to conduct its business as of the date hereof; (ii) each member of the Group has taken and will maintain reasonable measures to prevent the unauthorised dissemination or publication of its confidential information; (iii) all material Intellectual Property is validly registered or in the process of being registered, if applicable; (iv) no material litigation or proceeding is pending or, to the Issuer’s knowledge, threatened that would challenge the registration of such material Intellectual Property, if applicable, or the rights of any member of the Group thereto;

39.	No violation of IP licences: (i) no member of the Group is infringing or in conflict with, or using in violation of, any applicable law or contractual or fiduciary obligation binding upon any of the foregoing or any of its directors or executive officers or any of its employees or agents with respect to any material Intellectual Property, (ii) no member of the Group has received any notice of infringement of, or conflict with, asserted rights of others with respect to its material Intellectual Property; (iii) the discoveries, inventions, products or processes of any member of the Group do not infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent applicable filed by any third party; (iv) no member of the Group is obliged to pay a royalty, grant a licence or provide other consideration to any third party in connection with the Intellectual Property used by it; and (v) no third party, including any academic or governmental or industry organisation, possesses rights to the material Intellectual Property used by any member of the Group which have not been licensed to the relevant member of the Group, except for any infringement, violation, conflict, royalty, license or consideration that would not reasonably be expected to have a Material Adverse Effect;

40.

Environmental Compliance: (i) each member of the Group (a) is in compliance in all material respects with all Environmental Laws; (b) has obtained, maintained and is in compliance with all requisite material Environmental Permits; (c) is in compliance in all material respects with all other covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any of them or on which any of them has conducted any activity; and (d) has implemented procedures to monitor compliance with and to prevent liability under any Environmental Law to the extent such member is engaged in activities other than holding securities of its Subsidiaries; and (ii) no material Environmental Claim has been commenced or (to the best of its knowledge (having made due enquiry)) is threatened against any member of the Group;

41.	Auditors independent: the Auditors are independent reporting accountants with respect to each member of the Group audited by them as described in the audit reports (draft or otherwise) prepared by the Auditors;

42.	No investigations or proceedings: there are no police, governmental or regulatory investigations nor any pending actions, suits or proceedings against or affecting any member of the Group or any of their respective directors, officers, employees or properties which, if determined adversely to any member of the Group or any of their respective directors, officers or employees, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Issuer to perform its obligations under this Agreement or the Issue Documents to which it is party and, to the Issuer’s knowledge, no such investigation, actions, suits or proceedings are threatened or contemplated;

43.	Taxation: all payments of principal and interest in respect of the Securities and all payments by the Issuer under this Agreement and the Issue Documents may be made free and clear of, and without withholding or making any deduction for or on account of, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or any political subdivision or authority thereof or therein having power to tax;

44.	Stamp duties: under the laws of the PRC, the Cayman Islands and the British Virgin Islands, so long as none of the Issue Documents is executed in Cayman Islands or the PRC and no enforcement proceeding is brought under any of the Issue Documents in the Cayman Islands, it is not necessary that any of the Issue Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any of the Issue Documents or the creation and issue of the Securities or the Shares to be issued upon conversion of the Securities;

45.

Tax returns: (i) no member of the Group is materially overdue in the filing of any Tax returns or in the payment of any material amount in respect of Tax; (ii) no material claims or investigations are being made or conducted against any member of the Group with respect to Taxes; (iii) since 31 December 2006 no member of the Group has incurred any material liability in respect of any Tax except for such liabilities arising in the ordinary course of the business of the Group; (iv) each member of the Group (other than the Issuer) is resident for Tax purposes only in the PRC and the Issuer is resident for Tax purposes only in the Cayman Islands; and (v); adequate charges, accruals and reserves have been provided for in the financial statements referred to in paragraphs 17 and 18 of this Schedule in respect of all material taxes for all periods as to which the tax liability of any member of the Group has not been finally determined or remains open to examination by the applicable taxing authority;

46.	No deposits: none of the Controlling Shareholders or any member of the Group has deposited any money with any bank or financial institution, or invested any money in debt securities issued by any financial institution or company, which has indicated its inability to repay such deposits or redeem such debt securities (as the case may be) or is the subject of any insolvency or winding up proceedings;

47.	Accuracy of information: to the knowledge of the Issuer, (i) all information supplied or disclosed in writing or orally (and any new or additional information serving to update or amend such information) by the Issuer and each Controlling Shareholder to each of the Subscribers or its legal or other professional advisers is true, complete and accurate and not misleading, (ii) all forecasts and estimates relating to it or the Group so supplied or disclosed have been made after due, careful and proper consideration and investigation, are based on reasonable assumptions and represent reasonable and fair expectations honestly held based on facts known to such persons (or any of them), and (iii) there has been no development or occurrence relating to the financial or business condition, operations or prospects of the Group which would reasonably be expected to be material to the Subscribers, except for breaches of the foregoing clauses (i), (ii) or (iii) which, individually or on an aggregate basis, would not result in a Material Adverse Effect;

48.	Disclosure of contracts: to the knowledge of the Issuer, the Issuer has disclosed to the Subscribers (and provided the Subscribers with a copy of) all contracts and agreements of each Controlling Shareholder and each member of the Group which are relevant and material in relation to the Issuer and the Group, in the context of (i) the issuance and subscription of the Securities; or (ii) the ability of the Issuer to procure the listing of the IPO Securities (as defined in Condition 6.1 of the Notes) on the Stock Exchange;

49.

Material Contracts: (i) each of the Material Contracts is in full force and effect, and has not been terminated, rescinded or avoided, (ii) none of the Material Contracts has been amended or modified and neither the Issuer, any Controlling Shareholder nor any member of the Group has waived any of its rights and/or remedies under or in connection with any Material Contract in any respect that could reasonably be expected to have a Material Adverse Effect, (iii) neither the Issuer, any Controlling Shareholder nor any member of the Group has assigned, transferred or disposes of any of its material rights and/or obligations under any Material Contract, (iv) the Issuer, each Controlling Shareholder and each member of the Group is in compliance with all of its obligations under each of the Material Contracts in all material respects, (v) neither the Issuer, any Controlling Shareholder nor any member of the Group is aware of any non-compliance or breach or default of or under any Material Contract on the part of any party thereto, and (vi) each Material Contract constitutes legal, valid, binding and enforceable obligations of the Issuer, each Controlling Shareholder and each member of the Group, to the extent that it is a party thereto;

50.	Choice of law: the choice of governing law as set out in each Issue Document will be recognised and enforced in the PRC, the Cayman Islands and the British Virgin Islands and any judgment obtained in relation to any of the Issue Documents in the jurisdiction of the laws by which such Issue Document is expressed to be governed will be recognised and enforced in the PRC, the Cayman Islands and the British Virgin Islands;

51.	Absence of other material changes: no member of the Group has, since 31 December 2006, (i) entered into any material transactions, (ii) entered into or assumed any material contract, (iii) incurred, assumed or acquired any material liability (including contingent liability) or other obligation, (iv) acquired or disposed of, or agreed to acquire or dispose of, any business or any other asset material to the Group, taken as a whole, (v) cancelled, waived, released or discounted in whole or in part any material debts or claims, (vi) taken on or become subject to any material contingent liability, (vii) declared, paid or made any dividend or distribution of any kind on any class of share capital, or (viii) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in (i) through (vii) above;

52.	Labour Matters: no member of the Group is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labour union, and no labour union has requested or, to the knowledge of any member of the Group, has sought to represent any of the employees, representatives, contractors or agents of any member of the Group. There is no strike or other labour dispute involving any member of the Group existing, pending or threatened. There is no employment related charge, complaint, grievance, investigation, unfair labour practice claim or inquiry of any kind, existing, pending or, to the knowledge of any member of the Group, threatened against any member of the Group which would have a Material Adverse Effect;

53.

Title to Property: except as set forth in Schedule 10 (Disclosure Schedule) and except for cases which, individually or in the aggregate, would not result in a Material Adverse Effect (i) each member of the Group has good and marketable title to all real property and personal property owned by it, in each case free and clear of any liens, except such liens as permitted under the Issue Documents, (ii) in relation to any real property not owned by any member of the Group and which is currently used or planned to be used for the business operations of any member of the Group, one member of the Group has good title to all leasehold interests in such property and, in each case free and clear of all liens, except such liens as are permitted under the Issue Documents, (iii) no default (or event which with notice or lapse of time, or both, would constitute such a default) by any member of the Group has occurred and is continuing under any of such leases, tenancies, licences, concessions or agreements,

(iv) there are no grounds for rescission, avoidance or repudiation of any of such leases, tenancies, licences, concessions or agreements, (v) no notice of termination or of intention to terminate has been received by any member of the Group in respect of any thereof, (vi) no member of the Group has received any written or actual notice of any claim of any nature that has been asserted by anyone adverse to the rights of any member of the Group under any leases, tenancies, licences, concessions or agreements or affecting the rights of any member of the Group to the continued possession of such property or assets, (vii) the ownership of and the right to use the land and buildings owned or used by each member of the Group are not subject to any adverse or onerous terms or conditions and (viii) to the knowledge of the Issuer, there are no facts or conditions affecting any of such properties or other assets which could, individually or in the aggregate, interfere in any adverse respect with the occupancy or use thereof as currently occupied or used by the Group;

54.	Related Party Transactions: except for the Material Contracts, no material transactions, direct or indirect, exists between or among any member of the Group or any affiliate of any member of the Group on the one hand, and any former or current director, officer, stockholder, customer or supplier of any of them (including his or her spouse, child, sibling, any company or undertaking in which he or she holds any equity interest, or any person related by marriage or consanguinity), on the other hand;

55.	Winding up; Dissolution: neither IHL, nor LZ, nor DW, nor any member of the Group has taken any action nor, to the Issuer’s knowledge after due and careful inquiry, have any steps been taken by any third party or legal, legislative or administrative proceedings been started or, to the Issuer’s knowledge after due and careful inquiry, threatened to (i) wind up, dissolve, make dormant, or eliminate IHL, LZ, DW or any member of the Group or (ii) to withdraw, revoke or cancel any approvals to conduct the business of IHL, LZ, DW or any member of the Group, if applicable;

56.	FCPA: no member of the Group, nor to the knowledge of the Issuer any agent or other person acting on behalf of any member of the Group, directly or indirectly, (i) has used any funds or will use such funds or any proceeds from the Securities for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by any member of the Group (or made by any person acting on its behalf of which the Issuer is aware) which is in violation of law, or (iv) violated or taken any other action which violates or would result in a violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations thereunder;

57.

Money Laundering Laws: the operations of each member of the Group are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the

“Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any member of the Group with respect to the Money Laundering Laws is pending or, to the best knowledge of the Issuer, threatened;

58.	No restriction on dividends: none of the subsidiaries of the Issuer is prohibited or otherwise restricted, directly or indirectly, from paying any dividends to the Issuer, and none of the subsidiaries of Sichuan Opco is prohibited or otherwise restricted, directly or indirectly, from paying any dividends to Sichuan Opco, except as set forth in the Carlyle Investment Agreements;

59.	Payment of dividends by Chengdu WFOE and Xi’an WFOE: Except for any restrictions under applicable laws which are generally applicable to all foreign invested enterprises in the PRC, each of Chengdu WFOE and Xi’an WFOE has full power and authority to effect dividend payments and other distributions to shareholders and remittances thereof outside the PRC in US Dollars or other foreign currencies subject to an income tax of 10 per cent. without the need to obtain any consent, approval, authorisation, order, registration or qualification of or with any court or governmental or regulatory agency or body of or in the PRC;

60.	No other PRC subsidiaries: Chengdu WFOE and Xi’an WFOE are the only subsidiaries of the Issuer which are incorporated in the PRC.

SCHEDULE 3

FORMS OF CLOSING CERTIFICATES

Part A

Issuer’s Closing Certificate

[Letterhead of China Time Share Media Co., Ltd.]

Blue Ridge Investments, LLC

[•] 2007

Dear Sirs,

China Time Share Media Co., Ltd. (the “Issuer”)

US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”)

and

80 Secured Warrants with a face value of US$100,000 each (the “Warrants” and,

together with the Notes, the “Securities”)

We, the undersigned, being duly authorised officers of China Time Share Media Co., Ltd. (the “Issuer”), refer to the subscription agreement dated [•] 2007 (the “Subscription Agreement”) in respect of the Securities. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 9.3 (Conditions Precedent of the Subscribers) of the Subscription Agreement, we hereby certify that:

(a)	since the date of the Subscription Agreement there has been no material adverse change, or any development reasonably likely to result in a material adverse change, in the condition (financial or otherwise), results of operations, business or assets of the Group taken as a whole, except for any such change resulting from or arising in connection with (i) the issue of the Securities or the performance of any provisions in, or the consummation of, the transactions contemplated under, any Issue Document, (ii) changes or conditions affecting the advertising business generally, (iii) changes in economic, regulatory or political conditions generally, (iv) changes in law; or (v) a Force Majeure;

(b)	the representations and warranties in the Subscription Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting;

(c)	there has been no failure by the Issuer or any Controlling Shareholder to comply with any undertaking in Clause 4 (Undertakings by the Issuer and the Controlling Shareholders) of the Subscription Agreement; and

(d)	no Event of Default is continuing or might reasonably be expected to result from the issuance of the Securities.

Yours faithfully,

duly authorised for and on behalf of
CHINA TIME SHARE MEDIA CO., LTD.

Part B

Mr. He Ji Lun’s Closing Certificate

Blue Ridge Investments, LLC

[•] 2007

Dear Sirs,

China Time Share Media Co., Ltd. (the “Issuer”)

US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”)

and

80 Secured Warrants with a face value of US$100,000 each (the “Warrants” and,

together with the Notes, the “Securities”)

I, He Ji Lun, refer to the subscription agreement dated [•] 2007 (the “Subscription Agreement”) in respect of the Securities. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 9.3 (Conditions Precedent of the Subscribers) of the Subscription Agreement, I hereby certify that:

(a)	since the date of the Subscription Agreement in relation to the above issue there has been no material adverse change, or any development reasonably likely to result in a material adverse change, in the condition (financial or otherwise), results of operations, business or assets of the Group taken as a whole, except for any such change resulting from or arising in connection with (i) the issue of the Securities or the performance of any provisions in, or the consummation of, the transactions contemplated under, any Issue Document, (ii) changes or conditions affecting the advertising business generally, (iii) changes in economic, regulatory or political conditions generally, (iv) changes in law; or (v) a Force Majeure;

(b)	the representations and warranties in the Subscription Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting;

(c)	there has been no failure by the Issuer or any Controlling Shareholder to comply with any undertaking in Clause 4 (Undertakings by the Issuer and the Controlling Shareholders) of the Subscription Agreement; and

(d)	no Event of Default is continuing or might reasonably be expected to result from the issuance of the Securities.

Yours faithfully,

HE JI LUN

Part C

IHL’s Closing Certificate

[Letterhead of Insighting Holdings Limited]

Blue Ridge Investments, LLC

[•] 2007

Dear Sirs,

China Time Share Media Co., Ltd. (the “Issuer”)

US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”)

and

80 Secured Warrants with a face value of US$100,000 each (the “Warrants” and,

together with the Notes, the “Securities”)

We, the undersigned, being duly authorised officers of Insighting Holdings Limited (“IHL”), refer to the subscription agreement dated [•] 2007 (the “Subscription Agreement”) in respect of the Securities. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 9.3 (Conditions Precedent of the Subscribers) of the Subscription Agreement, we hereby certify that:

(a)	since the date of the Subscription Agreement there has been no material adverse change, or any development reasonably likely to result in a material adverse change, in the condition (financial or otherwise), results of operations, business or assets of the Group taken as a whole, except for any such change resulting from or arising in connection with (i) the issue of the Securities or the performance of any provisions in, or the consummation of, the transactions contemplated under, any Issue Document, (ii) changes or conditions affecting the advertising business generally, (iii) changes in economic, regulatory or political conditions generally, (iv) changes in law; or (v) a Force Majeure;

(b)	the representations and warranties in the Subscription Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting;

(c)	there has been no failure by the Issuer or any Controlling Shareholder to comply with any undertaking in Clause 4 (Undertakings by the Issuer and the Controlling Shareholders) of the Subscription Agreement; and

(d)	no Event of Default is continuing or might reasonably be expected to result from the issuance of the Securities.

Yours faithfully,

duly authorised for and on behalf of
INSIGHTING HOLDINGS LIMITED

Part D

LZ’s Closing Certificate

[Letterhead of Lucky Zone Limited]

Blue Ridge Investments, LLC

[•] 2007

Dear Sirs,

China Time Share Media Co., Ltd. (the “Issuer”)

US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”)

and

80 Secured Warrants with a face value of US$100,000 each (the “Warrants” and,

together with the Notes, the “Securities”)

We, the undersigned, being duly authorised officers of Lucky Zone Limited (“LZ”), refer to the subscription agreement dated [•] 2007 (the “Subscription Agreement”) in respect of the Securities. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 9.3 (Conditions Precedent of the Subscribers) of the Subscription Agreement, we hereby certify that:

(a)	since the date of the Subscription Agreement there has been no material adverse change, or any development reasonably likely to result in a material adverse change, in the condition (financial or otherwise), results of operations, business or assets of the Group taken as a whole, except for any such change resulting from or arising in connection with (i) the issue of the Securities or the performance of any provisions in, or the consummation of, the transactions contemplated under, any Issue Document, (ii) changes or conditions affecting the advertising business generally, (iii) changes in economic, regulatory or political conditions generally, (iv) changes in law; or (v) a Force Majeure;

(b)	the representations and warranties in the Subscription Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting;

(c)	there has been no failure by the Issuer or any Controlling Shareholder to comply with any undertaking in Clause 4 (Undertakings by the Issuer and the Controlling Shareholders) of the Subscription Agreement; and

(d)	no Event of Default is continuing or might reasonably be expected to result from the issuance of the Securities.

Yours faithfully,

duly authorised for and on behalf of
LUCKY ZONE LIMITED

Part E

DW’s Closing Certificate

[Letterhead of Double Win Holdings Limited]

Blue Ridge Investments, LLC

[•] 2007

Dear Sirs,

China Time Share Media Co., Ltd. (the “Issuer”)

US$20,000,000 5.00 per cent. Secured Convertible Notes due 2010 (the “Notes”)

and

80 Secured Warrants with a face value of US$100,000 each (the “Warrants” and,

together with the Notes, the “Securities”)

We, the undersigned, being duly authorised officers of Double Win Holdings Limited (“DW”), refer to the subscription agreement dated [•] 2007 (the “Subscription Agreement”) in respect of the Securities. Expressions which are given defined meanings in the Subscription Agreement have the same meanings herein.

As required by Clause 9.3 (Conditions Precedent of the Subscribers) of the Subscription Agreement, we hereby certify that:

(a)	since the date of the Subscription Agreement there has been no material adverse change, or any development reasonably likely to result in a material adverse change, in the condition (financial or otherwise), results of operations, business or assets of the Group taken as a whole, except for any such change resulting from or arising in connection with (i) the issue of the Securities or the performance of any provisions in, or the consummation of, the transactions contemplated under, any Issue Document, (ii) changes or conditions affecting the advertising business generally, (iii) changes in economic, regulatory or political conditions generally, (iv) changes in law; or (v) a Force Majeure;

(b)	the representations and warranties in the Subscription Agreement are true and correct as though they had been made and given today with references to the facts and circumstances now subsisting;

(c)	there has been no failure by the Issuer or any Controlling Shareholder to comply with any undertaking in Clause 4 (Undertakings by the Issuer and the Controlling Shareholders) of the Subscription Agreement; and

(d)	no Event of Default is continuing or might reasonably be expected to result from the issuance of the Securities.

Yours faithfully,

duly authorised for and on behalf of
DOUBLE WIN HOLDINGS LIMITED

SCHEDULE 4

SUBSCRIBERS

Subscriber		Aggregate Amount (US$)	Principal of Notes	Aggregate Number of Warrants representing the aggregate face value of the Warrants
Blue Ridge Investments, LLC		20,000,000		80 Warrants (representing US$8,000,000 in face value of the Warrants)

Address:	Corporation Trust Center 1209 Orange Street City of Wilmington County of New Castle Delaware, USA

with a copy to:
c/o Bank of America, N. A. 42/F Two International Finance Center 8 Finance Street, Central Hong Kong

For the attention of:	Mr John Liptak

Fax Number:	+852 2847 6122

SCHEDULE 5

CORPORATE STRUCTURE

(1)	A limited liability company incorporated in the PRC
Equity interest

— . — Contractual arrangement pursuant to the Material Contracts

SCHEDULE 6

SELLING RESTRICTIONS

1.	GENERAL

Each Subscriber undertakes to the Issuer that it will comply with all applicable laws and regulations in each country or jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes such offering material, in all cases at its own expense.

2.	UNITED STATES

2.1	No registration under Securities Act

The Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

2.2	Compliance by Issuer with United States securities laws

The Issuer represents, warrants and undertakes to each of the Subscribers that neither it nor any of its affiliates (including any person acting on behalf of the Issuer or any of its affiliates) has offered or sold, or will offer or sell, any Securities in any circumstances which would require the registration of any of the Securities under the Securities Act or the qualification of the Note Trust Deed or the Warrant Trust Deed as an indenture under the United States Trust Indenture Act of 1939 and, in particular, that:

2.2.1	No directed selling efforts: neither the Issuer nor any its affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Rule 902(c) under the Securities Act) with respect to the Securities;

2.2.2	Offering restrictions: the Issuer and its affiliates have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act; and

2.2.3	No general solicitation or general advertising: neither the Issuer not any of its affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) of Regulation D under the Securities Act in connection with any offer or sale of its Securities in the United States.

2.3	Subscribers’ compliance with United States securities laws

Each Subscriber:

2.3.1

Purchase for Investment: Such Subscriber is purchasing the Securities for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Such Subscriber (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and is capable of bearing the economic risks of such investment.

2.3.2	Accredited Investor: Such Subscriber is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act.

2.3.3	Offers/sales only in accordance with Rule 144A or Regulations S: represents, warrants and undertakes to the Issuer that it has not offered and sold the Securities, and will not offer and sell the Securities in the United States except (i) in accordance with Rule 144A under the Securities Act and, accordingly, among other restrictions, that neither it nor any of its affiliates (including any person acting on behalf of such Subscriber or any of its affiliates) has sold or will sell any Securities to any person other than a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or (ii) in an offshore transaction in accordance with Rule 903 or 904 of the Regulation S under the Securities Act.

2.3.4	Prescribed form of confirmation: undertakes to the Issuer that, at or prior to confirmation of sale, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration which purchases Securities or Shares issuable upon conversion or exercise of the Securities from it during the distribution compliance period a confirmation or notice in substantially the following form:

“THIS [NOTE/WARRANT] AND THE SHARES ISSUABLE UPON [CONVERSION/EXERCISE] OF THIS [NOTE/WARRANT] HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCES. THIS [NOTE/WARRANT] IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE FOLLOWING TERMS AND CONDITIONS AND A [NOTE TRUST DEED/WARRANT TRUST DEED] DATED AS OF [DATE], COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE [NOTE TRUSTEE/WARRANT TRUSTEE] OR ANY SUCCESSOR THERETO. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR (B) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 (a)(l), (2), (3), OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”),

(2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS [NOTE/WARRANT] OR THE SHARES ISSUABLE UPON [CONVERSION/EXERCISE] OF THIS [NOTE/WARRANT] EXCEPT (A) TO CHINA TIME SHARE MEDIA CO. LTD. (THE “ISSUER”) OR ITS AFFILIATES; (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); (E) PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (PROVIDED THAT AS A CONDITION TO THE REGISTRATION OF TRANSFER OF ANY [NOTES/WARRANTS] OTHERWISE THAN AS DESCRIBED HEREIN, THE ISSUER OR THE [NOTE TRUSTEE/WARRANT TRUSTEE] MAY, IN CIRCUMSTANCES THAT ANY OF THEM DEEMS APPROPRIATE, REQUIRE EVIDENCE AS TO COMPLIANCE WITH ANY SUCH EXEMPTION); OR (F) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF THE REGULATION S UNDER THE SECURITIES ACT; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS [NOTE/WARRANT/SHARE] IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS [NOTE/WARRANT] WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE [NOTE TRUSTEE/WARRANT TRUSTEE]. THE TERMS AND CONDITIONS CONTAINS A PROVISION REQUIRING THE [NOTE TRUSTEE/WARRANT TRUSTEE], THE [REGISTRAR/WARRANT REGISTRAR] AND EACH AGENT TO REFUSE TO REGISTER ANY TRANSFER OF THIS [NOTE/WARRANT] IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

SCHEDULE 7

TERMS AND CONDITIONS OF THE NOTES

Terms and Conditions of the Notes

The following, other than the words in italics, is the text of the Terms and Conditions of the Notes which will appear on the reverse of each definitive certificate evidencing the Notes:

The issue of US$20,000,000 in aggregate principal amount of 5.00 per cent. secured convertible notes due 2010 (the “Notes”) of China Time Share Media Co. Ltd, a company incorporated and existing under the laws of the Cayman Islands (the “Issuer”), was authorised by a resolution of the Board of Directors (the “Board”) of the Issuer passed on 17 December 2007. The right of conversion into Shares (as defined in Condition 1.2) was authorised by resolutions of the Board of Directors of the Issuer passed on 17 December 2007.

The Notes are constituted by a trust deed (as amended and/or supplemented from time to time, the “Note Trust Deed”) dated 19 December 2007 (the “Issue Date”) and made between the Issuer, The Hongkong and Shanghai Banking Corporation Limited, as trustee (the “Note Trustee”, which term shall, where the context so permits, include all other persons for the time being acting as trustee or trustees under the Note Trust Deed) and The Hongkong and Shanghai Banking Corporation Limited, as security trustee, (the “Security Trustee”, which term shall, where the context so permits, include all other persons for the time being acting as security trustee in connection with the Notes and the Warrants (as defined below)). The Issuer has entered into a paying, conversion and transfer agency agreement (as amended or supplemented from time to time, the “Note Agency Agreement”) dated the Issue Date with the Note Trustee, The Hongkong and Shanghai Banking Corporation Limited, as principal paying, conversion and transfer agent (the “Principal Agent”), The Hongkong and Shanghai Banking Corporation Limited, as registrar (the “Registrar”) and the other paying, conversion and transfer agents appointed from time to time thereunder (each, including the Principal Agent, a “Paying Agent”, “Conversion Agent” and “Transfer Agent” and, together with the Registrar and the Principal Agent, the “Agents”) relating to the Notes. References to the “Principal Agent”, “Registrar” and “Agents” below are references to the principal agent, registrar and agents for the time being for the Notes. The statements in these terms and conditions (these “Conditions”) include summaries of, and are subject to, the detailed provisions of the Note Trust Deed and the Note Agency Agreement. Unless otherwise defined herein, terms used in these Conditions have the meanings specified in the Note Trust Deed. Copies of the Note Trust Deed and the Note Agency Agreement are available for inspection during normal business hours at the specified office of the Note Trustee being at the date hereof at Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong. The Noteholders are entitled to the benefit of the Note Trust Deed and are bound by, and are deemed to have notice of, all the provisions of the Note Trust Deed and the Note Agency Agreement applicable to them. In conjunction with the issue of the Warrants, the Issuer has authorised and separately issued 80 secured warrants with a face value of US$100,000 each (the “Warrants”).

1.	Guarantee and Status

1.1	Guarantee

The Issuer shall cause (i) each of its current and future Subsidiaries which are incorporated in the People’s Republic of China, in the event that a change in the laws or regulations in the PRC permits the provision of guarantees without the requirement of any approval from the State Administration of Foreign Exchange (SAFE), and (ii) each of its current and future Subsidiaries which are incorporated outside the PRC, to execute and deliver to the Note Trustee an accession deed to the Note Trust Deed pursuant to which such Subsidiaries will guarantee the due payment of all sums expressed to be payable by the Issuer under the Notes, the Warrants and Issue Documents (as defined in Condition 4.13) (collectively, the “Guarantee”). Each Subsidiary of the Issuer that guarantees the Notes after the Issue Date, upon execution of the applicable Guarantee, will be a “Subsidiary Guarantor”. Each Subsidiary Guarantor’s obligations under the Guarantee are set out in the Note Trust Deed.

As of the Issue Date, there are no Subsidiary Guarantors.

1.2	Status

The Notes will at all times rank pari passu among themselves and will (i) constitute direct, unconditional and secured obligations of the Issuer which will, on a pari passu basis with the Warrants, rank first in priority with respect to the Security (as defined in Condition 4), (ii) rank senior in right of payment to all existing and future indebtedness of the Issuer and Subsidiary Guarantors that are expressly subordinated in right of payment to the Notes and (iii) as to any amount due in excess of the realisable value of the Security, constitute direct, unconditional and unsecured obligations of the Issuer which will (subject to prior realisation of the Security and application of the proceeds thereof in accordance with the Share Mortgage) at all times rank at least pari passu with all other present and future unsecured obligations of the Issuer save for such obligations as may be preferred by provisions of law that are both mandatory and of general application

The Notes and the Warrants will have the benefit of the Security as security for the Issuer’s payment obligations and the performance of all of its obligations in respect of the Notes, the Warrants, the Note Trust Deed, the Warrant Trust Deed and the Issue Documents.

For the purpose of these Conditions, “Shares” means ordinary shares of US$0.0001 each of the Issuer or shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Issuer. In the event of an IPO (as defined in Condition 6.2) or any public offer or listing of Shares or analogous event, “Shares” shall also mean Shares which are the subject matter of the IPO or public offer or listing or analogous event, whether such Shares are still shares in the Issuer, or represented in the form of American Depositary Shares or Global Depositary Shares, or are shares in some other company structured for the purpose of such IPO, public offer or listing or such analogous event.

2.	Form, Denomination and Title

2.1	Form and Denomination

The Notes are issued in registered form in the denomination of US$100,000 and integral multiples of US$1,000 in excess thereof. A note certificate (each, a “Certificate”) will be issued to each Noteholder in respect of its registered holding of Notes. Each Note and each Certificate will be numbered serially with an identifying number which will be recorded on the relevant Certificate and in the register of Noteholders which the Issuer will procure to be kept by the Registrar.

Upon issue, the Notes will be represented by a Global Certificate registered in the name of a common nominee and deposited with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme. The Conditions are modified by certain provisions contained in the Global Certificate.

2.2	Title

Title to the Notes passes only by transfer and registration in the register of Noteholders as described in Condition 3. The holder of any Note will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or any writing on (other than the endorsed form of transfer), or the theft or loss of, the Certificate issued in respect of it) and no person will be liable for so treating the holder. In these Conditions, “Noteholder” and “holder” mean the person in whose name a relevant Note is registered.

3.	Transfers of Notes; Issue of Certificates

3.1	Register

The Issuer will cause to be kept at the specified office of the Registrar outside the United Kingdom and in accordance with the terms of the Note Agency Agreement a register (the “Register”) on which shall be entered the names and addresses of the holders of the Notes and the particulars of the Notes held by them and of all transfers of the Notes. Each Noteholder shall be entitled to receive only one Certificate in respect of its entire holding of Notes.

3.2	Transfers

Subject to Condition 3.5, Condition 3.6 and the terms of the Note Agency Agreement, a Note may be transferred or converted by delivery of the Certificate issued in respect of that Note, with the form of transfer on the back duly completed and signed by the holder or his attorney duly authorised in writing, to the specified office of the Registrar or any Transfer Agent. No transfer of title to a Note will be valid or effective unless and until entered on the Register.

Transfers of interests in Notes evidenced by the Global Certificate will be effected in accordance with the rules of the relevant clearing systems.

3.3	Delivery of New Certificates

3.3.1	Each new Certificate to be issued upon a transfer or conversion of Notes will, within seven business days of receipt by the Registrar or any Transfer Agent of the form of transfer duly completed and signed, be made available for collection at the specified office of the Registrar or such Transfer Agent or, if so requested in the form of transfer, be mailed by uninsured mail at the risk of the holder entitled to such Notes (at the expense of the Issuer but free of charge to the holder) to the address specified in the form of transfer. The form of transfer is available at the specified office of the Registrar or any Transfer Agent.

Except in the limited circumstances described in the Global Certificate, owners of interests in the Notes evidenced by the Global Certificate will not be entitled to receive physical delivery of Certificates.

3.3.2	Where only part of the principal amount of Notes (being that of one or more Notes) in respect of which a Certificate is issued is to be transferred, converted or redeemed, a new Certificate in respect of the Notes not so transferred, converted or redeemed will, within seven business days of delivery of the original Certificate to the Registrar or other relevant Agent, be made available for collection at the specified office of the Registrar or such Agent or, if so requested in the form of transfer, be mailed by uninsured mail at the risk of the holder of the Notes not so transferred, converted or redeemed (at the expense of the Issuer but free of charge to the holder) to the address of such holder appearing on the Register.

3.3.3	For the purpose of these Conditions, “business day” shall mean a day other than a Saturday or Sunday on which banks are open for business in New York City, Hong Kong and the city in which the specified office of the Registrar or Agent, with whom a Certificate is deposited in connection with a transfer, conversion or redemption of Notes evidenced by such Certificate, is located.

3.4	Formalities Free of Charge

Registration of a transfer of Notes will be effected without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent, but upon (i) payment (or the giving of such indemnity as the Issuer, the Registrar or such Transfer Agent may require) in respect of any tax or other governmental charges which may be imposed in relation to such transfer, and (ii) the Registrar and such Transfer Agent being satisfied that the regulations concerning such transfer of Notes have been complied with.

3.5	Closed Periods

No Noteholder may require the transfer of a Note to be registered:

(a)	during the period of seven days ending on (and including) the Maturity Date (as defined in Condition 5.1);

(b)	after an Conversion Notice (as defined in Condition 7.1) has been delivered with respect to such Note;

(c)	after a Change of Control Put Exercise Notice (as defined in Condition 9.3) has been delivered with respect to such Note;

(d)	after an Early Redemption Notice (as defined in Condition 9.2) or notice of a Drag Along Exercise (as defined in Condition 9.4) has been validly given to the Noteholders, the Note Trustee and the Principal Agent; and

(e)	during the period of seven days ending on (and including) any Interest Record Date (as defined in Condition 8.1).

Each such period is referred herein as a “Closed Period”.

3.6	Transfer Restrictions

(a)	No holder of the Notes may transfer any Note or any part thereof to any competitor of the Issuer engaged in the Business in the PRC; provided that the holders of Notes may transfer Notes to one or more financial institutions or investment companies that invest in but do not control such competitors.

(b)	No holder of the Notes may transfer any Note or any part thereof (i) to any Person other than a “qualified institutional buyer” (as defined in Rule 144A under the United States Securities Act of 1933, as amended) or (ii) except in accordance with Rule 903 or 904 of the Regulation S under the United States Securities Act of 1933, as amended.

(c)	No holder of the Notes may transfer any Note or any part thereof to any Person except in compliance with the laws and regulation and stock exchange rules of all relevant jurisdictions (including the PRC and the jurisdiction where the Stock Exchange is located).

(d)	None of the Note Trustee and the Agents is required to monitor the transfer of Notes under Condition 3.6.

3.7	Regulations

All transfers of Notes and entries on the Register will be made subject to the detailed regulations concerning transfer of Notes scheduled to the Note Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Note Trustee and the Registrar. A copy of the regulations from time to tune in force will be mailed (at the expense of the Issuer but free of charge to the holder) by the Registrar to any Noteholder upon written request.

4.	Security and Covenants

4.1	Security

4.1.1	The payment obligations and the performance of all of the obligations of the Issuer under the Notes, the Warrants and the Issue Documents to which it is a party are secured rateably and on a pari passu basis by the security interests pursuant to the first priority share mortgage (the “Share Mortgage”) entered into between IHL (as defined in Condition 4.13) (as mortgagor) and the Security Trustee in relation to 15.00 per cent. of the issued share capital of the Issuer. The Share Mortgage is governed by the laws of the Cayman Islands. The Share Mortgage, together with any additional security which may be granted pursuant to this Condition and Condition 4.2, are together referred to as the “Security”.

4.1.2	In the event of any non-payment of any sum due and payable under the Notes or the non-performance of any of the Issuer’s obligations under the Notes or if there has been an Event of Default or in any other event where the Security becomes enforceable, the Security Trustee may, in accordance with the provisions of the Note Trust Deed and the Security, enforce the Security (including, without limitation, by taking possession or disposing of or realising the shares of the Issuer in addition to, or in lieu of taking such other action as may be permitted against the Issuer). The Security Trustee shall not be bound to take any such proceedings or action, unless it is indemnified and/or receives security to its satisfaction.

The Security Trustee is the security trustee in respect of the Security, holding such Security for the benefit of the holders of the Notes and holders of the Warrants on a pari passu basis. The sharing arrangement in respect of the Security between the holders of the Notes and the holders of the Warrants is set out in the Share Mortgage. Under the terms of the Share Mortgage, any enforcement of the Security by the Security Trustee or the holders of the Notes will automatically result in enforcement of the Security on behalf of holders of the Warrants, on a pari passu basis. After the enforcement of the Security, the proceeds will be applied and paid to the holders of the Warrants and to the holders of the Notes in accordance with the provisions of the Note Trust Deed and the Share Mortgage.

4.1.3	Save as provided under Condition 4.1.1, the Security shall be discharged as soon as reasonably practicable upon the earlier of:

(a)	the IPO Closing Date; and

(b)	the date on which (i) all of the Notes have been redeemed or converted in full, (ii) all of the Warrants have been exercised in full, and (iii) the Issuer and all outstanding obligations of the Controlling Shareholders under the Notes, the Warrants and the Issue Documents have been fully discharged.

The Issuer shall promptly notify the Note Trustee in writing of any discharge pursuant to this Condition 4.1.3.

4.1.4	In the event that no IPO has occurred and there are no Notes outstanding, for as long as any Warrant remains unexercised (as defined in terms and conditions of the Warrants), the Security shall, in accordance with the terms of the Share Mortgage, be partially released to the extent that the security interests under the Share Mortgage is reduced to 3.00 per cent. of the issued share capital of the Issuer.

4.2	Negative Pledge

For so long as any Note remains outstanding (as defined in the Note Trust Deed) and, save in each case for the Security, each Subsidiary and the Issuer will not create or permit to subsist, and will procure that none of its Subsidiaries creates or permits to subsist, any mortgage, charge, pledge, lien or other form of encumbrance or security interest (“Further Security”) (other than Permitted Further Security (as defined in Condition 4.13)) upon the whole or any part of its undertaking, properties, assets or revenues, present or future (“Assets”), to secure any Indebtedness (as defined in Condition 4.13) or to secure any guarantee of or indemnity in respect of any Indebtedness or to provide any guarantee or indemnity in respect of any Indebtedness unless, at the same time or prior thereto, the Issuer’s obligations under the Notes are secured (in addition to the Security) at least equally and rateably by the same Further Security.

4.3	Indebtedness

For so long as any Note remains outstanding and prior to the IPO Closing Date, the Issuer will not, and will not permit any of its Subsidiaries, to contract, create, incur, assume, guarantee, suffer to exist, or in any other manner become directly or indirectly liable for the payment of, any Indebtedness, save:

(i)	for Indebtedness incurred pursuant to the Notes and the Warrants;

(ii)	only with respect to the Issuer, for any Additional Funding (as defined in Condition 4.13) provided that the Debt to EBITDA Ratio (as defined in Condition 4.13) for the most recent Relevant Period is less than or equal to 4.5;

(iii)	for Indebtedness of the Issuer or any of its Subsidiaries outstanding on the Issue which has been disclosed in the Subscription Agreement;

(iv)	in the ordinary course of the Issuer’s Business; and

(v)	as approved by an Extraordinary Resolution of the Noteholders.

4.4	Limitation on Restricted Payments

For so long as any Note remains outstanding, the Issuer will not, and the Issuer will not permit any Subsidiary of the Issuer to pay any Dividends or, make, directly or indirectly, a Restricted Payment, except for:

(i)	any Dividends payable to the Issuer by Chengdu WFOE or Xi’an WFOE;

(ii)	any Dividends payable by the Subsidiaries of Sichuan Opco to Sichuan Opco; or

(iii)	any payments to be made to Chengdu WFOE by any of Sichuan Opco, Subsidiaries of Sichuan Opco and shareholders of Sichuan Opco in connection with the Material Contracts (as defined in Condition 4.13).

4.5	Limitation on Sales of Assets

For so long as any Note remains outstanding, the Issuer shall not, and the Issuer shall not permit any of its Subsidiaries to, consummate, directly or indirectly, any Asset Disposition unless:

(i)	immediately after giving effect to any such Asset Disposition, no Event of Default shall have occurred or be continuing or is reasonably likely to result therefrom;

(ii)	the consideration received by the Issuer or such Subsidiary, as the case may be, is at least equal to the fair market value of the assets sold or disposed of; provided that (x) if the price of such assets exceeds US$1,000,000 (or the RMB Equivalent thereof), such sale will require the approval by a majority of the members of the board of directors of the Issue, and (y) if the price of such assets exceeds US$3,000,000 (or the RMB Equivalent thereof), such sale will require a fairness opinion from an independent investment bank of international repute; and

(iii)	if the Issuer incurred at least US$1.00 of Indebtedness after giving pro forma effect to such Asset Disposition and following such incurrence, the then Debt to EBITDA Ratio would be equal to or greater than 4.5.

4.6	Limitation on Restrictions on Distributions from Subsidiaries

4.6.1	For so long as any Note remains outstanding, except as provided in Condition 4.6.2, the Issuer will not, and the Issuer will not permit any Subsidiary of the Issuer to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any member of the Group to (a) pay Dividends or make any other distributions on its Capital Stock to the Issuer or a Subsidiary of the Issuer or pay any Indebtedness owed to the Issuer or any Subsidiary of the Issuer, (b) make any loans or advances to the Issuer or any Subsidiary of the Issuer or (c) transfer any of its property or assets to the Issuer or any Subsidiary of the Issuer.

4.6.2	The provisions of Condition 4.6.1 above do not apply to any encumbrances or restrictions:

(i)	existing in any Issue Document or the Carlyle Investment Agreements;

(ii)	existing under or by reason of applicable law;

(iii)	existing with respect to any person or the property or assets of such person acquired by the Issuer or any if its Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, and any extensions, refinancings, renewals or replacements thereof;

(iv)	that are agreed to in the ordinary course of business and, that (A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (B) exist by virtue of any Further Security on, or agreement to transfer, option or similar right with respect to any property or assets of the Issuer or any of its Subsidiaries not otherwise prohibited by the Notes, or (C) do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any of its Subsidiaries in any manner material to the Issuer and its Subsidiaries, taken as a whole; or

(v)	that are set out in the terms of the documents entered into pursuant to the Additional Funding, and are no more onerous in the aggregate to the Issuer than these Conditions, the terms and conditions of the Warrants and the terms set out in the Note Trust Deed, the Warrant Trust Deed and other Issue Documents, taken as a whole.

4.7	Consolidation, Amalgamation and Merger

For so long as any Note remains outstanding, none of the Issuer or any of its Subsidiaries will consolidate with, merge or amalgamate into or transfer all or substantially all the Assets of the Issuer and its Subsidiaries, computed on a consolidated basis, to any corporation or convey or transfer all or substantially all the Assets of the Issuer and its Subsidiaries, computed on a consolidated basis, to any Person (the consummation of any such event, a “Merger”), unless:

(i)	the business of such corporation or Person referred to in the foregoing paragraph is materially similar to the Issuer’s Business (as defined in Condition 4.13);

(ii)	the corporation formed by such Merger or the Person (as defined in Condition 4.13) that acquired such properties and assets shall expressly assume, by a supplemental trust deed, all obligations of the Issuer or, as applicable, such Subsidiary under the Notes and the Note Trust Deed and the performance of every covenant and agreement applicable to it contained therein;

(iii)	immediately after giving effect to any such Merger, no Event of Default shall have occurred or be continuing or may result therefrom; and

(iv)	the corporation formed by such Merger, or the Person that acquired such properties and assets, shall expressly agree to indemnify each Noteholder and the Note Trustee to its satisfaction against any tax, assessment or governmental charge payable by withholding or deduction thereafter imposed on such holder solely as a consequence of such Merger with respect to the payment of principal, interest and premium on the Notes, provided that this Condition 4.7 shall not apply to any sale that the Issuer or any of its Subsidiaries is obligated to make pursuant to the exercise by the Series A Holders (as defined in the Carlyle Rights Agreement) of the drag-along rights pursuant to section 4.6 of the Carlyle Rights Agreement.

4.8	Issue, repurchase and sale of equity securities

For as long as any Note remains outstanding, the Issuer will not, and the Issuer will not permit any of its Subsidiaries to, issue, sell or repurchase any shares, equity securities of any member of the Group convertible into or exchangeable for Shares, equity securities or Capital Stock other than:

(i)	any issuance of equity securities in connection with an Additional Funding;

(ii)	an issue of equity securities to one or more Strategic Investors;

(iii)	pursuant to the conversion of the Series A Preferred Shares or the Notes or the exercise of the Warrants;

(iv)	any issuance or repurchase of equity securities pursuant to an Employee Share Option Scheme adopted by the board of directors of the Issuer;

(v)	any issuance of equity securities by a Subsidiary of the Issuer to the Issuer or to another Subsidiary of the Issuer;

(vi)	any sale of equity securities permitted by Condition 4.5 or Condition 4.7 or in connection with an IPO; or

(vii)	any other issuance or sale that is approved by an Extraordinary Resolution of the Noteholders.

The Issuer will not, and the Issuer will not permit any of its Subsidiaries to, enter into any transaction which has an analogous effect to the transactions described in this Condition.

4.9	Provision of Financial Statements and Reports

For as long as any Note remains outstanding:

4.9.1	Prior to an IPO, the Issuer will provide to the Note Trustee and the Noteholders (i) the consolidated annual accounts of the Group audited by the Auditors in accordance with GAAP within 90 days from the end of each financial year and (ii) the unaudited unreviewed management accounts of the Group for each of the first three quarters of each financial year within 45 days from the end of such quarter, and will promptly notify the Note Trustee in writing as soon as practicable but in no event later than 10 days after becoming aware of the same if any event occurs or condition exists that is likely to materially adversely affect its financial condition, cash flow or results of operations, including without limitation any Event of Default or potential Event of Default.

4.9.2	Subject to the requirements of applicable laws and regulations and the rules of the Stock Exchange, the Issuer shall provide to the Note Trustee and furnish to the holders of the Notes (in accordance with Condition 16), (i) within five days of the Conversion Right Commencement Date (as defined in Condition 7.1.1) a notice setting out the proposed minimum float of the Qualified Public Offering (as defined in the Carlyle Rights Agreement) and comparative price ranges of similar companies whose shares are listed on the proposed Stock Exchange (the “Price Range Information”), and (ii) as soon as they are available for filing with the Stock Exchange or Regulatory Authority (as the case may be), but in any event not more than three calendar days after they are filed with the Stock Exchange or Regulatory Authority (as the case may be), true and correct copies of any registration statements (including its initial and final filings), prospectuses, filings or other reports filed with such Stock Exchange or Regulatory Authority in connection with the IPO. The Price Range Information may not be relied upon by the Noteholders as an indication of the price per Share offered to the public under the IPO.

4.9.3	Subject to the requirements of applicable laws and regulations and the rules of the Stock Exchange, the Issuer will at all times prior to the Maturity Date deliver by mail to the Note Trustee and give notice to the Noteholders in accordance with Condition 16 all information provided to holders of its Shares (including but not limited to details of material contracts, acquisitions or disposals of assets and project progress updates).

4.9.4	The Issuer will provide to the Note Trustee a certificate duly signed by its Chairman or Chief Executive Officer (or the equivalent) and its Chief Financial Officer (or the equivalent) dated the date of the delivery confirming (if true) its due compliance with these Conditions during the first 15 days of March, June, September and December of each year.

4.10	Limitation on Line of Business

For as long as any Note remains outstanding and prior to an IPO, the Issuer shall not, and the Issuer shall not permit any Subsidiary, to, carry on any business activity other than the Business, provided that the Issuer and its Subsidiaries may own Capital Stock of a Person that is engaged in a business other than the Business.

4.11	Restriction on Amending Constitution Documents

For as long as any Note remains outstanding and prior to an IPO, the Issuer will ensure that none of the memorandum of association, articles of association and by-laws of the Issuer or its Subsidiaries is amended, repealed or altered without the prior written consent of the Note Trustee (acting on the instructions of the Noteholders) if such amendments, repeals or alterations have an adverse impact on (i) the Security, (ii) the value thereof, (iii) the ability of the Note Secured Parties to release the Security or (iv) or the rights of the Noteholders.

4.12	Transactions with Affiliates

For as long as any Note remains outstanding and prior to an IPO and prior to the Closing Date, the Issuer will not, and will procure that its Subsidiaries will not, maintain or enter into any transaction with any of its Affiliates, which is not a constituent member of the Group, unless under terms that are fair and reasonable and no less favourable to the Issuer or any of its Subsidiaries, as the case may be, than those which would have been obtained at a comparable arm’s length transaction by the Issuer or the relevant Subsidiary with a Person that is not its Affiliate provided, that, any such transaction that has a value of more than (i) US$1,000,000 (or the RMB Equivalent thereof) will require the approval by a majority of the disinterested members of the Board of Directors of the Issuer, and (ii) US$3,000,000 will require a fairness opinion from an independent investment bank of international repute. Within 10 PRC Business Days (as defined in Condition 4.13) of such transaction, the Issuer will give notice to the Note Trustee and the Noteholders, which notice shall include a certified copy of the board resolution of the Issuer as described in sub-clause (i) and the fairness opinion as described in sub-clause (ii), as the case may be.

Mr. He Ji Lun has undertaken in the Deed of Non-Competition that he will cause and procure that each of his Affiliates which is not a member of the Group will, amongst other things, (i) not engage in any business that competes or is likely to compete, either directly or indirectly, with the Group’s business as currently conducted from time to time, and (ii) observe and comply with the conditions set out in Condition 4 and Condition 7 and Conditions 3 and 5 of the terms and conditions of the Warrants. Me He. Ji Lun has also undertaken that he will cause and procure that each of the directors (designated by himself), executive officers and senior managers of the Group to enter into deeds of non-competition similar to the Deed of Non-Competition.

4.13	Certain Definitions

For the purpose of these Conditions:

“Additional Funding” means the proposed funding of up to US$30,000,000 to be raised by the Issuer directly prior to the IPO:

(a)	by the borrowing of one or more loans which are subordinated in right of payment to the Notes or the issuance by the Issuer of (x) any bonds, debentures, notes and other debt securities which represent present or future indebtedness which are subordinated in right of payment to the Notes or (y) any equity securities (other than Shares to be issued upon the conversion or redemption of Notes or Shares to be issued for the purposes of paying interest on the Notes), Capital Stock and any securities convertible into or exchangeable for Shares, equity securities or Capital Stock; and

(b)	on such terms that are no more onerous in the aggregate to the Issuer than these Conditions, the terms and conditions of the Warrants and the terms set out in the Note Trust Deed, the Warrant Trust Deed and other Issue Documents, taken as a whole.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

“Asset Disposition” means any sale, lease, transfer or other disposition (by way of merger, consolidation, sale and leaseback transaction or similar transaction) in one transaction or a series of related transactions by the Issuer or any Subsidiary of the Issuer, of any of its property or assets (including Capital Stock) to any Person other than the Issuer or any of its Subsidiaries; provided that “Asset Disposition” shall not include:

(a)	sales, lease, transfer or other dispositions of inventory, receivables and other current assets in the ordinary course of business;

(b)	sales, lease, transfers or other dispositions of assets with a fair market value not in excess of US$500,000 (or the RMB Equivalent thereof) in any transaction or series of related transactions;

(c)	any sale, transfer or other disposition of any property, or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Issuer or its Subsidiaries;

(d)	any, transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Further Security; or

(e)	the sale or transfer of Capital Stock of the Issuer in a Drag-Along Sale (as defined in the Carlyle Rights Agreement).

“Assignment of Rights” means an assignment of rights dated the Issue Date and entered into between Mr. He Ji Lun as assignor and Xi’an WFOE as assignee whereby Mr. He Ji Lun shall assign his rights to receive principal and interests under the Sichuan Shareholder Loan Agreement to Xi’an WFOE.

“Auditors” means the auditors for the time being of the Issuer or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the terms of the Notes or the Note Trust Deed, such other firm of certified accountants of internationally recognised standing selected by the Issuer and includes any of the any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors.

“Business” means the engagement in the advertising business in the PRC including, but not limited to, any business that involves billboards, light boxes or neon lighting, furniture and similar displays and activities incidental to any of the foregoing activities.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Carlyle Group” means Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P.

“Carlyle Investment Agreements” means the Carlyle Subscription Agreement and the Carlyle Rights Agreement.

“Carlyle Rights Agreement” means the rights agreement among the Carlyle Group, the Issuer and certain other persons party thereto dated as of 1 November 2006.

“Carlyle Subscription Agreement” means the share subscription agreement among the Carlyle Group, the Issuer and certain other persons party thereto dated as of 1 November 2006.

“Chengdu WFOE” means Chengdu Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

“Consolidated EBITDA” means, for the Relevant Period, the consolidated operating profits of the Group for the Relevant Period before taxation:

(a)	before deducting any Consolidated Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items;

(c)	before deducting any amount attributable to amortisation of goodwill or depreciation of tangible assets; and

(d)	before deducting any income taxes,

in each case, to the extent deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated Finance Charges” means, for any Relevant Period, the aggregate amount of interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Debt whether accrued, paid or payable and whether or not capitalised by any member of the Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any amounts paid, payable or accrued by any member of the Group to counterparties under any interest rate hedging instrument; and

(d)	deducting any amounts paid, payable or accrued by counterparties to any member of the Group under any interest rate hedging instrument.

“control” means the ownership or control of more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of a company or business entity.

“Controlling Shareholders” means (i) Mr. He Ji Lun; and (ii) any Person controlled by Mr. He Ji Lun and through which Mr. He Ji Lun holds a beneficial interest in the Issuer including, without limitation, IHL, DW and LZL.

“Debt” means, at any time, any indebtedness for or in respect of:

(a)	money borrowed;

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar instruments,

but not including:

(x)	payables arising from the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person in connection with any merger or consolidation; and

(y)	payables arising from any accounts payables.

“Debt to EBITDA Ratio” means the ratio of (1) the aggregate amount of Debt owed by the Issuer and its Subsidiaries (without duplication) outstanding on the last day of the Relevant Period to (2) the product of (x) Consolidated EBITDA for the Relevant Period divided by nine and (y) twelve.

“Deed of Non-Competition” means the deed of non-competition dated the Issue Date executed by Mr. He Ji Lun.

“Deed of Undertaking” means the deed of undertaking dated the Issue Date and entered into between the Controlling Shareholders, the Carlyle Group, the Issuer, Xi’an WFOE, Chengdu WFOE, the Note Trustee and the Investor.

“Dividend” means any dividend or distribution, whether of cash, assets or other property, and whenever paid or made and however described (and for these purposes a distribution of assets includes, without limitation, an issue of Shares or other securities credited as fully or partly paid-up).

“DW” means Double Win Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

“Employee Share Option Scheme” means any share option, share appreciation, share purchase, phantom share or other equity-based plan, arrangement, agreement, policy or understanding, whether written or unwritten, that provides or may provide benefits or compensation in respect of any employee, officer, director or consultant or former employee, officer, director or consultant of the Issuer or an Affiliate thereof or the beneficiaries or dependents of any such employee or former employee, officer, director or consultant.

“GAAP” means the generally accepted accounting principles in the United States of America which are in effect from time to time.

“Group” means the Issuer and each of its Subsidiaries from time to time. For the avoidance of doubt, “Group” shall include Sichuan Opco and its Subsidiaries from time to time.

“IHL” means Insighting Holdings Limited, a company incorporated under the laws of the British Virgin Islands.

“Indebtedness” means any indebtedness of any Person for money borrowed or raised including (without limitation) any indebtedness for or in respect of:

(i)	amounts raised by acceptance under any acceptance credit facility;

(ii)	amounts raised under any note purchase facility;

(iii)	the amount of any interest bearing liability in respect of leases or hire purchase contracts which would, in accordance with applicable law and generally accepted accounting principles, be treated as finance or capital leases;

(iv)	the amount of any interest bearing liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 120 days; and

(v)	amounts raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing,

but not including:

(a)	payables arising from the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer held by any Person in connection with any merger or consolidation; and

(b)	payables arising from any accounts payables.

“Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock,

Indebtedness or other similar instruments issued by such Person; provided that endorsements of negotiable instruments and documents in the ordinary course of business shall not be deemed to be an Investment. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value (as determined by an independent investment bank of international repute, selected by the Issuer and approved in writing by the Note Trustee) at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Documents” means the Subscription Agreement, the Note Trust Deed, the Warrant Trust Deed, the Note Agency Agreement, the Warrant Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents.

“LZL” means Lucky Zone Limited, a company incorporated under the laws of the British Virgin Islands.

“Material Contracts” means the following agreements as may be amended, modified and supplemented from time to time:

(a)	a technology consulting service agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(b)	a business cooperation agreement entered into between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006;

(c)	a domain name and trademark licensing agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(d)	a loan and equity pledge agreement between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006; and

(e)	an option agreement entered into between the shareholders of Sichuan Opco and Chengdu WFOE dated 10 November 2006.

“Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of the Issuer existing on the date hereof, as the same may be amended from time to time.

“Mr. He Ji Lun” means He Ji Lun , (ID No. 510 132 1972 0220 0077), a national of the PRC.

“Investor” means Blue Ridge Investments, LLC as initial subscriber of the Notes and the Warrants.

“Note Documents” means the Subscription Agreement, the Note Trust Deed, the Note Agency Agreement, the Deed of Non-Competition, the Deed of Undertaking, the Rights Agreement, the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement and the Security Documents.

“Subscription Agreement” means the subscription agreement dated 18 December 2007 relating to the issue and subscription of the Notes and the Warrants.

“Permitted Further Security” means:

(1)	Further Security for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings;

(2)	statutory and common law Further Security of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Further Security arising in the ordinary course of business;

(3)	Further Security incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business;

(4)	Further Security encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Subsidiaries relating to such property or assets and not extending to any other property or assets;

(5)	any interest or title of a lessor in the property subject to any operating lease;

(6)	Further Security in favor of the Issuer or any of its wholly-owned Subsidiaries; and

(7)	Further Security arising from the rendering of a final judgment or order against the Issuer or any of its Subsidiaries that does not give rise to an Event of Default.

“Permitted Investment” means:

(1)	any Investment in the Issuer or a Subsidiary of the Issuer or a Person which will, upon the making of such Investment, become a Subsidiary of the Issuer or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Issuer or a Subsidiary of the Issuer;

(2)	time deposit accounts, certificates of deposit and money market deposits with a bank or trust company organized under the laws of the PRC;

(3)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4)	stock, obligations or securities received in satisfaction of judgments;

(5)	receivables owing to the Issuer or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(6)	any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets made in compliance with Condition 4.5; and

(7)	pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Further Security”.

“Person” means any individual, company, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

“PRC” means the People’s Republic of China, excluding for purposes of the Notes only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for business in the PRC.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Regulatory Authority” means the U.S. Securities and Exchange Commission or such other relevant securities regulatory with respect to the applicable Stock Exchange.

“Relevant Period” means, with respect to the incurrence of any Indebtedness, a period of nine months ending on the last day of the second to last full calendar month immediately prior to the incurrence of such Indebtedness.

“Restricted Payment” with respect to any Person means (i) the declaration or payment of any Dividend or making of any distribution on or with respect to the Capital Stock of the Issuer and its Subsidiaries (other than dividends or distributions payable solely in shares of Capital Stock of the Issuer or its Subsidiaries) held by Person other than the Issuer or any Subsidiary of the Issuer, (ii) making of any Investment in any Person, other than Permitted Investments, or (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any subordinated obligations (which is subordinate or junior in right of payment to the Notes or the Guarantee) of such Person.

“Rights Agreement” means the rights agreement to be dated 19 December 2007 between, inter alia, the Issuer, each Controlling Shareholder, the Carlyle Group, and the Investor.

“RMB” means the lawful currency of the PRC.

“RMB Equivalent” means, with respect to any monetary amount in a currency other than RMB, at any time for the determination thereof, the amount of RMB obtained by converting such foreign currency involved in such computation into RMB at the base rate for the purchase of RMB with the applicable foreign currency as quoted by The People’s Bank of China on the date of determination.

“Second Priority Sichuan Equity Pledge” means a second priority equity pledge of the shares of Sichuan Opco dated on or about the Issue Date and entered into, amongst others, Xi’an WFOE as pledgee and the shareholders of Sichuan Opco as pledgors.

“Security Documents” means the Share Mortgage, the Assignment of Rights, the Second Priority Sichuan Equity Pledge and the Subsidiaries Equity Pledge.

“Series A Preferred Shares” means the Series A preferential shares, par value US$0.0001 per share, of the Issuer.

“Sichuan Opco” means Sichuan Time Share Advertising & Communication Co., Ltd.

“Subsidiaries Equity Pledge” means an equity pledge of the shares of (i) Beijing Time Share Advertising & Communication Co., Ltd., (ii) Chengdu Dayu Weiye Advertising Co., Ltd., (iii) Hubei Time Share Advertising & Communication Co. Ltd. and (iv) Xi’an Time Share Advertising & Communication Co. Ltd., dated on or about the Issue Date and entered into between Xi’an WFOE as pledgee and the Sichuan Opco as pledgor.

“Stock Exchange” means the National Association of Securities Dealers Automated Quotations (NASDAQ), New York Stock Exchange, the London Stock Exchange, the Singapore Stock Exchange or the Hong Kong Stock Exchange or their respective successors, or such other stock exchange approved by the shareholders of the Issuer and notified in writing to the Note Trustee.

“Strategic Investor” means an investor who supplies the Issuer with know-how, technology, management skills, marketing techniques, intellectual property and/or clientele.

“Subsidiary” means:

(A)

in relation to any Person, (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity, (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other subsidiaries) the management or the direction of business operations of such company or business entity, and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under PRC, United States, Hong Kong, Cayman Islands or any other applicable law, regulations or International Financial Reporting Standards or such other applicable generally accepted accounting principles from time to time, should have its accounts consolidated with those of that Person; and

(B)	Sichuan Opco and its subsidiaries from time to time shall be deemed Subsidiaries of the Issuer.

“Warrant Agency Agreement” means the paying and transfer agency agreement (as amended or supplemented from time to time) dated the Issue Date relating to the Warrants.

“Warrant Trust Deed” means the trust deed (as amended or supplemented from time to time) dated the Issue Date constituting the Warrants.

“Xi’an Documents” means the Xi’an Loan Agreement, the Sichuan Shareholder Loan Agreement, the Assignment of Rights, the Second Priority Sichuan Equity Pledge and the Subsidiaries Equity Pledge.

“Xi’an WFOE” means Xian Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

5.	Interest

5.1	Interest

5.1.1	The Notes will bear interests from and including the Issue Date up to but excluding 19 September 2010 (the “Maturity Date”) at the rate of 5.00 per cent. per annum (the “Interest Rate”), payable annually in arrear on each anniversary of the Issue Date (including the Maturity Date) (each an “Interest Payment Date”) in accordance with Condition 8.

Each Note will cease to bear interest:

(A)	when such Note has been fully repaid, purchased and cancelled, redeemed or converted in accordance with these Conditions;

(B)	on the date for redemption with respect to such Note; and

(C)	with respect to the conversion of any Note in accordance with the provisions of Condition 7.1, 30 days preceding the relevant Conversion Date (as defined in Condition 7.1) in respect of such Notes in respect of which the Conversion Right has been exercised.

5.1.2	Notwithstanding the foregoing, if a Note is due for redemption or repayment and upon due presentation, payment of the outstanding principal of the Note and Early Redemption Amount (as defined in Condition 9.7) thereon is withheld or refused or default is otherwise made in respect of any such payment, interest will continue to accrue at the Default Interest Rate (as defined in Condition 5.2), both after as well as before any judgment, up to but excluding the date on which payment in full of the outstanding principal of the Note and Early Redemption Amount thereon is made.

5.1.3	Subject to Condition 5.2, interest on the Notes will be calculated on the basis of a 365-day year and the actual number of days elapsed.

5.2	Default Interest

If the Issuer fails to pay any sum in respect of the Notes when the same becomes due and payable under these Conditions, interest shall accrue on the overdue sum at the rate of 4 per cent. per annum over and above the Interest Rate (the “Default Interest Rate”) from the due date. Such interest (collectively, “Default Interest”) shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 365-day year until actually paid.

6.	Initial Public Offering

The Issuer shall use its best endeavours to effect an IPO with an IPO Closing Date which is on or before 31 December 2008. If the Stock Exchange on which the IPO Securities are to be listed is the New York Stock Exchange, the NASDAQ or any other Stock Exchange situated in the United States or governed by United States securities laws, the Noteholders shall have the benefit of registration rights in respect of a listing of such nature on the terms set out in the Rights Agreement.

6.1	Certain Definitions

For the purpose of these Conditions,

“Closing Price” means for the Shares for any Trading Day the average closing market price quoted by the Stock Exchange for such Trading Day.

“IPO Closing Date” or “Listing Date” means, with respect to any IPO, the date on which the IPO has closed and the IPO Securities are listed on the Stock Exchange, with permission granted to deal in the IPO Securities by the Stock Exchange.

“IPO Securities” means Shares subject to one or more offerings or listings that together constitute an IPO within the meaning of this Condition 6.

“Trading Day” means a day when the Stock Exchange is open for dealing or trading business, provided that, if no Closing Price is reported in respect of the relevant Shares on the Stock Exchange for one or more consecutive dealing or trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing or trading days.

6.2	IPO

As used in these Conditions, “IPO” means the first offering or listing of Shares that complies with (A) the rules and regulations of the Stock Exchange; and (B) the following conditions:

(i)	it is a primary offer of IPO Securities to the public for subscription or sale exclusively for cash, accompanied (or preceded) by the grant of listing of, and permission to deal in, the Shares or depository shares or securities representing Shares by the Stock Exchange; and

(ii)	if the listing occurs on a Stock Exchange that is not situated in the United States or governed by United States securities laws, the Issuer shall have obtained in-principle approval from such Stock Exchange to list the Shares into which the Notes are convertible.

6.3	Notice of Intended IPO

If (i) an IPO is approved by the Stock Exchange and such approval has been communicated to the Issuer, and (ii) an IPO is proposed to be effected, to the extent permitted by applicable laws, the Issuer will, no later than two business days after becoming aware of the same, notify the Note Trustee and the Noteholders of the intended offer to the public and listing of the Shares (“Notice of Intended IPO”).

6.4	Rights Agreement

The Issuer has agreed under the Rights Agreement to grant holders of Shares (issued or issuable upon conversion of the Notes or exercise of the Warrants), for so long as such holder hold no less than at least 20 per cent of the total number of Shares (issued or issuable upon conversion of the Notes or exercise of the Warrants) as of the Issue Date, certain rights to any potential public offering of the Shares in the United States and reasonably equivalent or analogous rights with respect to any other offering of the Shares in any other jurisdiction in which the Issuer undertakes to publicly offer or list such securities for trading on a recognised securities exchange.

7.	Conversion

7.1	Conversion Right

7.1.1	Conversion Period: Subject as hereinafter provided, Noteholders have the right to convert their Notes into Shares at any time during the Conversion Period referred to below.

The right of a Noteholder to convert any Note into Shares is the “Conversion Right”. Subject to and upon compliance with the provisions of this Condition 7, the Conversion Right attaching to any Note may be exercised, at the option of the holder thereof, at any time within 30 days of the Conversion Right Commencement Date but in any case no later than the close of business (at the place where the Certificate evidencing such Note is deposited for conversion) on the date which is seven calendar days prior to the Proposed Public Filing Date (but, except as provided in Condition 7.1.5, in no event thereafter) (the “Conversion Period”).

In these Conditions:

“Conversion Right Commencement Date” means the date on which an initial confidential filing of the prospectus or registration statement with the relevant securities regulator in relation to the IPO is made. Such date shall be notified by the Issuer to the Note Trustee no later than the day immediately following the Conversion Right Commencement Date.

“Proposed Public Filing Date” means the date on which the prospectus in relation to the IPO is proposed to be publicly filed and registered with the relevant securities regulator in relation to the IPO.

7.1.2	Number of Shares issuable on Conversion: The number of Shares to be issued on conversion of a Note will be determined by dividing the principal amount of the Note to be converted by the Conversion Price (as defined in Condition 7.1.4). A Conversion Right may only be exercised in respect of one or more Notes. If more than one Note held by the same holder is converted at any one time by the same holder, the number of Shares to be issued upon such conversion will be calculated on the basis of the aggregate principal amount of the Notes to be converted.

7.1.3	Fractions of Shares: No fractions of a Share will be issued on conversion; provided that if more than one Note is converted at the same time by the same Noteholder then, for the purpose of determining the number of Shares issuable upon the conversion of such Notes and whether any (and if so what) fraction of a Share arises, the aggregate principal amount of such Notes will be aggregated.

7.1.4	Conversion Price: The price per share at which Shares will be issued upon conversion (the “Conversion Price”) will be 100 per cent. of the price per Share at which Shares are issued and/or offered to the public under the IPO.

7.1.5

Revival and/or Survival after Default: Notwithstanding the provisions of Condition 7.1.1, if (a) any Note has become due and payable prior to the Maturity Date by reason of the occurrence of any Event of Default in Condition 11, or (b) any Note that is not converted is not redeemed on the IPO Closing Date in accordance with Condition 9.1, the Conversion Right attaching to such Note will revive and/or will continue to be exercisable up to, and including, the close of business (at the place where the Certificate evidencing such Note is deposited for conversion) on the date upon which the full amount of the moneys payable in respect of such Note has been duly received by the Principal Agent or the Note Trustee and notice of such receipt has been duly given to the Noteholders and, notwithstanding the provisions of Condition 7.1.1, any Note in respect of which the Certificate and Conversion Notice are deposited for conversion prior to such date shall be converted on the relevant

Conversion Date (as defined in Condition 7.1.6(b)) notwithstanding that the full amount of the moneys payable in respect of such Note shall have been received by the Principal Agent or the Note Trustee before such Conversion Date or that the Conversion Period may have expired before such Conversion Date. The Conversion Right shall neither be revived nor continue to be exercisable in respect of a Note in the event that (i) no IPO has occurred or (ii) the relevant Noteholder has notified the Note Trustee of its acceptance of the full amount of the moneys payable in respect of such Note.

7.1.6	Conversion Notice:

(a)	To exercise the Conversion Right attaching to any Note, the holder thereof must complete, execute and deposit at its own expense during normal business hours at the specified office of any Conversion Agent a notice of conversion (a “Conversion Notice”) in the form (for the time being current) obtainable from the specified office of each Conversion Agent, together with the relevant Certificate and other documents as may be required by the Conversion Agent to determine the due execution of the Conversion Notice.

(b)	The conversion date in respect of a Note (the “Conversion Date”) must fall at a time when the Conversion Right attaching to that Note is expressed in these Conditions to be exercisable (subject to the provisions of Condition 7.1.5 above) and will be deemed to be (i) in the event that an IPO is occurring, the IPO Closing Date, or (ii) in any other situation, the Trading Day immediately following the date of the surrender of the Certificate in respect of such Note and delivery of such Conversion Notice and, if applicable, any payment to be made or indemnity given under these Conditions in connection with the exercise of such Conversion Right. An Conversion Notice once delivered shall be irrevocable and may not be withdrawn unless the Issuer consents in writing to such withdrawal.

7.2	Stamp Duty and Taxes

The Issuer and each Subsidiary Guarantor will pay all expenses, including all stamp, issue, registration, securities transaction or other similar taxes or duties (if any) arising on the conversion of the Notes, the delivery or issue of Shares or the delivery of Certificates therefor on conversion of Note(s) directly to the relevant authorities and all (if any) charges of the Conversion Agent in connection therewith.

7.3	Registration

(a)	The Issuer shall, as soon as practicable, and in any event not later than five Trading Days after the Conversion Date in the case of Notes converted on exercise of the Conversion Right and in respect of which a duly completed Conversion Notice has been delivered and the relevant Certificate deposited as required by Condition 7.1.6(a):

(i)	register the person or persons designated for the purpose in the Conversion Notice as holder(s) of the relevant number of Shares in the Issuer’s share register; and

(ii)	if the Noteholder has also requested in the Conversion Notice, to the extent permitted by law, take all necessary action to enable the Shares to be delivered through the clearing system of the jurisdiction of the Stock Exchange for so long as the Shares are listed on the Stock Exchange; or will make such certificate or certificates available for collection at the office of the Issuer’s share registrar notified to Noteholders in accordance with Condition 16 (with copy to the Note Trustee and the Conversion Agent) or, if so requested in the relevant Conversion Notice, cause its share registrar to mail (at the risk and expense of the person to whom such certificate or certificates are sent) such certificate or certificates to the person at the place specified in the Conversion Notice, together (in either case) with any other securities, property or cash required to be delivered upon conversion and such assignments and other documents (if any) as may be required by law to effect the transfer thereof.

(b)	The Shares to be issued upon conversion shall be deemed to have been issued at the close of banking business on the relevant date such person(s) is/are registered as such in the Issuer’s register of members (the “Registration Date”) and the Issuer will deem the converting Noteholder to have become the holder of record at the close of banking business in the Cayman Islands on the Registration Date of the number of Shares to which the converting Noteholder is entitled upon conversion of the relevant Note(s) (disregarding any fraction of a Share resulting from such conversion, except as mentioned in Condition 7.1.3).

(c)	All Shares issued upon conversion shall be fully-paid and non-assessable and shall, subject to the proviso below, entitle the holders thereof to participate in full in all Dividends and other distributions paid or made on the Shares the record date for which falls on or after the relevant Registration Date.

(d)	If the record date for the payment of any dividend or other distribution in respect of the Shares is on or after the Conversion Date in respect of any Note, but before the Registration Date, the Issuer will pay to the converting Noteholder or its designee an amount (the “Equivalent Amount”) in U.S. dollars equal to the Fair Market Value of any such dividend or distribution to which such converting Noteholder would have been entitled to had it on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than seven days thereafter. The Equivalent Amount shall be paid by means of a U.S. dollar cheque drawn on a bank in New York and sent to the address specified in the relevant Conversion Notice.

For the purposes of these Conditions:

“Fair Market Value” means, with respect to any shares, assets, security, option, warrants or other right on any date, the fair market value of that share, asset, security, option, warrant or other right as determined by an independent investment bank of international repute (acting as an expert), selected by the Issuer and notified to the Note Trustee and the Noteholders (in accordance with Condition 16); provided that (i) the fair market value of a cash dividend paid or to be paid per Share shall be the amount of such cash dividend per Share determined as at the date of announcement of such dividend; and (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such investment bank of international repute) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five Trading Days on the relevant market immediately prior to the date on which the Fair Market Value is to be determined and, if no such period is available, the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded.

7.4	Undertakings

7.4.1	The Issuer undertakes that, for so long as any Note remains outstanding, save with the approval of an Extraordinary Resolution of the Noteholders:

(i)	it will use its best endeavours (a) to obtain an PO on the Stock Exchange with a IPO Closing Date which is on or before 31 December 2008, (b) in respect of listing on a Stock Exchange not situated in the United States or governed by United States securities laws, to obtain and maintain a listing for all the Shares after an IPO and for all the Shares issued, delivered or transferred pursuant to the exercise of the Conversion Right on the Stock Exchange and will forthwith give notice to Note Trustee (and the Noteholders in accordance with Condition 16) of such IPO and any such listing or delisting of the Shares (as a class) by the Stock Exchange, and (c) in respect of listing on a Stock Exchange situated in the United States or governed by United States securities laws, to provide the Noteholders the benefit of the registration rights in respect of a listing on such Stock Exchange as set out in the Rights Agreement;

(ii)	it will ensure that the Security and the security interest created will thereafter always remain perfected, of first priority and in full force and effect in favour of the Security Trustee for the benefit of the Noteholders and the holders of the Warrants and it will procure that, save in accordance with the Share Mortgage, no other or additional security interest to be created in respect of the Shares subject to the Share Mortgage in favour of any person other than the Security Trustee for the benefit of the Noteholders and the holders of the Warrants;

(iii)	it will not make any reduction of its ordinary share capital or any uncalled liability in respect thereof or of any share premium account or capital redemption reserve fund (except, in each case, as required by law);

(iv)	from the Issue Date to the earlier of the Maturity Date and the Trading Day immediately before the IPO Closing Date, it shall hold (directly, or indirectly through any wholly-owned Subsidiaries) and continue to hold (directly, or indirectly through any wholly-owned Subsidiaries) not less than 100 per cent. of the issued and paid-up capital of Chengdu WFOE and Xi’an WFOE;

(v)	it will, during the process of effecting the IPO, comply with all the rules, regulations and requirements of the relevant Stock Exchange;

(vi)	it will notify the Note Trustee and the Noteholders in writing the date of filing of the initial confidential filing of the prospectus or registration statement with the relevant securities regulator in relation to the IPO, no later than the day immediately following such filing;

(vii)	it will have available, free from any pre-emptive or similar rights, out of its authorised but unissued ordinary share capital the full number of Shares into which the outstanding Notes are convertible on the exercise of the Conversion Right and will ensure that all Shares delivered upon such exercise of the Conversion Right will be duly and validly issued as fully-paid;

(viii)	it will not, by way of action or inaction, allow the Security to be adversely affected and shall take all necessary steps and actions that may be required to perfect the Security;

(ix)	in respect of a listing on a Stock Exchange not located in the United States or governed by the United States securities laws, it will in accordance with the terms of the Rights Agreement and upon request by the Noteholders or the converting Noteholders ensure that the Shares issued, transferred or delivered to the Noteholders upon the exercise of the Conversion Right of the Notes will be offered as part of the IPO and will be freely tradeable on that Stock Exchange, as from the IPO Closing Date;

(x)	in respect of a listing on a Stock Exchange located in the United States or governed by the laws of the United States securities laws, it will in accordance with the terms of the Rights Agreement and upon request by the Noteholders or the converting Noteholders, effect the registration under the United States securities laws of all Shares issued, transferred or delivered to the Noteholders upon the exercise of the Conversion Right of the Notes;

(xi)

it will procure that (a) Chengdu WFOE is a party to the Material Contracts, (b) none of Chengdu WFOE and Sichuan Opco is in breach of any material provision in the Material Contracts, (c) none of the Material Contracts ceases to be legally valid, binding and effective in accordance with its terms, and (d) none of the Material Contracts is amended, supplemented or modified without the prior written consent of the Note Trustee (acting on the instructions of the Noteholders);

(xii)	following the occurrence of a Material Default, the Issuer shall procure the appointments of two directors designated by the Note Trustee (acting in accordance with the instruction of an Extraordinary Resolution of the Noteholders) in accordance with the terms of the Deed of Undertaking; and

(xiii)	it will appoint any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors to be its Auditor.

7.4.2	For the purpose of these Conditions:

“Material Default” means the occurrence of any of the following and is continuing for five PRC Business Days:

(xiv)	an event under Condition 11.1 (a);

(xv)	an event under Condition 11.1 (b);

(xvi)	an event under Condition 11.1 (d);

(xvii)	an event under Condition 11.1 (e);

(xviii)	an event under Condition 11.1 (g);

(xix)	an event under Condition 11.1 (n);

(xx)	an event under Condition 11.l (o); and

(xxi)	failure by the Issuer to perform or comply with one or more of its obligations under Condition 7.4.1(xi).

8.	Payments

8.1	Principal and interest

Payment of principal will be made by transfer to the registered account of the relevant Noteholder or by U.S. dollar cheque drawn on a bank in New York or Hong Kong mailed to the registered address of such Noteholder if it does not have a registered account. Payment of principal will only be made after surrender of the relevant Certificate at the specified office of any Agent.

Interest on Notes will be paid on the due date for the payment of interest to the holder shown on the Register at the close of business on the fifth day before the due date for the payment of interest (the “Interest Record Date”). Payments of interest on each Note will be made by transfer to the registered account of the Noteholder or by United States dollar cheque drawn on a bank in New York or Hong Kong mailed to the registered address of the Noteholder if it does not have a registered account.

8.2	Registered Accounts

For the purpose of this Condition 8, a Noteholder’s registered account means the U.S. dollar account maintained by it or on its behalf with a bank in New York or Hong Kong, details of which shall appear on the Register at the close of business on the fifth business day before the due date for payment, and a Noteholder’s registered address means its address appearing on the Register at that time.

8.3	Fiscal Laws

All payments are subject in all cases to the provisions of Condition 10 and any applicable laws and regulations in the place of payment.

8.4	Payment Initiation

Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Payment Business Day, for value on the first following day which is a Payment Business Day) will be initiated and, where payment is to be made by cheque, the cheque will be mailed (at the risk and expense of the Noteholder), on the due date for payment (or, if it is not a Payment Business Day, the immediately following Payment Business Day) or, in the case of a payment of principal, if later, on the business day on which the relevant Certificate is surrendered at the specified office of an Agent. For the purposes of these Conditions, “Payment Business Day” shall mean a day other than a Saturday or Sunday on which banks are open for business in New York City, Hong Kong and the PRC.

8.5	Delay in Payment

No Noteholder will be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date is not a Payment Business Day, if such Noteholder is late in surrendering its Certificate (if required to do so), or if a cheque mailed in accordance with this Condition 8 arrives after the due date for payment.

9.	Redemption, Purchase and Cancellation

9.1	IPO Redemption and Maturity

9.1.1	Unless previously redeemed, converted or purchased and cancelled as provided herein, the Issuer will redeem each Note at 100 per cent. of its principal amount on the IPO Closing Date together with any accrued and unpaid interest.

9.1.2	In the event that no IPO has occurred by the Maturity Date and unless previously redeemed, converted or purchased and cancelled as provided herein, the Issuer will redeem each Note at 100 per cent. of its principal amount on the Maturity Date together with the Early Redemption Amount and any accrued and unpaid interest and any premium.

9.2	Redemption at the Option of the Issuer

9.2.1	The Issuer may, at its option, at any time, on giving irrevocable written notice in the form provided in Condition 9.2.2 (the “Early Redemption Notice”) to the Noteholders (such notice to be given not less than five business days prior to the date fixed for the redemption of the Notes (the “Early Redemption Date”) redeem all or some of the Notes. If the Early Redemption Date falls on a date:

(i)	prior to the first anniversary of the Issue Date, the Notes that the Issuer elects to redeem shall be redeemed at 102 per cent. of their principal amount;

(ii)	from (and including) the first anniversary of the Issue Date to (and excluding) the day falling two years from the Issue Date, the Notes that the Issuer elects to redeem shall be redeemed at 101 per cent. of their principal amount; and

(iii)	from (and including) the second anniversary of the Issue Date to (and excluding) the Maturity Date, the Notes that the Issuer elects to redeem shall be redeemed at 100 per cent. of their principal amount, and in each case together with any Early Redemption Amount and any accrued and unpaid interest and any premium (in each case, the aggregate being an “Optional Redemption Amount”). Upon receipt of the Early Redemption Notice, the Note Trustee will select Notes for redemption pro rata, by lot or by such other method as the Note Trustee shall approve (acting on the instructions of the Noteholders).

As long as the Notes are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear or Clearstream or a successor clearing system, any selection of Notes for redemption will be effected in accordance with the rules of the relevant clearing systems.

9.2.2	The Issuer shall procure that the Early Redemption Notice shall be given to the Note Trustee (and the Noteholders in accordance with Condition 16) specifying:

(i)	the Early Redemption Date;

(ii)	the redemption amount (including the Early Redemption Amount and any accrued and unpaid interest and any premium) and any Default Interest;

(iii)	the names and addresses of all Paying Agents; and

(iv)	the procedures that Noteholders must follow and the requirements that Noteholders must satisfy in order to redeem their Notes.

9.2.3	Upon the expiry of the Early Redemption Notice, the Issuer will be bound to redeem the Notes it has elected to redeem at their Optional Redemption Amount on the Early Redemption Date.

9.3	Redemption for Change of Control

9.3.1

Following the occurrence of a Change of Control (as defined in Condition 9.3.5), each Noteholder will have the right (the “Change of Control Put Right”) at such Noteholder’s option, to require the Issuer to redeem in whole but not in part such Noteholder’s Notes on the Change of Control Put Date (as defined below) at a redemption amount equivalent to 100 per cent. of the principal amount of the Notes outstanding plus the Early Redemption Amount and any accrued and unpaid interest and any premium. To exercise such Change of Control Put Right, the holder of the relevant Note must complete, sign and deposit at its own expense during normal business hours at the specified office of any Paying Agent a duly completed and signed notice of redemption, in the form then current, obtainable during normal business hours from the specified office of the Note Trustee or any Paying Agent (a “Change of Control Put Exercise Notice”) together with the Certificate evidencing the Notes to be redeemed by not later than 30 days following a Change of Control, or, if later, 30 days following the date upon which notice thereof is given to the Note Trustee (and the Noteholders in accordance with Condition 16). The “Change of Control Put Date” shall be the 14th day after the expiry of the 30-day period following a Change of Control or following the date upon which notice thereof is given to the Note Trustee (and the Noteholders in accordance with Condition 16) by the Issuer, as the case may be.

9.3.2	A Change of Control Put Exercise Notice, once delivered, shall be irrevocable and the Issuer shall redeem the Notes which form the subject of the Change of Control Put Exercise Notice delivered as aforesaid on the Change of Control Put Date.

9.3.3	The Note Trustee shall not be required to take any steps to ascertain whether a Change of Control or any event which could lead to the occurrence of a Change of Control has occurred.

9.3.4	Not later than two days after becoming aware of a Change of Control, the Issuer shall procure that notice shall be given to the Note Trustee (and the Noteholders in accordance with Condition 16) stating:

(i)	the date of such Change of Control and, briefly, the events causing such Change of Control;

(ii)	the date by which the Change of Control Put Exercise Notice must be given;

(iii)	the applicable Early Redemption Amount and any amounts of principal, interest and premium;

(iv)	the names and addresses of all Paying Agents;

(v)	briefly, the Conversion Right;

(vi)	the procedures that Noteholders must follow and the requirements that Noteholders must satisfy in order to exercise the Change of Control Put Right or Conversion Right; and

(vii)	that a Change of Control Put Exercise Notice, once validly given, may not be withdrawn.

9.3.5	For the purpose of these Conditions

a “Change of Control” occurs when:

(a)	Mr. He Ji Lun ceases to own beneficially at least 40 per cent. of the Shares of the Issuer;

(b)	any person or persons, acting together, other than Mr. He Ji Lun, acquires control of the Group;

(c)	the Group consolidates with or merges into or sells or transfers all or substantially all of the Group’s assets to any other person, unless the consolidation, merger, sale or transfer will not result in any person or persons, acting together, other than Mr. He Ji Lun, acquiring control over the Group or the successor entity; or

(d)	any member of the Carlyle Group exercises the right to drag under Section 4.6 of the Carlyle Rights Agreement.

For the purpose of this definition of Change of Control, “control” means the acquisition or control of more than 40 per cent. of the voting rights of the issued share capital of the Issuer or the right to appoint and/or remove all or the majority of the members of the Issuer’s Board or other governing body, whether obtained directly or indirectly, and whether obtained by ownership of share capital, the possession of voting rights, contract or otherwise; and

a “person” includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity) but does not include the Issuer’s Board or any other governing body and does not include the Issuer’s wholly-owned direct or indirect Subsidiaries.

9.4	Mandatory Redemption upon Exercise of Carlyle’s Drag Right

9.4.1	Upon the exercise by any member of the Carlyle Group of its drag right under section 4.6 of the Carlyle Rights Agreement (the “Drag Along Exercise”), and unless previously redeemed, converted or purchased and cancelled as provided herein, the Issuer will redeem all, but not some only, Notes at 100 per cent. of its principal amount together with the Early Redemption Amount and any accrued and unpaid interest and premium within 15 days of the date of the Drag Along Exercise.

9.4.2	Not later than two days after becoming aware of a Drag Along Exercise, the Issuer shall procure that notice shall be given to the Note Trustee (and the Noteholders in accordance with Condition 16) stating:

(i)	the date of such Drag Along Exercise and, briefly, the events causing such Drag Along Exercise;

(ii)	the date by which the date on which the Notes will be redeemed; and

(iii)	the applicable Early Redemption Amount and any amounts of principal, interest and premium,

together with a certificate from that member of the Carlyle Group confirming that a Drag Along Exercise has occurred.

9.5	Purchases

The Issuer or any of the Issuer’s Subsidiaries may at any time and from time to time purchase Notes at any price in the open market or otherwise in compliance with applicable laws and regulations.

9.6	Cancellation

All Notes purchased by the Issuer or any of the Issuer’s Subsidiaries or which are redeemed will forthwith be cancelled. Certificates in respect of all Notes cancelled will be forwarded to or to the order of the Registrar and such Notes may not be reissued or resold.

9.7	Certain Definitions

“Early Redemption Amount” of a Note for each US$1,000 principal amount of the Notes, an amount of premium, rounded (if necessary) to two decimal places with 0.005 being rounded upwards, calculated by the Issuer in accordance with the following formula:

Early Redemption Amount = (0.1 x n x US$1,000)

where:

“Days Outstanding” means the numbers of days from, and including, the Issue Date to, but excluding, the date for redemption, purchase and/or full repayment of the outstanding principal amount of the Notes, calculated on the basis of a 365-day year.

n = (Days Outstanding/365).

10.	Taxation

10.1

All payments made by the Issuer and the Subsidiary Guarantors with respect to the Notes and the Guarantee will be made free from any restriction or condition and be made without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Cayman

Islands, the PRC, the jurisdictions of incorporation of each Subsidiary or any authority thereof or therein having power to tax, unless deduction or withholding of such taxes, duties, assessments or governmental charges is compelled by law. In such event, the Issuer will pay such additional amounts as will result in the receipt by the Noteholders of the net amounts after such deduction or withholding equal to the amounts which would otherwise have been receivable by them had no such deduction or withholding been required except that no such additional amount shall be payable in respect of any Note or the Guarantee:

(a)	to a holder (or to a third party on behalf of a holder) who is subject to such taxes, duties, assessments or governmental charges in respect of such Note or the Guarantee by reason of his having some connection with the Cayman Islands, the PRC, the jurisdictions of incorporation of any Subsidiary otherwise than merely by holding the Note or the Guarantee or by the receipt of amounts in respect of the Note or the Guarantee or where the withholding or deduction could be avoided by the holder making a declaration of non- residence or other similar claim for exemption to the appropriate authority which such holder is legally capable and competent of making but fails to do so or if the tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such holder; or

(b)	(in the case of a payment of principal) if the Certificate in respect of such Note is surrendered more than 30 days after the relevant date except to the extent that the holder would have been entitled to such additional amount on surrendering the relevant Certificate for payment on the last day of such period of 30 days.

Nor will additional amounts be paid with respect to any payment on a Note to a Noteholder who is a fiduciary, a partnership, a limited liability company or other than the sole beneficial owner of that payment to the extent that payment would be required by the laws of the United Kingdom or any authority therein or thereof having the power to tax to be included in the income, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership, an interestholder in a limited liability company or a beneficial owner who would not have been entitled to the additional amounts had that beneficiary, settlor, member or beneficial owner been the Noteholder.

10.2	For the purpose of these Conditions, “relevant date” means the date on which such payment first becomes due except that, if the full amount payable has not been received by the Note Trustee or the Principal Agent on or prior to such due date, it shall mean the date on which, such full amount payable having been so received, notice to that effect shall have been given to the Note Trustee (and the Noteholders in accordance with Condition 16) and cheques despatched or payment made.

10.3	References in these Conditions to principal, interest and other payments payable by the Issuer shall be deemed also to refer to and include any additional amounts which may be payable under this Condition 10 or any undertaking or covenant given in addition thereto or in substitution therefore pursuant to the Note Trust Deed.

11.	Events of Default

11.1	For so long as any Note remains outstanding, the Note Trustee at its discretion may, and if so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or if so directed by an Extraordinary Resolution shall (subject, in each case, to being indemnified and/or provided with security by the Noteholders to its satisfaction), give notice to the Issuer that the Notes are, and they shall accordingly thereby become, immediately due and repayable together with the Early Redemption Amount if any of the following events (each, an “Event of Default”) has occurred:

(a)	failure by the Issuer to pay any principal, premium or interest due in respect of the Notes;

(b)	failure by the Issuer to deliver or issue Shares as and when such Shares are required to be delivered or issued following conversion of any Note pursuant to the terms of the Note Documents;

(c)	failure by the Issuer to perform or comply with one or more of its other obligations in the Notes or the Note Documents to which it is party and such failure is incapable of remedy or, if capable of remedy, is not remedied within 30 days after written notice of such failure shall have been given to the Issuer by the Note Trustee;

(d)	save for Debts owing to the immediate family members of Mr. He Ji Lun, the Issuer or any of its Subsidiaries is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its Debt; stops, suspends or threatens to stop or suspend, payment of all or a material part of (or of a particular type of) its Debt; proposes or makes any agreement for the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its Debt (or of any part which it will or might otherwise be unable to pay when due); proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such Debt; or a moratorium is agreed or declared in respect of or affecting all or a material part of the Debt of the Issuer or any of its Subsidiaries;

(e)

save for Debts owing to the immediate family members of Mr. He Ji Lun, (i) any other present or future Debt of the Issuer or any of its Subsidiaries for or in respect of moneys borrowed or raised becomes (or becomes capable of being declared) due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (ii) any such Debt is not paid when due or (if a grace period is applicable) within any applicable grace period, or (iii) the Issuer or any of its Subsidiaries fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised; provided that the aggregate amount of the relevant Debt, guarantees and indemnities in respect of which one or more of the events mentioned above in this Condition 11.1(e) has or have occurred and after the applicable grace or notice period has expired equals or exceeds US$1,000,000 or its equivalent in any currency or currencies (as reasonably determined on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by the U.S. Federal Reserve Bank on the day on which such Debt becomes due and payable or is not paid or any such amount becomes due and payable or is not paid under any such guarantee or indemnity);

(f)	a distress, attachment, execution or other legal process is levied, enforced or sued out on or against any property, assets or revenues of the Issuer or any of its Subsidiaries with an aggregate value constituting at least 30 per cent. of the consolidated value of the Group at that time, and is not discharged or stayed within 60 days;

(g)	an order is made or an effective resolution passed for the winding-up or dissolution, judicial management or administration of the Issuer or any of its Subsidiaries; or the Issuer or any of its Subsidiaries ceases or threatens to cease to carry on all or substantially all of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, restructuring, reorganisation, merger or consolidation (i) on terms approved by an Extraordinary Resolution of the Noteholders, or (ii) in the case of a Subsidiary of the Issuer, whereby the undertaking and assets of such Subsidiary are transferred to or otherwise vested in the Issuer or any of its Subsidiaries to which the whole or substantially the whole of the assets and undertaking of the first-mentioned Subsidiary is transferred;

(h)	an encumbrancer takes possession of or an administrative or other receiver or an administrator is appointed with respect to the property, assets or revenues of the Issuer or any of its Subsidiaries with an aggregate value constituting at least 30 per cent. of the consolidated value of the Group at that time, and is not discharged within 30 days;

(i)	it is or will become unlawful for the Issuer or a Subsidiary Guarantor to perform or comply with any one or more of its obligations under any of the Notes, the Note Trust Deed, the Warrants and the Warrant Trust Deed to which it is a party;

(j)	IHL denies or disaffirms its obligations under the Share Mortgage or, other than in accordance with the Note Trust Deed and the Share Mortgage, the Share Mortgage ceases to be or is not in full force and effect, the security interest created by the Share Mortgage fails to remain perfected or the Note Trustee ceases to have a first priority security interest in the Security;

(k)	Mr. He denies or disaffirms his obligations under the Assignment of Rights or the Second Priority Sichuan Equity Pledge or, the Assignment of Rights or the Second Priority Sichuan Equity Pledge ceases to be or is not in full force and effect, the security interest created by the Assignment of Rights or the Second Priority Sichuan Equity Pledge fails to remain perfected or Xi’an WFOE ceases to have a first priority security interest and second priority security interest in the security interest created by the Assignment of Rights and the Second Priority Sichuan Equity Pledge respectively;

(1)	Sichuan Opco denies or disaffirms its obligations under the Subsidiaries Equity Pledge or, the Subsidiaries Equity Pledge ceases to be or is not in full force and effect, the security interest created by the Subsidiaries Equity Pledge fails to remain perfected or Xi’an WFOE ceases to have a first priority security interest in the security interest created by the Subsidiaries Equity Pledge;

(m)	any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done by the Issuer in order (a) to enable the Issuer lawfully to enter into, exercise its rights and perform and comply with their respective obligations under the Notes and the Issue Documents, (b) to ensure that those obligations are legally binding and enforceable, and (c) to make the Notes and the Issue Documents admissible in evidence in the courts of the Cayman Islands or England is not taken, fulfilled or done;

(n)	any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Issuer or any of its Subsidiaries;

(o)	any of the Issue Documents is not, or ceases to be, or is claimed by any of the parties thereto (other than the Note Trustee or the Agents) not to be or have ceased to be, valid and effective in accordance with its terms in all respects or any member of the Group is in breach of any material provision of any of the Issue Documents;

(p)	(i) a breach of any material provision in the Xi’an Documents, (ii) any Xi’an Document ceases to be legally valid, binding and effective in accordance with its terms, and (iii) any Xi’an Document is amended, supplemented or modified without the prior written consent of the Note Trustee (acting on the instructions of the Noteholders); and

(q)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in any of the foregoing paragraphs under this Condition 11.1.

11.2	Upon the Note Trustee or any Noteholder giving notice in accordance with Condition 11.1 each Note shall be immediately due and repayable together with any accrued and unpaid interest and the Early Redemption Amount.

Subject to Condition 7.1.5, notwithstanding receipt of any payment after the acceleration of the Notes following an event specified in Condition 11.1, so long as an IPO has occurred, a Noteholder may exercise its Conversion Right by depositing a Conversion Notice with an Conversion Agent or Paying Agent during the period from and including the date of a default notice with respect to an event specified in Condition 11.1.

If the Conversion Right attached to any Note is exercised pursuant to this Condition 11.2, the Issuer will deliver Shares (which number will be disclosed to such Noteholder as soon as practicable after the Conversion Notice is given) in accordance with the Conditions, except that the Issuer shall have 10 business days before it is required to register the converting Noteholder (or its designee) in its register of members as the owner of the number of Shares to be delivered pursuant to this Condition 11.2 and an additional five Payment Business Days from such registration date to make payment in accordance with the following paragraph.

12.	Prescription

Claims in respect of amounts due in respect of the Notes will become prescribed unless made within 10 years in the case of principal and five years in the case of interest and Default Interest, if any, from the relevant date (as defined in Condition 10) in respect thereof.

13.	Enforcement

At any time after the Notes have become due and repayable, the Note Trustee may, at its discretion and without further notice, take such proceedings against the Issuer as it may think fit to enforce repayment of the Notes and to enforce the provisions of the Note Trust Deed, but it will not be bound to take any such proceedings unless (i) it shall have been so requested in writing by the holders of not less than 25 per cent. in principal amount of the Notes then outstanding or shall have been so directed by an Extraordinary Resolution of the Noteholders, and (ii) it shall have been indemnified and/or provided with security by the Noteholders to its satisfaction. No Noteholder will be entitled to proceed directly against the Issuer unless the Note Trustee, having become bound to do so, fails to do so within a reasonable period and such failure shall be continuing.

14.	Meetings of Noteholders, Modification and Waiver

14.1	Meetings

The Note Trust Deed contains provisions for convening meetings of Noteholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Notes or the provisions of the Note

Trust Deed. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing not less than 50 per cent. in principal amount of the Notes for the time being outstanding or, at any adjourned such meeting, two or more persons holding or representing whatever the principal amount of the Notes for the time being outstanding, unless the business of such meeting includes consideration of proposals, inter alia, (i) to change any date fixed for payment of principal or interest in respect of the Notes, (ii) to reduce or cancel the amount of principal or interest or any Early Redemption Amount payable on any date in respect of the Notes or to alter the method of calculating the amount of any payment in respect of the Notes on redemption or maturity or the date for any such payment, (iii) to change, amend or modify any covenants set out in Condition 4, Condition 6 or Condition 7.4, (iv) to effect the exchange, conversion or substitution of the Notes for, or the conversion of the Notes into, shares, bonds or other obligations or securities of the Issuer, each Subsidiary Guarantor or any other person or body corporate formed or to be formed (other than as permitted under Clause 6.1 of the Note Trust Deed), (v) to change the currency of payment of the Notes, (vi) to modify or cancel the Conversion Option, (vii) to modify any provision of the guarantee of the Notes (other than as permitted under Clause 8.2 of the Note Trust Deed), (viii) to release the Security (other than permitted under Condition 4.1.3 or Condition 4.1.4, (ix) or amend, modify, waive or terminate any provision of the Security Document; or (x) to modify the provisions concerning the quorum required at any meeting of the Noteholders or the majority required to pass an Extraordinary Resolution or sign a Written Resolution or otherwise required in respect of any matter that is expressed under any Note Document as requiring the consent or instructions of the holders of at least 66 2/3 per cent. in aggregate principal amount of the Notes for the time being outstanding, in which case the necessary quorum for passing an Extraordinary Resolution will be two or more persons holding or representing not less than 66 2/3 per cent., or at any adjourned such meeting not less than 33 1/3 per cent., in principal amount of the Notes for the time being outstanding. An Extraordinary Resolution passed at any meeting of Noteholders will be binding on all Noteholders, whether or not they are present or represented at the meeting. The Note Trust Deed provides that a Written Resolution shall be as valid and effective as a duly passed Extraordinary Resolution.

Any Extraordinary Resolution of Noteholders purporting to modify or discharge the Share Mortgage shall not be effective unless holders of the Warrants pass a similar Extraordinary Resolution effecting the same modification and/or discharge.

For the purposes of these Conditions:

“Written Resolution” means a resolution in writing signed by or on behalf of holders of not less than 90 per cent. of the aggregate principal amount of the Notes for the time being outstanding who for the time being are entitled to receive notice of a meeting of Noteholders in accordance with the provisions of Schedule 4 to the Note Trust Deed, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more such holders of the Notes.

14.2	Modification and Waiver

The Note Trustee or the Security Trustee only in respect of the Share Mortgage may agree, without the consent of the Noteholders, to (i) any modification (except as mentioned in Condition 14.1 above) to, or the waiver or authorisation of any breach or proposed breach of, the Notes, the Note Trust Deed or any other Issue Document which is not, in the opinion of the Note Trustee, materially prejudicial to the interests of the Noteholders or (ii) any modification to the Notes, the Note Trust Deed or any other Issue Document which, in the Note Trustee’s opinion, is of a formal, minor or technical nature or to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Noteholders and, unless the Note Trustee agrees otherwise, any such modifications will be notified by the Issuer to the Noteholders as soon as practicable thereafter.

14.3	Interests of Noteholders

In connection with the exercise of its functions (including, but not limited to, those in relation to any proposed modification, authorisation or waiver), the Note Trustee shall have regard to the interests of the Noteholders as a class and shall not have regard to the consequences of such exercise for individual Noteholders and the Note Trustee shall not be entitled to require, nor shall any Noteholder be entitled to claim from the Issuer or the Note Trustee, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Noteholders except to the extent provided for in Condition 10 and/or any undertakings given in addition thereto or in substitution therefor pursuant to the Note Trust Deed.

14.4	Certificates/Reports

Any certificate, opinion or report of any expert or other person called for by or provided to the Note Trustee (whether or not addressed to the Note Trustee) in accordance with or for the purpose of these Conditions or the Note Trust Deed may be relied upon by the Note Trustee as sufficient evidence of the facts therein (and shall, in the absence of manifest error, be conclusive and binding on all parties, including without limitation the Noteholders) and the Note Trustee shall incur no liability to any party for acting or not acting thereon.

15.	Replacement of Certificates

If any Certificate is mutilated, defaced, destroyed, stolen or lost, it may be replaced at the specified office of the Registrar or any Transfer Agent upon payment by the claimant of such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer, the Registrar or such Transfer Agent may require. Mutilated or defaced Certificates must be surrendered before replacements will be issued.

16.	Notices

All notices to Noteholders shall be validly given if (i) mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar or (ii) published in a leading English language daily newspaper with general circulation in Asia (which is expected to be the Asian Wall Street Journal). If mailing to addresses of the Noteholders and publication in such newspapers are not practicable, notices will be given in such other manner as the Agent may approve. Any such notice shall be deemed to have been given on the seventh day after being so mailed or on the date of their publication or, if published more than once or on different dates, on the first date on which publication shall have been made in the newspaper or newspapers in which publication is required, as applicable.

As long as the Notes are represented by the Global Certificate and the Global Certificate is held on behalf of Euroclear or Clearstream or a successor clearing system, notices to Noteholders may be given by delivery of the relevant notice to Euroclear or Clearstream or the successor clearing system, for communication by it to entitled accountholders in substitution for notification as required by the immediately preceding paragraph.

17.	Agents

The names of the initial Agents and the Note Trustee and their specified offices are set out below. The Issuer reserves the right, subject to the prior written approval of the Note Trustee, at any time to vary or terminate the appointment of any Agent and to appoint additional or other Agents or a replacement Registrar. The Issuer will at all times maintain (i) a Principal Agent, (ii) a Registrar, and (iii) in the event it becomes necessary and at the request of the Note Trustee, a Paying Agent and Conversion Agent with a specified office in a Member State of the European Union that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive. Notice of any such termination or appointment, of any changes in the specified offices of any Agent or the Note Trustee and of any change in the identity of the Registrar or the Principal Agent will be given promptly by the Issuer to the Noteholders in accordance with Condition 16.

18.	Indemnification

The Note Trust Deed contains provisions for the indemnification of the Note Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Note Trustee is entitled to enter into business transactions with the Issuer or the Issuer’s Subsidiaries without accounting for any profit. The Note Trustee shall not be responsible for the performance by any other person appointed by the Issuer in relation to the Notes and, unless they have actual knowledge to the contrary, shall assume that the same are being duly performed. The Note Trustee shall not have any responsibility for the administration or management of the Security, including the request to release any of the Security from time to time. The Note Trustee shall have neither responsibility for the value of the Security, nor any liability for the validity, sufficiency or enforceability thereof. The Note Trustee shall not be liable to any Noteholder or any other person for any action taken by the Noteholders or the Note Trustee in accordance with the instructions of the Noteholders. The Note Trustee shall be entitled to rely on any direction, request or resolution of Noteholders to have been duly given by holders of the requisite principal amount of Notes outstanding or duly passed at a meeting of Noteholders duly convened and held in accordance with the Note Trust Deed.

Whenever the Note Trustee is required or entitled by the terms of the Note Trust Deed and the Conditions to exercise any discretion or power, take any action, make any decision or give any direction, the Note Trustee is entitled, prior to their exercising any such discretion or power, taking any such action, making any such decision, or giving any such direction, to seek directions from the Noteholders by way of an Extraordinary Resolution, and the Note Trustee is not responsible for any loss or liability incurred by any person as a result of any delay in it exercising such discretion or power, taking such action, making such decision, or giving such direction where the Note Trustee is seeking such directions.

19.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Notes under the Contracts (Rights of Third Parties) Act 1999.

20.	Governing Law

(a)	The Notes and the Note Trust Deed are governed by, and shall be construed in accordance with, English law.

(b)	The Issuer has, in the Note Trust Deed, (i) agreed for the benefit of the Note Trustee and the Noteholders that the courts of England shall have exclusive jurisdiction to settle any dispute (a “Dispute”) arising from or connected with the Notes; (ii) agreed that those courts are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue that any other courts are more appropriate or convenient; and (iii) designated persons in England to accept service of any process on its behalf. The Note Trust Deed also states that nothing contained in the Note Trust Deed prevents the Note Trustee or any of the Noteholders from taking proceedings related to a Dispute (“Proceedings”) in any other courts with jurisdiction and that, to the extent allowed by law, the Note Trustee or any of the Noteholders may take concurrent Proceedings in any number of jurisdictions.

SCHEDULE 8

TERMS AND CONDITIONS OF THE WARRANTS

TERMS AND CONDITIONS OF THE WARRANTS

The following (subject to amendment and completion) is the text of the terms and conditions of the Warrants which (subject to modification and completion) will appear on the reverse of each of the individual certificates evidencing the Warrants:

The issue of 80 secured warrants of a face value of US$100,000 each (together, the “Warrants”) of China Time Share Media Co., Ltd. (the “Issuer”), a company incorporated in the Cayman Islands, was authorised by the resolution of the Issuer’s Board of Directors passed on 17 December 2007. The Warrants are constituted by a trust deed (as amended and/or supplemented from time to time, the “Warrant Trust Deed”) dated 19 December 2007 (the “Issue Date”) and made between the Issuer and The Hongkong and Shanghai Banking Corporation Limited as Warrant Trustee for holders of the Warrants (the “Warrant Trustee”, which term shall, where the context so permits, include all other persons or companies for the time being acting as Warrant Trustee or Warrant Trustees under the Warrant Trust Deed) and are subject to the warrant agency agreement (as amended and/or supplemented from time to time, the “Warrant Agency Agreement”) between the Warrant Trustee, The Hongkong and Shanghai Banking Corporation Limited as principal warrant agent (together with its successors, the “Principal Warrant Agent”), The Hongkong and Shanghai Banking Corporation Limited as warrant registrar (together with its successors, the “Warrant Registrar”) and the other warrant transfer agents appointed under it (together with its successors, a “Warrant Transfer Agent” and, together with the Principal Warrant Agent and their respective successors, the “Warrant Agents”) relating to the Warrants. References to the “Principal Warrant Agent”, the “Warrant Registrar” and “Warrant Agents” below are references to the principal warrant agent, warrant registrar and warrant agents for the time being for the Warrants. The statements in these conditions (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Warrant Trust Deed. Unless otherwise defined in these Conditions, terms used in these Conditions have the meanings specified in the Warrant Trust Deed and the Note Conditions (as defined in Condition 17). Copies of the Warrant Trust Deed and of the Warrant Agency Agreement are available for inspection during office hours at the office of the Warrant Trustee being at the date hereof at Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong. The Warrantholders are bound by, and are deemed to have notice of, all the provisions of the Warrant Trust Deed and the Warrant Agency Agreement applicable to them. In conjunction with the issue of the Warrants, the Issuer has authorised and separately issued US$20,000,000 in aggregate principal amount of secured convertible notes (the “Notes”).

1.	Form and Denomination

Each Warrant is issued in registered form of a face value of US$100,000 (each, an “Authorised Holding” or a “Denominated Amount”). A warrant certificate (each a “Warrant Certificate”) will be issued to each Warrantholder in respect of its registered holding of Warrants. Each Warrant and each Warrant Certificate will be numbered serially with an identifying number which will be recorded on the relevant Warrant Certificate and in the register of Warrantholders which the Issuer will procure to be kept by the Warrant Registrar.

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2.	Warrant Register, Title and Transfers

2.1	Warrant Register

The Warrant Registrar will maintain a register outside the United Kingdom (the “Warrant Register”) in respect of the Warrants in accordance with the provisions of the Warrant Agency Agreement. In these Conditions, the holder of a Warrant means the person in whose name such Warrant is for the time being registered in the Warrant Register (or, in the case of a joint holding, the first named thereof) and “Warrantholder” shall be construed accordingly.

2.2	Title

The holder of each Warrant shall (except as otherwise required by law) be treated as the absolute owner of such Warrant for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Warrant Certificate relating thereto (other than the endorsed form of transfer) or the loss or theft of such Warrant Certificate) and no person shall be liable for so treating such holder. Title to the Warrants passes only by transfer and registration in the Warrant Register as described in Conditions 2.3 and 2.4.

2.3	Transfers

Subject to Condition 2.6, a Warrant may be transferred upon surrender of the Warrant Certificate issued in respect of that Warrant, with the endorsed form of transfer duly completed and signed by the holder or his attorney duly authorised in writing, at the Specified Office of the Warrant Registrar or any Warrant Agent, together with such evidence as the Warrant Registrar or (as the case may be) such Warrant Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Warrant may not be transferred unless the face value of Warrants transferred and (where not all of the Warrants held by a holder are being transferred) the face value of the balance of Warrants not transferred are Authorised Holdings. Where not all the Warrants represented by the surrendered Warrant Certificate are the subject of the transfer, a new Warrant Certificate in respect of the balance of the Warrants will be issued to the transferor.

2.4	Registration and delivery of Warrant Certificates

Within five Warrant Registrar Business Days of the surrender of a Warrant Certificate in accordance with Condition 2.3, the Warrant Registrar will register the transfer in question and deliver a new Warrant Certificate of a like face value to the Warrants transferred to each relevant holder at its Specified Office or (as the case may be) the Specified Office of any Warrant Agent or (at the expense of the Issuer and the request and risk of any such relevant holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant holder. In this Condition 2.4, “Warrant Registrar Business Day” means a day on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Warrant Agent has its Specified Office.

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2.5	No charge

The transfer of a Warrant will be effected without charge by or on behalf of the Issuer, the Warrant Registrar or any Warrant Agent but against such indemnity as the Warrant Registrar or (as the case may be) such Warrant Agent may require in respect of any tax or other duty or governmental charges of whatsoever nature which may be levied or imposed in connection with such transfer.

2.6	Regulations concerning transfers and registration

All transfers of Warrants and entries on the Warrant Register are subject to the detailed regulations concerning the transfer of Warrants scheduled to the Warrant Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Warrant Trustee and the Warrant Registrar. A copy of the current regulations will be mailed (at the expense of the Issuer but free of charge to the holder) by the Warrant Registrar to any Warrantholder who requests in writing a copy of such regulations.

2.7	Transfer Restrictions

(a)	No Warrantholder may transfer any Warrant or any part thereof to any competitor of the Issuer engaged in the Business in the PRC; provided that such Warrantholder may transfer Warrants to one or more financial institutions or investment companies that invest in but do not control such competitors.

(b)	No Warrantholder may transfer any Warrant or any part thereof (i) to any Person other than a “qualified institutional buyer” (as defined in Rule 144A under the United States Securities Act of 1933, as amended) or (ii) except in accordance with Rule 903 or 904 of the Regulation S under the United States Securities Act of 1933, as amended.

(c)	No holder of the Warrants may transfer any Warrant or any part thereof to any Person except in compliance with the laws and regulation and stock exchange rules of all relevant jurisdictions (including the PRC and the jurisdiction where the Stock Exchange is located).

(d)	None of the Warrant Trustee and the Agents is required to monitor the transfer of Warrants under Condition 2.7.

3.	Security

3.1	The payment obligations and the performance of all of the obligations of the Issuer under the Notes, the Warrants and the Issue Documents to which it is a party are secured rateably and on a pari passu basis by the security interests pursuant to the first priority share mortgage (the “Share Mortgage”) entered into between Insighting Holdings Limited (as mortgagor) and the Security Trustee in relation to 15.00 per cent. of the issued share capital of the Issuer. The Share Mortgage is governed by the laws of the Cayman Islands. The Share Mortgage, together with any additional security which may be granted pursuant to this Condition and Condition 4.2 of the Notes, are together referred to as the “Security”.

3.2	In the event of any non-payment of any sum due and payable under the Warrants or the non-performance of any of the

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Issuer’s obligations under the Warrants or if there has been an Event of Default (as defined in the Notes Conditions) or in any other event where the Security becomes enforceable, the Security Trustee may, in accordance with the provisions of the Warrant Trust Deed and the Security, enforce the Security (including, without limitation, by taking possession or disposing of or realising the shares of the Issuer in addition to, or in lieu of taking such other action as may be permitted against the Issuer). The Security Trustee shall not be bound to take any such proceedings or action, unless it is indemnified and/or receives security to its satisfaction.

The Security Trustee is the security trustee in respect of the Security, holding such Security for the benefit of the holders of the Notes and holders of the Warrants on a pari passu basis. The sharing arrangement in respect of the Security between the holders of the Notes and the holders of the Warrants is set out in the Share Mortgage. Under the terms of the Share Mortgage, any enforcement of the Security by the Security Trustee or the holders of the Notes will automatically result in enforcement of the Security on behalf of holders of the Warrants, on a pari passu basis. After the enforcement of the Security, the proceeds will be applied and paid to the holders of the Warrants and to the holders of the Notes in accordance with the provisions of the Note Trust Deed and the Share Mortgage.

3.3	Save as provided under Condition 3.1, the Security shall be discharged as soon as reasonably practicable upon the earlier of:

3.3.1	the IPO Closing Date; and

3.3.2	the date on which (i) all of the Notes have been redeemed or converted in full, (ii) all of the Warrants have been exercised in full, and (iii) the Issuer and all outstanding obligations of the Controlling Shareholders under the Notes, the Warrants and the Issue Documents have been fully discharged.

The Issuer shall promptly notify the Warrant Trustee in writing of any discharge pursuant to this Condition 3.3.

3.4	In the event that no IPO has occurred and there are no Notes outstanding, for as long as any Warrant remains unexercised (as defined in Condition 17), the Security shall, in accordance with the terms of the Share Mortgage, be partially released to the extent that the security interests thereunder are reduced to 3.00 per cent. of the issued share capital of the Issuer.

4.	Undertakings

The Issuer undertakes that, for so long as any Warrant remains unexercised, save with the approval of an Extraordinary Resolution of the Warrantholders:

(i)

it will use its best endeavours (a) to obtain an IPO on the Stock Exchange with a IPO Closing Date which is on or before 31 December 2008, (b) in respect of listing on a Stock Exchange not situated in the United States or governed by United States securities laws, to obtain and maintain a listing for all the Shares after an IPO and for all the Shares issued, delivered or transferred pursuant to the exercise of the Subscription Right on the Stock Exchange and will forthwith give notice to Warrant Trustee (and the Warrantholders in accordance with Condition 13) of such IPO and

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any such listing or delisting of the Shares (as a class) by the Stock Exchange, and (c) in respect of listing on a Stock Exchange situated in the United States or governed by United States securities laws, to provide the Warrantholders the benefit of registration rights in respect of a listing of such nature as set out in the Rights Agreement;

(ii)	it will ensure that the Security and the security interest it has created will thereafter always perfected, of first priority and in full force and effect in favour of the Security Trustee for the benefit of the Noteholders and the holders of the Warrants and, save in accordance with the Share Mortgage, will not create and allow any other or additional security interest to be created in respect of the Shares subject to the Share Mortgage in favour of any person other than the Security Trustee for the benefit of the Noteholders and the holders of the Warrants;

(iii)	after the IPO, it will not, and ensure that none of Carlyle and the Controlling Shareholders will, directly or indirectly, effect transactions with a view of manipulating or adjusting the price of Shares in violation of the laws and regulations and rules of the relevant Stock Exchange and the Regulatory Authority;

(iv)	it will not make any reduction of its ordinary share capital or any uncalled liability in respect thereof or of any share premium account or capital redemption reserve fund (except, in each case, as required by law);

(v)	from the Issue Date to the earlier of the expiry date of the Warrants and the Trading Day immediately before the IPO Closing Date, it shall hold (directly, or indirectly through any wholly-owned subsidiaries) and continue to hold (directly, or indirectly through any wholly-owned subsidiaries) not less than 100 per cent. of the issued and paid-up capital of Chengdu WFOE and Xi’an WFOE;

(vi)	it will not, and will not permit any Subsidiary to, carry on any business activity other than the Business, provided that the Issuer and its Subsidiaries may own Capital Stock of a Person that is engaged in a business other than the Business;

(vii)	prior to an IPO, it will provide to the Warrant Trustee and the Warrantholders (i) the consolidated annual accounts of the Group audited by the Auditors in accordance with GAAP as soon as they are available but, in any event, within 90 days from the end of each financial year and (ii) the unaudited unreviewed management accounts of the Group for each of the first three quarters of each financial year within 45 days from the end of such quarter, and will promptly notify the Warrant Trustee (and the Warrantholders in accordance with Condition 13) if any event occurs or condition exists that is likely to materially adversely affect its financial condition, cash flow or results of operations;

(viii)	subject to the requirements of applicable laws and regulations and the rules of the Stock Exchange, it will at all tunes following the IPO Closing Date deliver by mail to the Warrant Trustee and the Warrantholders material information provided to all of its shareholders (including but not limited to details of material contracts, acquisitions or disposals of assets and project progress updates);

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(ix)	it will provide to the Warrant Trustee and the Warrantholders a certificate duly signed by its Chairman or Chief Executive Officer (or the equivalent) and its Chief Financial Officer (or the equivalent) dated the date of the delivery confirming (if true) its due compliance with these Conditions (i) prior to the completion of the IPO, during the first 15 days of March, June, September and December of each year and (ii) following the completion of the IPO, on the anniversary of the IPO Closing Date, in each case in accordance with Condition 13;

(x)	it will, during the process of effecting the IPO and after the completion of the IPO, comply with all the rules, regulations and requirements of the relevant Stock Exchange;

(xi)	it will have available, free from any pre-emptive or similar rights, out of the Issuer’s authorised but unissued ordinary share capital the full number of Shares to be converted on the exercise of the Subscription Right or the Mandatory Exercise (as defined in Condition 5.2 and will ensure that all Shares delivered upon such exercise of the Subscription Right or the Mandatory Exercise will be duly and validly issued as fully-paid;

(xii)	it will not, by way of action or inaction, allow the Security to be adversely affected and shall take all necessary steps and actions that may be required to perfect the Security;

(xiii)	in respect of a listing on a Stock Exchange not located in the United States or governed by the United States securities laws, it will, in accordance with the terms of the Rights Agreement and upon request by the Warrantholders, use its best endeavours to ensure that the Shares transferred or delivered to the Warrantholders upon the exercise of the Subscription Right will be offered as part of the IPO and will be freely tradeable on the Stock Exchange, as from the IPO Closing Date, subject to any lock-up period imposed by the Stock Exchange;

(xiv)	in respect of a listing on a Stock Exchange located in the United States or governed by the United States securities laws, it will, in accordance with the terms of the Rights Agreement and upon request by the Warrantholders, effect the registration under the United States securities laws of all Shares issued, transferred or delivered to the Warrantholders upon the exercise of the Subscription Right, subject to any lock-up period imposed by the Stock Exchange;

(xv)	it will procure that (a) Chengdu WFOE is a party to the Material Contracts, (b) Chengdu WFOE is not in breach of any material provision of the Material Contracts, (c) none of the Material Contracts ceases to be legally valid, binding and effective in accordance with its terms, and (d) none of the Material Contracts is terminated, amended, supplemented or modified without the prior written consent of the Warrant Trustee (acting on the instructions of the Warrantholders);

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(xvi)	it will ensure that none of the memorandum of association, articles of association and by-laws of the Issuer or its Subsidiaries is amended, repealed or altered without the prior written consent of the Warrant Trustee (acting on the instructions of the Warrantholders) if such amendments, repeals or alterations have an adverse impact on (i) the Security, (ii) the value thereof, (iii) the ability of the Warrant Secured Parties to release the Security or (iv) or the rights of the Warrantholders;

(xvii)	it will notify the Warrant Trustee (and the Warrantholders in accordance with Condition 13) within five Trading Days of the IPO the commencement of the Warrant Exercise Period; and

(xviii)	it will appoint any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors to be its Auditor.

5.	Subscription Right

5.1	Optional Exercise: The holder for the time being of each Warrant will have the right (the “Subscription Right”), by way of exercise of such Warrant (in whole or in part), to subscribe, in the manner set forth in Condition 5.3 and otherwise upon the terms of and subject to the Conditions set out below, for a number of fully-paid and non-assessable Shares (the “Warrant Shares”) in the following circumstances:

(i)	if an IPO has occurred on or before 31 December 2008, at any time during the Warrant Exercise Period and the number of Warrant Shares subscribed will be equal to (x) the Denominated Amount of such Warrant divided by (y) the Warrant Exercise Price;

(ii)	if an IPO has occurred after 31 December 2008 but on or before the fourth anniversary of the Issue Date, at any time during the Warrant Exercise Period, and the number of Warrant Shares subscribed will be equal to (x) 125 per cent. of the Denominated Amount of such Warrant divided by (y) the Warrant Exercise Price; and

(iii)	if there is no IPO on or before the third anniversary of the Issue Date, at any time between the third anniversary and the fourth anniversary of the Issue Date, and the number of Warrant Shares subscribed will be equal to (x) 125 per cent. of the Denominated Amount of such Warrant divided by (y) the No IPO Exercise Price.

For these purposes:

“IPO Price” means the price per Share at which Shares are issued and offered to the public under the IPO.

“No IPO Exercise Price” means, as of any date, the amount calculated in accordance with the following formula:

(a)	the product of (A) 15 and (B) the Issuer’s net income for the 2010 financial year as determined by the Auditors in accordance with GAAP consistently applied; divided by

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(b)	the aggregate number of Shares outstanding as of such date,

provided that in no event shall the No IPO Exercise Price be lower than US$0.30 per Share.

“Trading Day” means a day when the Stock Exchange is open for dealing or trading business, provided that, if no average closing market price is reported in respect of the relevant Shares on the Stock Exchange for one or more dealing or trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing or trading days.

“Warrant Exercise Period” or “Subscription Period” means the period commencing on (and including) the 10th Trading Day after IPO Closing Date and expiring on and including the date which is 42 months after such date.

“Warrant Exercise Price” means 70 per cent. of the IPO Price provided that if prior to the date falling seven Trading Days before the end of the Warrant Exercise Period, the price per Share on the Stock Exchange has never reached 135 per cent. of the IPO Price, the Warrant Exercise Price effective from such date will be 60 per cent. of the IPO Price; provided further that in no event shall the Warrant Exercise Price be lower than US$0.30 per Share.

5.2

Mandatory exercise: If, at any time after the first year following the expiry of the lock-up period imposed to any Shares in relation to an IPO, over any period of 20 consecutive Trading Days, the Volume Weighted Average Price for Shares each day during such period is at least 150 per cent. of the IPO Price (a “VWAP Event”), then each Warrant shall at the option of the Issuer, subject to Condition 5.3, be mandatorily exercised within five Trading Days of serving the Mandatory Exercise Notice (as defined below) (the “Mandatory Exercise”) pursuant to which all the unexercised Warrants shall be cancelled and each holder of any Warrant unexercised on such 20th Trading Day shall be entitled to receive a number of Shares equal to (x) the Denominated Amount of such Warrant or, if such IPO has occurred after 31 December 2008, 125 per cent. of the Denominated Amount of such Warrant divided by (y) 70 per cent. of the IPO price. In order to exercise that option, the Issuer shall within three Trading Days after such 20th Trading Day, give irrevocable written notice (the “Mandatory Exercise Notice”) to the Warrant Trustee (and the Warrantholders in accordance with Condition 13) stating:

5.2.1	the VWAP Event and the Volume Weighted Average Price for each of those 20 Trading Days;

5.2.2	the date of the Mandatory Exercise; and

5.2.3	the number of Shares that each Warrantholder shall receive,

together with a certificate by the board of directors of the Issuer enclosing evidence satisfactory to the Warrant Trustee that the VWAP Event has occurred and the number of Shares to be issued and allotted.

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5.3	Disposition of the Warrant Shares: The Issuer shall, in accordance with the terms of the Rights Agreement, assist holders of the Warrant Shares in their disposition of such Warrant Shares including effecting the registration of such Warrant Shares so long as such disposition does not violate the laws and regulations and rules of the relevant Stock Exchange.

6.	Procedure for Exercise of Warrants

6.1	In order to exercise one or more Warrant(s) pursuant to these Conditions, the Warrantholders must fulfil the following conditions precedent (the “Deposit Conditions”):

(i)	the deposit at its own expense during normal business hours of the relevant Warrant Certificate(s) at any specified office of any Warrant Agent, together with a copy of a notice of exercise in respect thereof (the “Exercise Notice”) in the form (for the time being current) obtainable from any Warrant Agent duly completed and signed by or on behalf of the Warrantholder, which notice must either (a) include a certificate to the effect that holder and the beneficial owner of each Warrant being exercised, for as long as the Shares are not registered pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) (x) are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and do not, and the beneficial owner of each Share to be issued on such exercise will not, except as permitted by Rule 144A under the Securities Act, directly or indirectly transfer the Shares in relation to the exercise of such Warrant, to any Person who is not a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (y) does not, and the beneficial owner of each Share to be issued on such exercise will not, except as permitted by the “offshore transactions requirement” of Regulation S under the Securities Act, directly or indirectly offer, sell or deliver it in the United States, or to a U.S. person, or (b) be accompanied by evidence satisfactory to the Issuer (including, if the Issuer shall so request, an Opinion of Counsel and an investment letter) that an exemption from the Securities Act and any applicable State Blue Sky law is available in respect of the distribution of the Shares to be issued on such exercise; and

(ii)	compliance with any exchange control, fiscal or other laws or regulations applicable to the exercise of such Warrants) in such place.

Once the Deposit Conditions have been fulfilled, neither the relevant Warrant(s) nor the relevant Exercise Notice may be withdrawn from deposit without the consent in writing of the Issuer, but the relevant Warrant(s) shall not be cancelled before the Subscription Date. The day (in the country in which the relevant Warrant(s) is or are deposited for exercise) on which the Deposit Conditions are fulfilled, or (if fulfilled on different days) on which the last of the Deposit Conditions is fulfilled, is referred to in these Conditions as the “Deposit Date” applicable to such Warrant(s). None of the Warrant Trustee and the Warrant Agents is required to monitor the transfer of Warrants under Condition 6.1.

6.2	The relevant Warrant(s) shall be treated as exercised at the close of banking business in the Cayman Islands on the Subscription Date. The “Subscription Date” means the business day in the Cayman Islands (being a day falling within the Subscription Period) immediately following the Deposit Date.

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For this purpose, “business day in the Cayman Islands” means a day on which banks are open for business and foreign exchange dealings may be transacted in the Cayman Islands.

6.3	The Shares to be issued in respect of any Warrant(s) shall be deemed to have been issued at the close of banking business on the relevant Subscription Date or the Mandatory Exercise Date (as the case may be) and each Warrantholder receiving any of such Shares shall be deemed to have become the holder of record of such Shares at the close of banking business in the Cayman Islands on such Subscription Date or the Mandatory Exercise Date (as the case may be) of the number of Shares to which the exercising Warrantholder is entitled upon exercise of the relevant Warrant(s) (disregarding any fraction of a Share resulting from such exercise, except as mentioned in Condition 9.2).

6.4	The Issuer will pay all cost and expenses, including all stamp, issue, registration, securities transaction or other similar taxes or duties (if any) arising on the exercise of the Warrants, the issue of Shares or the delivery of certificates therefor on exercise of Warrant(s) directly to the relevant authorities and all (if any) charges of the Warrant Agent in connection therewith.

6.5	The Issuer will, according to the request made in the relevant Exercise Notice, within 10 days after the Subscription Date, (i) register each exercising Warrantholder or its nominee as holder of the relevant number of Shares in the Issuer’s shareholders’ register, and (ii) after an IPO, cause such Shares to be newly listed on the Stock Exchange for trading.

7.	Shares Issued upon Exercise of Warrants

All Shares issued upon exercise of Warrants shall be fully-paid and non-assessable and shall, subject to the proviso below, entitle the holders thereof to participate in full in all dividends and other distributions paid or made on the Shares the record date for which falls on or after the relevant Subscription Date. If the record date for the payment of any dividend or other distribution in respect of the Shares is on or after the Subscription Date in respect of any Warrant, but before the Registration Date, the Issuer will pay to the exercising Warrantholder or its designee an amount (the “Equivalent Amount”) in U.S. dollars equal to the Fair Market Value of any such dividend or distribution to which such exercising Warrantholder would have been entitled to had it on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than seven days thereafter. The Equivalent Amount shall be paid by means of a U.S. dollar cheque drawn on a bank in New York and sent to the address specified in the relevant Exercise Notice.

For the purposes of these Conditions:

“Fair Market Value” means, with respect to any shares, assets, security, option, warrants or other right on any date, the fair market value of that share, asset, security, option, warrant or other right as determined by an independent investment bank of international repute (acting as an expert), selected by the Issuer and approved in writing by the Warrant Trustee; provided that (i) the fair market value of a cash dividend paid or to be paid per Share shall be the amount of such cash dividend per

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Share determined as at the date of announcement of such dividend; and (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such investment bank of international repute) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five Trading Days on the relevant market immediately prior to the date on which the Fair Market Value is to be determined and, if no such period is available, the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded.

“Registration Date” means the relevant date when the exercising Warrantholder or its designee is registered in the Issuer’s register of members.

8.	Carlyle Drag-Along Right

If Carlyle exercises its drag-along right pursuant to section 4.6 of the Carlyle Rights Agreement to effect a Drag-Along Sale (as defined in the Carlyle Rights Agreement), each Warrantholder shall agree to such Drag-Along Sale and shall transfer its Warrants as required to effect the Drag-Along Sale so long as the price to be received by such Warrantholder for its Warrants is not lower than the fair market value of such Warrants as determined by an independent investment bank of international repute.

9.	Fractions

9.1	No fractions of a Common Share will be issued (except as mentioned below) on exercise of any Warrant; provided that if more than one Warrant is exercised at the same time by the same Warrantholder then, for the purpose of determining the number of Shares issuable upon the exercise of such Warrants and whether any (and if so what) fraction of a Common Share arises, the Denominated Amounts of such Warrants will be aggregated.

9.2	Notwithstanding the foregoing, in the event of a consolidation or re-classification of Shares or non-voting Shares by operation of law or otherwise and of the Issuer being permitted by applicable law then in effect to issue fractions of Shares upon exercise of Warrants, the Issuer will upon exercise of Warrants issue such fractions of Shares to the extent permitted by such applicable law and will deliver a certificate or certificates therefor; provided that if Cayman law as then in effect affords to Warrantholders some alternative right or remedy as against the Issuer (whether arising or exercisable before or on or resulting from the exercise of Warrants), any Warrantholder may, by notice in writing to the Issuer, elect to have the benefit of or exercise such right or remedy in lieu of the issue of fractions of Shares and to receive the delivery of a certificate or certificates therefor as aforesaid.

10.	Purchase and Cancellation of Warrants

The Issuer may at any time and from time to time purchase Warrants at any price in the open market or otherwise. All Warrants which are purchased as aforesaid may, at the option of the Issuer, be held, resold or surrendered to any Warrant Agent for cancellation. All Warrants which are exercised or purchased and surrendered to any Warrant Agent for cancellation

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will forthwith be cancelled. All Warrants cancelled will be forwarded to or to the order of the Principal Warrant Agent and may not be reissued or resold. Any Warrants so purchased, while held by or on behalf of the Issuer, shall not entitle the holder to vote at any meeting of the Warrantholders or to provide any written resolutions in lieu of voting at any meeting of the Warrantholders and shall be deemed not to be unexercised for the purpose of calculating the quorum at any meeting of the Warrantholders or for the purposes of Condition 12.

11.	Replacement of Certificates

Should any Warrant be lost, stolen, destroyed, mutilated or defaced, it may be replaced at the specified office of any Warrant Agent upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Warrant is subsequently exercised, there will be paid to the Issuer on demand the market value of the Warrant at the time of the replacement thereof) as the Issuer may reasonably require, but the Issuer will be under no obligation to replace any Warrant unless it is satisfied that such replacement would not contravene Cayman law or the Issuer’s Articles of Incorporation. Mutilated or defaced Warrants must be surrendered before replacements will be issued.

12.	Meetings of Warrantholders, Modification and Waiver

12.1	Meetings

The Warrant Trust Deed contains provisions for convening meetings of Warrantholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Warrants or the provisions of the Warrant Trust Deed. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing over 50 per cent. of the face value of the Warrants for the time being unexercised or, at any adjourned such meeting, two or more persons being or representing Warrantholders whatever the face value of the Warrants so held or represented unless the business of such meeting includes consideration of proposals, inter alia, (a) to modify the Subscription Period, (b) to change, amend or modify any covenants set out in Condition 4 (Undertakings), (c) to reduce or cancel the face value of any Warrants, (d) to effect the exchange, conversion or substitution of the Warrants for, or the conversion of the Warrants into, shares, bonds or other obligations or securities of the Issuer or any other person or body corporate formed or to be formed (other than as envisaged in these Conditions), (e) to modify any provision of the guarantee of the Warrants (other than as permitted under Clause 7.1 (Modification and Waiver) of the Warrant Trust Deed), (f) to release the Security (other than in accordance with Condition 3.3 or Condition 3.4) or amend, modify, waive or terminate any provision of the Security Document, (g) to change the quorum required at any Meeting or the majority required to pass an Extraordinary Resolution or to sign a Written Resolution or otherwise required in respect of any matter that is expressed under any Warrant Document as requiring the consent or instructions of the holders of at least 66 2/3 per cent. in aggregate face value of the unexercised Warrants, in which case the necessary quorum for passing an Extraordinary Resolution will be two or more persons holding

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or representing not less than 66 2/3 per cent., or at any adjourned such meeting, not less than 33 1/3 per cent., in face value of the unexercised Warrants for the time being. An Extraordinary Resolution passed at any meeting of Warrantholders will be binding on all Warrantholders, whether or not they are present at the meeting. The Warrant Trust Deed provides that a Written Resolution shall be as valid and effective as a duly passed Extraordinary Resolution.

12.2	Modification and Waiver

The Warrant Trustee or the Security Trustee only in respect of the Share Mortgage may agree, without the consent of the Warrantholders, to (a) any modification (except as mentioned in Condition 12.1 above) to, or the waiver or authorisation of any breach or proposed breach of, the Warrants, the Warrant Agency Agreement or the Warrant Trust Deed which, in the opinion of the Warrant Trustee, it may be proper to make provided that the Warrant Trustee is of the opinion that such modification, waiver or authorisation will not be materially prejudicial to the interests of the Warrantholders or (b) any modification to the Warrants, the Warrant Agency Agreement or the Warrant Trust Deed which, in the Warrant Trustee’s opinion, is of a formal, minor or technical nature or to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Warrantholders and, unless the Warrant Trustee agrees otherwise, any such modifications will be notified by the Issuer to the Warrantholders as soon as practicable thereafter provided that the Warrant Trustee shall not exercise any powers conferred upon it by this Condition 12.2 in contravention of any express direction by an Extraordinary Resolution or of a request in writing made by the holders of not less than 66 2/ 3 per cent. in aggregate face value of the Warrants then unexercised (but so that no such direction or request shall affect any authorisation, waiver or determination previously given or made).

12.3	Interests of Warrantholders

In connection with the exercise of its functions (including, but not limited to, those in relation to any proposed modification, authorisation or waiver), the Warrant Trustee shall have regard to the interests of the Warrantholders as a class and shall not have regard to the consequences of such exercise for individual Warrantholders and the Warrant Trustee shall not be entitled to require, nor shall any Warrantholder be entitled to claim, from the Issuer or the Warrant Trustee, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Warrantholders.

12.4	Exercise of Discretion

Notwithstanding anything in the Warrant Trust Deed to the contrary, the Warrant Trustee shall not be obliged to exercise or consider exercising any discretion or consider making or make any determination (including, without limitation, any determination as to whether any fact or circumstance or activity or thing is material or substantial or complies with some such similar quantitative standard) or to consider taking or take any action whatsoever in connection with or under or pursuant to the Warrants unless directed to do so by the holders of not less than 66 2/3 per cent. in face value of the Warrants then

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unexercised or if so directed by an Extraordinary Resolution of Warrantholders (subject in all cases to the Warrant Trustee having been indemnified or provided with security to its satisfaction and otherwise being satisfied that it is lawful for it to so exercise discretion, make a determination or otherwise take any action).

13.	Notices

All notices to Warrantholders shall be validly given if (i) mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar or (ii) published in a leading English language daily newspaper with general circulation in Asia (which is expected to be the Asian Wall Street Journal). If mailing to addresses of the Warrantholders and publication in such newspapers are not practicable, notices will be given in such other manner as the Principal Warrant Agent may approve. Any such notice shall be deemed to have been given on the seventh day after being so mailed or on the date of their publication or, if published more than once or on different dates, on the first date on which publication shall have been made in the newspaper or newspapers in which publication is required, as applicable.

14.	Indemnification

14.1	The Warrant Trust Deed contains provisions for the indemnification of the Warrant Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Warrant Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

14.2	The Warrant Trustee may rely without liability to Warrantholders on any certificate prepared by the directors of the Issuer or any entity related to the Issuer and accompanied by a certificate or report prepared by an internationally recognised firm of accountants pursuant to these Conditions and/or the Warrant Trust Deed, whether or not addressed to the Warrant Trustee and whether or not the internationally recognised firm of accountants’ liability in respect thereof is limited by a monetary cap or otherwise limited or excluded and shall be obliged to do so where the certificate or report is delivered pursuant to the obligation of the Issuer to procure such delivery under these Conditions; any such certificate or report shall be conclusive and binding on the Issuer, the Warrant Trustee and the Warrantholders.

15.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Warrants or any provision of the Warrant Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

16.	Governing Law and Submission to Jurisdiction

16.1	Governing law

The Warrants and the Warrant Trust Deed are governed by, and shall be construed in accordance with, English law.

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16.2	Jurisdiction

The Issuer has in the Warrant Trust Deed (i) agreed for the benefit of the Warrant Trustee and the Warrantholders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings and to settle any disputes which may arise out of or in connection with the Warrant Trust Deed or the Warrants (respectively “Proceedings” and “Disputes”); (ii) irrevocably and unconditionally waived any objection to such courts being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and that it will not claim that any such court is not a convenient or appropriate forum; and (iii) designated a person in England to accept service of any process on its behalf. The Warrant Trust Deed also states that nothing contained in the Warrant Trust Deed prevents the Warrant Trustee or any of the Warrantholders from taking Proceedings in any other court of competent jurisdiction and that, to the extent permitted by applicable law, the Warrant Trustee or any of the Warrantholders may take Proceedings (whether concurrently or not) in any one or more jurisdictions.

17.	Certain Definitions

In these Conditions:

“Auditors” means the auditors for the time being of the Issuer or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the terms of the Warrants or the Warrant Trust Deed, such other firm of certified accountants of internationally recognised standing selected by the Issuer and includes any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors.

“Authorised Holding” has the meaning specified in Condition 1.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Business” means the engagement in the advertising business in the PRC including, but not limited to, any business that involves billboards, light boxes or neon lighting, furniture and similar displays and activities incidental to any of the foregoing activities.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Chengdu WFOE” means Chengdu Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

“Conditions” has the meaning specified in preamble to these Conditions.

“Controlling Shareholders” has the meaning specified in preamble to these Conditions.

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“Extraordinary Resolution” means a resolution passed at a Meeting duly convened and held in accordance with the Warrant Trust Deed by a majority of not less than 66 2/3 per cent. of the votes cast.

“GAAP” means the generally accepted accounting principles in the United States of America which are in effect from time to time.

“Government Approval” means any approval, consent, permission or license from, registration or filing with, or notice to, any Government Authority.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Issuer and its Subsidiaries from time to time.

“IPO Closing Date” has the meaning ascribed to it in the Note Conditions.

“Issuer” has the meaning specified in the preamble to these Conditions.

“Material Contracts” means the following agreements as may be amended, modified and supplemented from time to time:

(a)	a technology consulting service agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(b)	a business cooperation agreement entered into between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006;

(c)	a domain name and trademark licensing agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(d)	a loan and equity pledge agreement between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006; and

(e)	an option agreement entered into between the shareholders of Sichuan Opco and Chengdu WFOE dated 10 November 2006.

“Meeting” means a meeting of Warrantholders (whether originally convened or resumed following an adjournment).

“Note Conditions” means the terms and conditions of the Notes.

“Opinion of Counsel” means a written opinion in form and substance satisfactory to the Issuer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

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“PRC” means the People’s Republic of China, excluding for purposes of the Notes only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Regulatory Authority” means the U.S. Securities and Exchange Commission or such other relevant securities regulatory with respect to the applicable Stock Exchange.

“Security” has the meaning ascribed to it in Condition 4 of the Note Conditions.

“Shares” means ordinary shares of US$0.0001 each of the Issuer or shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Issuer. In the event of an IPO (as defined in Note Conditions) or any public offer or listing of Shares or analogous event, “Shares” shall also mean Shares which are the subject matter of the IPO or public offer or listing or analogous event, whether such Shares are still shares in the Issuer, or represented in the form of American Depositary Shares or Global Depositary Shares, or are shares in some other company structured for the purpose of such EPO, public offer or listing or such analogous event.

“Sichuan Opco” means Sichuan Time Share Advertising & Communication Co., Ltd.

“Subsidiary” means:

(A)	in relation to any Person, (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity, (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other subsidiaries) the management or the direction of business operations of such company or business entity, and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under PRC, United States, Hong Kong, Cayman Islands or any other applicable law, regulations or International Financial Reporting Standards or such other applicable generally accepted accounting principles from time to time, should have its accounts consolidated with those of that Person; and

(B)	Sichuan Opco and its subsidiaries from time to time shall be deemed Subsidiaries of the Issuer.

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“Volume Weighted Average Price” means, in relation to a Share, the volume-weighted average price of such Share published by or derived from the Stock Exchange, provided that on any Trading Day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of a Share in respect of such Trading Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

“Warrant Agency Agreement” has the meaning specified in the preamble to these Conditions.

“Warrant Agents” has the meaning specified in the preamble to these Conditions.

“Warrant Documents” means the Warrants (including, without limitation, these Conditions), the Warrant Trust Deed and the Warrant Agency Agreement (each a “Warrant Document”).

“Warrantholder” has the meaning specified in Condition 2.

“Warrants” has the meaning specified in the preamble to the Conditions.

“Warrant Trust Deed” has the meaning specified in the preamble to these Conditions.

“Warrant Trustee” has the meaning specified in the preamble to these Conditions.

“Written Resolution” means a resolution in writing signed by or on behalf of holders of not less than 90 per cent. of the aggregate face value of Warrants unexercised who for the time being are entitled to receive notice of a Meeting in accordance with the provisions of Schedule 3 to the Warrant Trust Deed, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more such holders of the Warrants.

“Xi’an WFOE” means Xi’an Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

18.	Interpretation

Unless the context otherwise requires or unless otherwise specified herein, in these Conditions:

18.1	any reference to any party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

18.2	any reference to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

18.3	“Person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

18.4	“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

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18.5	“unexercised” means, in relation to the Warrants, all the Warrants which have been issued pursuant to the board resolutions of the Issuer referred to in the Recitals hereto (for so long as the Subscription Period shall not have ended) other than (i) those (if any) which have been exercised in accordance with their terms, (ii) those (if any) which have been purchased by the Issuer or any of the Subsidiaries of the Issuer and have been cancelled, (iii) those mutilated or defaced Warrants in respect of which replacement Warrants have been issued pursuant to Condition 11, and (iv) for the purpose of ascertaining the number of Warrants unexercised at any time (but not for the purpose of ascertaining whether any Warrants are unexercised) those Warrants alleged to have been lost, stolen or destroyed and in respect of which replacement Warrants have been issued pursuant to Condition 11; provided that for the purpose of (a) the right to attend and vote at any meeting of Warrantholders and (b) the determination of how many and which Warrants for the time being remain unexercised for the purposes of Condition 12, those Warrants (if any) which have not been exercised but have been deposited for exercise (whether or not the conditions precedent to such exercise have been or will be fulfilled) shall, unless and until withdrawn from deposit, be deemed not to remain unexercised and provided further that, for the purposes of determining how many Warrants for the time being remain unexercised for the purposes of Condition 12, those Warrants alleged to have been lost, stolen or destroyed and in respect of which replacement Warrants have been issued pursuant to Condition 11 shall be disregarded;

18.6	a provision of law is a reference to that provision as amended or re-enacted;

18.7	words denoting the singular number only shall include the plural number also and vice versa;

18.8	words denoting one gender only shall include the other genders;

18.9	references to schedules, appendices, clauses, sub-clauses, paragraphs and sub-paragraphs shall be construed as references to the schedules and appendices to the documents in which they appear respectively and to the clauses, sub-clauses, paragraphs and sub-paragraphs in the documents in which they appear respectively and, unless otherwise stated, reference to sub-clauses are references to sub-clauses of the clause in which the reference appears; and

18.10	references to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors shall be deemed to include, in respect of any jurisdiction other than England, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or method of judicial proceeding described or referred to in these presents.

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SCHEDULE 9

LEGAL OPINIONS

PART A - KING & WOOD OPINION

December 19, 2007

Blue Ridge Investments, LLC

Corporation Trust Center

1209 Orange Street

City of Wilmington

County of New Castle

Delaware, USA

and

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Dear Sirs

1.	INTRODUCTION

1.1	We are qualified to practice law in the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (“PRC”).

1.2	We have acted as the PRC counsel to China Time Share Media Co. Ltd. (the “Issuer”), a company incorporated in the Cayman Islands (“Cayman Islands”), the PRC Companies as defined below and He Ji Lun (“Mr. He”), a PRC national, in connection with the issue by the Issuer of (i) an aggregate of US$20,000,000 5.00 per cent Secured Convertible Notes due 2010 (the “Notes”) convertible into ordinary shares (the “Shares”), currently of US$0.0001 par value each, in the share capital of the Issuer and (ii) 80 secured warrants of a face value of US$100,000 each exercisable to subscribe for Shares (the “Warrants”) pursuant to a subscription agreement (the “Subscription Agreement”), dated as of December 18, 2007, between the Issuer, Mr. He and the subscribers named therein.

1.3	For the purposes of this opinion, we have examined each of the Transaction Documents and the following resolutions:

(a)	two sets of board of directors resolutions of Chengdu WFOE each dated December 19, 2007;

(b)	a board of directors resolution of Xian WFOE dated December 19, 2007;

(c)	a shareholders’ resolution of Sichuan Opco dated December 19, 2007;

(d)	a shareholders’ resolution of Chengdu Dayu Weiye Advertising Co. dated December 19, 2007;

(e)	a shareholders’ resolution of Xi’an Time Share Advertising & Communication Co. dated December 19, 2007;

(f)	a shareholders’ resolution of Hubei Time Share Advertising & Communication Co., Ltd. dated December 19, 2007; and

(g)	a shareholders’ resolution of Beijing Time Share Advertising & Communication Co., Ltd. dated December 19, 2007.

1.4	This opinion is furnished pursuant to Paragraph 1.1 of Schedule 1 (Conditions precedent) of the Subscription Agreement.

2.	DEFINED TERMS

Capitalised terms used but not defined herein shall have the meanings given to them in the Subscription Agreement. For the purpose of this opinion letter:

“Chengdu WFOE” means Chengdu Time Share Technology & Information Co., Ltd.

“PRC Companies” means the PRC Opcos and the PRC WFOEs.

“PRC Documents” means the Deed of Undertaking, the PRC Loan Agreements, the PRC Security Documents, the Material Contracts, and any other Issue Documents which are governed by PRC Law.

“PRC Individuals” means Mr. He, Fang Yun Feng , Zhu Xian Zhou ( ), Zeng Jia Ju , Zhou Chang Wen , Zhong Hong , Wang Ying , and He Da En .

“PRC Loan Documents” means the Xian Loan Agreement and the Sichuan Shareholder Loan Agreement.

“PRC Opcos” means Sichuan Opco and its Subsidiaries.

“PRC Parties” means PRC Individuals, PRC Opcos and PRC WFOEs.

“PRC Security Documents” means the Assignment of Rights and the Equity Pledges.

“PRC WFOEs” means Chengdu WFOE and Xian WFOE.

“Sichuan Opco” means Sichuan Time Share Advertising Co., Ltd., a company organised under the laws of the PRC.

“Transaction Documents” means the Issue Documents and the PRC Documents.

“Xian WFOE” means Xian Time Share Technology & Information Co., Ltd.

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3.	ASSUMPTIONS

For the purposes of this opinion, we have examined such corporate records, certificates and other documents, and such questions of law, as we consider necessary or appropriate. In examining these documents, we have made the following assumptions:

3.1	that all documents provided to us as originals are authentic and all documents submitted to us as copies conform to their originals;

3.2	that all documents except for the Transaction Documents have been validly authorized, executed and delivered by all of the parties thereto; and

3.3	that the signatures, seals and chops on the documents submitted to us are genuine.

In addition, we have assumed and have not verified the accuracy as to factual matters of each document and confirmations we have received (including, without limitation to, the accuracy of the representations and warranties of PRC Parties.

4.	OPINION

Based on the foregoing and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

4.1	Each of the PRC Companies:

4.1.1	has been duly incorporated as a company with limited liability and is validly existing with legal person status under the laws of the PRC capable of suing and being sued;

4.1.2	is not in liquidation, receivership, administration or analogous proceedings;

4.1.3	has the necessary corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The execution and delivery of the Transaction Documents (to which that PRC Company is a party) by each PRC Company and the performance by the each of the PRC Companies of its obligations thereunder will not violate the business licence, the articles of association and other constituent documents of the PRC Companies nor any applicable law, regulation, order or decree in the PRC; and

4.1.4	has full legal right, power, capacity and authority to own, use, lease and operate its assets and to conduct its business in the manner as described in its business licence.

4.2	The articles of association, the business licence and other constituent documents of each PRC Company comply with the requirements of applicable PRC laws and are in full force and effect.

4.3	The equity interests in:

4.3.1	each PRC WFOE have been duly authorised and validly issued, are fully paid and non-assessable and are legally and wholly owned by the Issuer; and

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4.3.2	each PRC Opco have been duly authorised and validly issued, are fully paid and non-assessable;

4.3.3	Sichuan Opco are legally owned by Mr. He Jilun and Mr. He Da’en, in which Mr. He Jilun holds 98% and He Da’en holds 2% respectively;

4.3.4	each of the subsidiaries of Sichuan Opco are legally owned by Sichuan Opco and Mr. He Jilun, in which Sichuan Opco holds 98% and Mr. He Jilun holds 2%, except for Chengdu Dayu Weiye Advertising Co., Ltd, the equity interests of which are legally owned by Sichuan Opco.

are free and clear of all liens, encumbrances, charges or pledges, claims, restrictions on transfer or other defect of title whatsoever (“Security Interests”) required to be registered under PRC law, except for the pledge over the equity interest in Sichuan Opco under the Loan and Equity Pledge Agreement date November 10, 2006 between Mr. He Jilun, Mr. He Da’en and Chengdu WFOE, and the pledge contemplated under relevant PRC Security Documents. The ownership of such equity interest is valid and lawful under all applicable PRC laws, rules, regulations or guidelines of any local or other court or public, governmental or regulatory agency or body of the PRC.

4.4	Except for (1) the registration of Mr. He Jilun required to be filed at the State Administration of Foreign Exchange (the “SAFE”) or its local office, as required under the SAFE’S Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (the “Circular No. 75”) issued on October 21, 2005, (2) the filing for the conversion by Xian WFOE of the proceeds from US dollar into renrninbi at SAFE by the bank handling the conversion, and (3) the registration of the pledge contemplated under the PRC Security Documents at relevant administration of industry and commerce, no approval, authorisation, consent or order of, no filing with and no exemption or waiver (together, “Governmental Authorisations”) of any national, state, local and other governmental authorities, governmental or regulatory agency or any court or tribunal in the PRC (“Governmental Agencies”) is required for:

4.4.1	the issue and sale of the Notes and the Warrants by the Issuer under the Subscription Agreement;

4.4.2	the consummation of the transactions contemplated by the Subscription Agreement and the PRC Documents;

4.4.3	the making of the loans under the PRC Loan Agreements;

4.4.4	the provision of security under the PRC Security Documents; and

4.4.5	the conversion of the proceeds from US dollar into renrninbi by Xian WFOE.

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4.5	Each of Mr. He and Sichuan Opco will create a valid security interest over the assets expressed to be subject to a security interest of the relevant PRC Security Document upon the registration of the pledge at relevant administration of industry and commerce contemplated under relevant PRC Security Documents.

4.6	As a matter of PRC law, no holder of the Notes or Warrants will be subject to any personal liability, or be subject to a requirement to be licenced or otherwise qualified to do business or be deemed domiciled or resident in the PRC by virtue only of holding such Notes or Warrants (as the case may be). There are no limitations under PRC law on the rights of holders of the Notes or the Warrants to hold or transfer their securities.

4.7	To the best of our knowledge and except as disclosed in the Disclosure Schedule, each PRC Company can legally carry on its business as described in its business licence and no PRC Company is in breach or violation of or in default, as the case may be, under:

4.7.1	its articles of association, business licence or any other constituent documents;

4.7.2	any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC or any approval, judgment, order, decree or regulation of any Governmental Agencies, except for any such violation, breach or default that would not be reasonably expected to have a Material Adverse Effect; or

4.7.3	any agreement, contract or other instrument by which it is bound or to which any of its properties or assets is subject, except for any such violation, breach or default that would not be reasonably expected to have a Material Adverse Effect;.

4.8	There is no resolution or petition for the liquidation or bankruptcy of any PRC Party, or the appointment of a receiver of its assets, and to the best of our knowledge after due enquiry, there are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC or before or by any Governmental Agency pending or threatened against, or involving the properties or business of any PRC Party or to which any of its assets or properties is subject.

4.9	Except for any restrictions under applicable laws which are generally applicable to all foreign invested enterprises in the PRC, each PRC WFOE has full power and authority to effect dividend payments (out of after-tax profit) and other distribution and remittances thereof and all dividends and other distributions declared and payable may be paid in a foreign currency and may be freely transferred out of the PRC, and no such dividends are subject to withholding or other taxes under the laws and regulations of the PRC currently effective and are otherwise free and clear of any other tax, withholding or deduction in the PRC and may be paid without the necessity of obtaining any Government Authorisation.

4.10

The Transaction Documents do not contravene the public policy or laws of the PRC, and insofar as matters of PRC law are concerned, constitute the legal, valid and binding obligations of each PRC Party (to which it is a party), enforceable in

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accordance with the terms therein, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights.

4.11	Each of the Transaction Documents to which each of the PRC Party is a party is in proper legal form under PRC law for the enforcement thereof against that PRC Party subject to compliance with relevant civil procedural requirements of the PRC; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Transaction Documents in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any such document.

4.12	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Issuer or any PRC Party or the Noteholders or Warrantholders to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the creation, issuance, sale and delivery of the Notes and the Warrants, (B) the execution, delivery and performance of the Transaction Documents by parties thereto, (C) the provision of security under the PRC Security Documents, (D) the making of loans under the PRC Loan Agrements, or (E) the consummation of any other transaction contemplated in the Transaction Documents.

4.13	Under the laws of the PRC, none of the PRC Parties, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

4.14	Except for Xian WFOE, the registered capital of each PRC WFOE has been subscribed in full by the Issuer and all government approvals relating to the subscription thereof have been issued and obtained and are in full force and effect.

4.15	Xian WFOE has full power and authority to make loans to Mr. He. No licences, consents, approvals, authorizations, permits, certificates or orders of or from, or filings, declarations or qualifications with or to, any governmental body, court, agency or official in the PRC are required for Xian WFOE to make such loans.

4.16	Sichuan Opco has full power and authority to borrow shareholder loans from Mr. He. No licences, consents, approvals, authorizations, permits, certificates or orders of or from, or filings, declarations or qualifications with or to, any governmental body, court, agency or official in the PRC are required for Sichuan Opco to borrow such shareholder loans.

4.17

There has been no material adverse change from the date of the Subscription Agreement in the laws, regulations, rules or other governmental decrees or directives published, including the official interpretation of any such laws, regulations, rules,

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decrees and directives, affecting foreign invested enterprises in the PRC, the business and operations of the PRC Parties and Mr He’s investment and shareholding (direct and indirect) in the PRC Companies.

4.18	The issue and sale of the Notes and the Warrants, the provision of security under the PRC Security Documents, the making of loans under the PRC Loan Agreements and the execution and delivery of the PRC Documents by the parties thereto, and the performance by them of their respective obligations under the PRC Documents and the consummation by the parties thereto of the transactions contemplated therein will not contravene:

4.18.1	any provision of PRC laws or regulation;

4.18.2	in the case of the each of the PRC Parties, (i) any agreement or other instrument by it is bound or to which any of its properties or assets is subject; (ii) any agreement or other instrument governed by PRC law by which it is bound or to which any of its properties or assets is subject;

4.18.3	any regulation, judgment, order or decree of any governmental body, agency or any court in the PRC; or

4.18.4	result in the creation or imposition of any claims, lien, mortgage, security interest or other encumbrance on any of property or assets of the PRC Parties.

4.19	Each of the PRC Parties has full power and capacity to execute the PRC Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it therein and has taken all necessary action to approve and authorise the same, and the execution by each of the PRC Parties of the PRC Documents to which it is party do not result in any violation of the provisions of its articles of association, business licence or any other constituent documents.

4.20	The choice of English law as the governing law of the Subscription Agreement and the Deed of Non-Competition, New York law as the governing law of the Rights Agreement, and PRC law as the governing law of the PRC Documents will be recognised and given effect by the courts of the PRC.

4.21

The recognition and enforcement of foreign judgments are provided for under the currently effective PRC Civil Procedure Law. Currently, PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law provided that (A) the foreign judgment was legally effective, (B) application for recognition and enforcement by the party concerned was made to the intermediate court of the PRC with competent jurisdiction, (C) application for recognition and enforcement by the foreign court was made in accordance with the provisions of the international treaties between PRC and the country where the judgment is made or with the principle of reciprocity, (D) the judgment was reviewed by the PRC court which has jurisdiction in accordance with the international treaties concluded or acceded to by PRC or on the principle of reciprocity, and (E) the PRC court concluded that the judgment does not violate the state sovereignty, security or public interest of the PRC. As there currently exists no treaty or other form of reciprocity

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between China and the UK governing the recognition of foreign civil judgments, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by a English Court against the PRC Parties.

4.22	The courts of the PRC will recognise as valid, and will enforce, any award of an arbitral tribunal appointed by the Hong Kong International Arbitration Centre under the relevant Transaction Documents against the PRC Parties (to which that PRC Party is a party) by any holder of the Notes or the Warrants or any party to the Transaction Documents subject to the requirements set forth in Arrangement on Mutual Recognition and Enforcement of Arbitration Awards between Mainland China and Hong Kong effective from February 1, 2001.

4.23	The choice of the China International Economic and Trade Arbitration Commission as the arbitration venue under the PRC Security Documents and PRC Loan Documents is in compliance with PRC law and is binding and enforceable against the parties thereto. The courts of the PRC will recognise as valid, and will enforce, any award of an arbitral tribunal appointed by the China International Economic and Trade Arbitration Commission under the PRC Documents against the PRC Parties by any party to the PRC Documents subject to PRC Civil Procedure Law.

4.24	It is not necessary under the laws of the PRC (i) in order to enable any person to exercise or enforce its rights under the Transaction Documents or in respect of any Note or Warrant or (ii) by reason of any person being or becoming a party to the Subscription Agreement or the Transaction Documents or the holder of any Note or Warrant or by reason of the performance of any person of its obligations thereunder or in respect thereof that such person should be licenced, qualified or otherwise entitled to carry on business in the PRC.

4.25	Save for the PRC Parties, none of the parties to the Transaction Documents is or will be deemed to be resident, domiciled or carrying on business in the PRC by reason only of its execution, performance or enforcement thereof.

4.26	To the best of our knowledge and except as disclosed in the Disclosure Schedule, each of the PRC Companies has legal, valid and marketable title to all of its properties and assets, free and clear of security interests required to be registered under PRC law.

4.27	To the best of our knowledge and except (i) as disclosed in the Disclosure Schedule, (ii) the completion of the transfer registration of certain trademarks used by PRC Parties and (iii) the lack of lease registrations of certain offices leased by the PRC Parties, each of the PRC Parties has all other necessary licences, consents, authorisations, approvals, orders, certificates and permits (together, “PRC Licences”) of and from, and have made all necessary declarations and filings with, all Governmental Agencies to own, lease, licence and use its properties and assets and to conduct their respective business, and such PRC Licences contain no materially burdensome restrictions or conditions.

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4.28	To the best of our knowledge after due inquiry:

4.28.1	no Governmental Agency is considering modifying, suspending or revoking any PRC Licence; and

4.28.2	each PRC Party is in compliance with the provisions of all PRC Licences in all material respects.

4.29	To the best of our knowledge after due inquiry, no PRC Party has contravened any PRC laws and regulations in relation to the protection of environment, and each PRC Party:

4.29.1	is in compliance with any and all applicable national and local laws and regulations relating to the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”);

4.29.2	has received all permits, licences or other approvals required of them under applicable Environmental Laws to conduct its businesses; and

4.29.3	is in compliance with all terms and conditions of any such permit, licence or approval.

4.30	All existing insurance policies taken out by each PRC Party, or in relation to the assets of or otherwise concerned with its business, in the PRC are in full force and effect.

4.31	The contractual arrangements (the “Corporate Structures”) of the Issuer and PRC Companies as set out by the Material Contracts are in compliance with all applicable PRC Laws.

4.32	Each of the Material Contracts is, and all the Material Contracts taken as a whole are, legal, valid, enforceable and admissible as evidence under the PRC Laws and is binding on the respective parties thereto; each of the Contracts is in proper legal form under the PRC Laws for the enforcement thereof against each of PRC Companies.

4.33	The opinions set forth in section 4.31 and 4.32 above is subject to the exception that there are uncertainties regarding the interpretation and application of PRC laws; there can be no assurance that they PRC regulatory authorities will not take a view that is contrary to our opinions set forth in section 4.30 and 4.31 above; if any Governmental Agency consequently determines that the Corporate Structure or the Material Contracts does not comply with PRC laws, the Material Contracts will become invalid and unenforceable and the Issuer and the PRC Companies will be subject to severe penalties and required to obtain additional Governmental Authorizations from relevant Governmental Agencies.

5.	RESERVATIONS

This opinion relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

9

This opinion is rendered only with respect to the PRC Laws and we have made no investigations in any other jurisdiction and no opinion is expressed or implied as to the laws of any other jurisdiction.

Yours faithfully

King & Wood PRC Lawyers

10

PART B - COMMERCE & FINANCE LAW OFFICES OPINION

Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610)65693399 Fax: (8610)65693838, 65693836, 65693837

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

Blue Ridge Investments, LLC

Corporation Trust Center

1209 Orange Street

City of Wilmington

County of New Castle

Delaware, USA

(the “Subscriber”)

and

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Date: [19], 2007

Dear Sirs,

RE: China Time Share Media Co., Ltd.

1.	INTRODUCTION

1.1	We are qualified to practice law in the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (the “PRC”).

1.2	We have acted as the PRC counsel to the Subscriber, in connection with the issue by China Time Share Media Co., Ltd. (the “Issuer”), a company incorporated in the Cayman Islands, of (i) US$20,000,000 in aggregate principal amount of 5.00 per cent. Secured Convertible Notes due 2010 convertible into ordinary shares (the “Shares”), currently of US$0.0001 par value each, in the share capital of the Issuer and (ii) 80 secured warrants with a face value of US$100,000 each, exercisable to subscribe for the Shares pursuant to a subscription agreement (the “Subscription Agreement”), dated as of December 18, 2007, between the Issuer, Mr. He Ji Lun and the subscribers named therein.

1.3	This opinion is furnished pursuant to Paragraph 1.1 of Schedule 1 (Conditions precedent) of the Subscription Agreement.

1

2.	DEFINED TERMS

Capitalised terms used but not defined herein shall have the meanings given to them in the Subscription Agreement. For the purpose of this opinion letter:

“Chengdu WFOE” means Chengdu Time Share Technology & Information Co., Ltd.

“PRC Companies” means the PRC Opcos and the PRC WFOEs.

“PRC Documents” means the Deed of Undertaking, the PRC Loan Agreements and the PRC Security Documents.

“PRC Loan Documents” means the Xi’an Loan Agreement and the Sichuan Shareholder Loan Agreement.

“PRC Opcos” means Sichuan Opco and its Subsidiaries.

“PRC Parties” means Mr. He Ji Lun, PRC Opcos and PRC WFOEs.

“PRC Security Documents” means the Assignment of Rights, the Subsidiary Equity Pledge and the Second Priority Sichuan Equity Pledge.

“PRC WFOEs” means Chengdu WFOE and Xi’an WFOE.

“Sichuan Opco” means Sichuan Time Share Advertising Co., Ltd., a company organised under the laws of the PRC.

“Xi’an WFOE” means Xi’an Time Share Technology & Information Co., Ltd.

3.	ASSUMPTIONS

We have examined copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Issuer and each of the persons as defined under Item 2 “Defined Terms” hereof such other documents, corporate records, papers, certificates issued by officials of government departments and other public organizations and other instruments as we deem necessary or appropriate for the purpose of rendering this opinion.

In the examination of these documents, we have assumed that (a) all documents submitted to us as copies conform to their originals and all originals are authentic; (b) all signatures, seals and chops on such documents are genuine; (c) other than the PRC Parties, the PRC residents and entities relevant to any of the documents or to such other documents as referred to in this opinion which are incorporated or established or organized under the laws of the PRC, all parties have the requisite power and authority to enter into, and have duly executed and delivered the documents and performed their obligations thereunder; and (d) these documents constitute legal, valid and binding obligations on the parties thereto under the laws (other than the laws of the PRC) by which they are expressed to be governed.

This opinion is rendered on the basis of the PRC laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may be made by an order of the President of the PRC or the State Council or, in the case of provincial laws and regulations, by the relevant provincial government and may become effective immediately on promulgation.

2

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC laws. Accordingly, we express or imply no opinion on the laws of any jurisdiction other than the PRC.

4.	OPINION

Based on the foregoing and subject to the further assumptions and qualifications set forth below, we are of the opinion that:

4.1	The equity interests in each PRC Opco have been duly authorised and validly issued, are fully paid and non-assessable, free and clear of all liens, encumbrances, charges or pledges, claims, restrictions on transfer or other defect of title whatsoever (“Security Interests”) required to be registered under the PRC laws, except for the pledge over the equity interest in Sichuan Opco under the Loan and Equity Pledge Agreement date November 10, 2006 between Mr. He Ji Lun, Mr. He Da’en and Chengdu WFOE. The ownership of such equity interest is valid and lawful under all applicable PRC laws, rules, regulations or guidelines of any local or other court or public, governmental or regulatory agency or body of the PRC.

4.2	Except for the equity pledges under the PRC Security Documents which are required to be registered on relevant shareholders’ registrar and with the relevant local branches of State Administration For Industry & Commerce (“SAIC”) before taking effect, no approval, authorisation, consent or order of, no filing with and no exemption or waiver of any national, state, local and other governmental authorities, governmental or regulatory agency or any court or tribunal in the PRC is required for:

4.2.1	the consummation of the transactions contemplated by the PRC Documents;

4.2.2	the making of the loans under the PRC Loan Agreements; and

4.2.3	the provision of security under the PRC Security Documents.

4.3	The conversion of registered capital in US Dollar into Renminbi by Xi’an WFOE is subject to review and verification by designated banks.

4.4	The PRC Documents, insofar as matters of the PRC laws are concerned, constitute the legal, valid and binding obligations of each PRC Party (to which it is a party), enforceable in accordance with the terms therein, except for the equity pledges under the PRC Security Documents which are required to be registered on relevant shareholders’ registrar and with the relevant local branches of SAIC, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights.

4.5	Each of the PRC Documents to which each of the PRC Party is a party is in proper legal form under the PRC laws for the enforcement thereof against that PRC Party subject to compliance with public policy and relevant civil procedural requirements of the PRC; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the PRC Documents in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC except for the equity pledges under the PRC Security Documents which are required to be registered on relevant shareholders’ registrar and with the relevant local branches of SAIC before taking effect.

3

4.6	No licences, consents, approvals, authorizations, permits, certificates or orders of or from, or filings, declarations or qualifications with or to, any governmental body, court, agency or official in the PRC are required for Xi’an WFOE to make such loans to Mr. He Ji Lun.

4.7	No licences, consents, approvals, authorizations, permits, certificates or orders of or from, or filings, declarations or qualifications with or to, any governmental body, court, agency or official in the PRC are required for Sichuan Opco to borrow such shareholder loans from Mr. He Ji Lun.

4.8	The provision of security under the PRC Security Documents, the making of loans under the PRC Loan Agreements and the execution and delivery of the PRC Documents by the parties thereto, and the performance by them of their respective obligations under the PRC Documents and the consummation by the parties thereto of the transactions contemplated therein will not contravene the public policy of the PRC or any provision of the PRC laws or regulation.

4.9	Each of the PRC Parties has full power, authority and capacity to execute the PRC Documents to which it is a party and to undertake and perform the obligations expressed to be assumed by it therein and has taken all necessary corporate action to approve and authorise the same, and the execution by each of the PRC Parties of the Deed of Undertaking to which it is party do not result in any violation of the provisions of its articles of association, business licence or any other constituent documents.

4.10	The courts of the PRC will recognise as valid, and will enforce, any award of an arbitral tribunal appointed by the Hong Kong International Arbitration Centre under PRC Documents against any party to the PRC Documents subject to compliance with public policy and relevant civil procedural requirements of the PRC.

4.11	Each of He Ji Lun and Sichuan Opco will create a valid security interest over the assets expressed to be subject to a security interest of the relevant PRC Security Document subject to registration the equity pledges on the relevant shareholders’ registrar and with relevant local branches of SAIC.

4.12	No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of any PRC Party to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the execution, delivery and performance of the PRC Documents by parties thereto, (B) the provision of security under the PRC Security Documents, or (C) the making of loans under the PRC Loan Agreements.

5.	RESERVATIONS

This opinion is given solely for the benefit of the persons to whom it is addressed. It may not, except with our prior written permission, be relied upon by any other person in connection with this opinion or used for any other purpose.

Yours faithfully,

Commerce & Finance Law Offices

4

PART C - CONYERS, DILL & PEARMAN OPINION (Cayman Islands)

Draft 4: 19 December 2007

19 December 2007

The Hongkong and Shanghai Banking	DIRECT LINE:	28429531
Corporation Limited	E-MAIL:	anna.chong@conyersdillandpearman.com
(as “Note Trustee and Warrant Trustee”)	OUR REF:	AC#891806/256174

The Hongkong and Shanghai Banking

Corporation Limited

(as “Security Trustee”)

Level 30

HSBC Main Building

1 Queen’s Road Central

Hong Kong

Blue Ridge Investments, LLC

Corporation Trust Center

1209 Orange Street

City of Wilmington

County of New Castle

Delaware, USA

(as “Investor”)

Dear Sirs,

China Time Share Media Co., Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the issue by the Company of US$20,000,000 5.00 per cent secured convertible notes due 2010 (the “Notes”) and of 80 secured warrants of a face value of US$100,000 each (the “Warrants”).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	an executed copy of the subscription agreement dated 14 December 2007 (the “Subscription Agreement”) made between the Company, He Ji Lun, Double Win Holdings Limited, Insighting Holdings Limited, Lucky Zone Limited and the person or persons set out in schedule 4 as defined therein;

(ii)	an executed copy of the note trust deed dated 14 December 2007 (the “Note Trust Deed”) between the Company, the Note Trustee and the Security Trustee;

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

(iii)	an executed copy of the note agency agreement dated 14 December 2007 (the “Note Agency Agreement”) between the Company, The Hongkong and Shanghai Banking Corporation Limited as the Registrar, The Hongkong and Shanghai Banking Corporation Limited as the Principal Agents, The Hongkong and Shanghai Banking Corporation Limited as the Transfer Agents, The Hongkong and Shanghai Banking Corporation Limited as the Paying Agents, The Hongkong and Shanghai Banking Corporation Limited as the Conversion Agents and the Note Trustee;

(iv)	an executed copy of the warrant trust deed dated 14 December 2007 (the “Warrant Trust Deed”) between the Company, the Warrant Trustee and the Security Trustee;

(v)	an executed copy of the warrant agency agreement dated 14 December 2007 (the “Warrant Agency Agreement”) between the Company, [the Warrant Trustee and the The Hongkong and Shanghai Banking Corporation Limited (as warrant agent, principal warrant agent and the warrant registrar)];

(vi)	an executed copy of the rights agreement dated 14 December 2007 (the “Rights Agreement”) made between the Company, , Insighting Holdings Limited, Knowrience Holdings Limited, Double Win Holdings Limited, Lucky Zone Limited, He Ji Lun; Fang Yun Feng, Zhu Xian Zhou, Zeng Jia Ju, Zhou Chang Wen, Zhong Hong, Wang Ying, He Da En, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and the Investor;

(vii)	an executed copy of the deed of undertaking dated 14 December 2007 (the “Deed of Undertaking”) between the Company, Insighting Holdings Limited, Lucky Zone Limited, Double Win Holdings Limited, Knowrience Holdings limited, Xi’an Time Share Technology & Information Co., Ltd., Chengdu Time Share Technology & Information Co., Ltd., Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., the Investor and He Ji Lun;

(viii)	an executed copy of the first priority share mortgage dated 14 December 2007 (the “Share Mortgage”) between the Company, Insighting Holdings Limited as the Chargor, the Security Trustee, the Warrant Trustee and the Note Trustee in respect of shares of the Company;

(ix)	the executed global certificate in respect of the Warrants (the “Global Warrant Certificate”);

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

(x)	a final form of the definitive certificates in respect of the Warrants set out in schedule 2 to the Warrant Trust Deed (the “Individual Warrant Certificates”);

(xi)	the executed global certificate in respect of the Notes (the “Global Note Certificate”); and

(xii)	a final form of the definitive certificates in respect of the Notes set out in schedule 2 to the Note Trust Deed (the “Individual Note Certificates”);

(the “Global Warrant Certificates” and “Global Note Certificate” are together the “Global Certificates”, the “Individual Warrant Certificates” and “Individual Note Certificates” are together the “Individual Certificates”)

The documents listed in items (i) through (xii) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the Memorandum and Articles of Association of the Company as provided by the Company on 14 December 2007, resolutions in writing of its directors and of its shareholders, each passed on 14 December 2007 (the “Minutes”), a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 13 December 2007 (the “Certificate Date”), a certificate of incorporation on change of name dated 31 October 2007; an incumbency certificate issued by Offshore Incorporations (Cayman) Limited dated 11 October 2007 (the “Incumbency Certificate”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

resolutions, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of England (“English Law”) of the Documents (other than the Share Mortgage, the Rights Agreement and the Deed of Undertaking) which are expressed to be governed by English Law in accordance with their respective terms; (i) the validity and binding effect under the laws of the State of New York (“New York Law”) of the Rights Agreement which is expressed to be governed by New York Law in accordance with its terms; (j) the validity and binding effect under the laws of the People’s Republic of China (“PRC Law”) of the Deed of Undertaking which is expressed to be governed by PRC Law in accordance with its terms (English law, New York Law and PRC Law are together the “Foreign Laws”); (k) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents (other than the Subscription Agreement, the Rights Agreement, the Deed of Undertaking and the Share Mortgage) to the exclusive jurisdiction of the courts of England (the “English Courts”) and pursuant to the Subscription Agreement, the Rights Agreement and the Deed of Undertaking to arbitration in Hong Kong at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the United Nations Commission on International Trade Law (‘UNCITRAL”) Arbitration Rules; (1) that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its liabilities as they become due; and (m) the information contained in the Incumbency Certificate remain true and accurate as of the date hereof.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents. In particular, the obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of those Documents simultaneously underway against the Company in another jurisdiction.

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

We express no opinion as to validity or the binding effect of obligations to make any payment at an increased rate on overdue amounts or on the happening of an event of default or to pay a specified rate of interest on the amount of a judgment after the date of judgement. We express no opinion in respect of the enforceability of any provision in the Documents which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands). The Company has the legal capacity to sue and be sued in its own name and has the corporate power and authority to own assets and conduct its business in accordance with its memorandum of association and articles of association under the laws of the Cayman Islands.

2.	The Company has the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Company and the performance by the Company of its obligations thereunder will not violate the Memorandum or Articles of Association of the Company nor any applicable law, regulation, order or decree in the Cayman Islands.

3.

The Company has taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents (other than Global Certificates and the Individual Certificates) have been duly executed and delivered by or on behalf of the Company, and constitute the legal, valid, enforceable and binding obligations of the Company in accordance

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

with the terms thereof. The Global Certificates have been duly executed and delivered by or on behalf of the Company and, when duly authenticated in accordance with the terms of the Documents, will constitute the legal, valid, enforceable and binding obligations of the Company in accordance with the terms thereof. When duly executed and delivered by or on behalf of the Company and duly authenticated in accordance with the terms of the Documents, the Definitive Certificates will constitute legal, valid, enforceable and binding obligations of the Company in accordance with the terms thereof.

4.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the Cayman Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents, except such as have been duly obtained in accordance with Cayman Islands law.

5.	It is not necessary or desirable to ensure the enforceability in the Cayman Islands of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the Cayman Islands. However, to the extent that any of the Documents creates a charge over assets of the Company, the Company and its Directors are under an obligation to enter such charge in the Register of Mortgages and Charges of the Company in accordance with section 54 of the Companies Law. While there is no exhaustive definition of a charge under Cayman Islands law, a charge normally has the following characteristics:

(i)	it is a proprietary interest granted by way of security which entitles the chargee to resort to the charged property only for the purposes of satisfying some liability due to the chargee (whether from the chargor or a third party); and

(ii)	the chargor retains an equity of redemption to have the property restored to him when the liability has been discharged.

However, as the Documents (other than the Share Mortgage) are governed by the Foreign Laws, the question of whether they would possess these particular characteristics would be determined under the Foreign Laws.

6.

There is no stamp, registration or similar tax or duty to be paid on or in relation to any of the Documents provided that they are executed and remain outside the Cayman Islands. If it becomes necessary to bring the Documents into the Cayman Islands for enforcement or otherwise, nominal stamp duty will be payable on all Documents. In the case of any Document creating

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

security over movable property granted by an exempted company, an ordinary non-resident company or a foreign company, stamp duty will be payable on an ad valorem basis to a maximum of CI$500.00 (US$600.00). Apart from the payment of stamp duty, there are no acts, conditions or things required by the laws and regulations of the Cayman Islands to be done, fulfilled or performed in order to make any of the Documents admissible in evidence in the Cayman Islands.

7.	The choice of the Foreign Laws as the governing law of the Documents (other than the Share Mortgage) is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the Cayman Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the Cayman Islands. The submission in the Documents (other than the Subscription Agreement, the Rights Agreement, the Deed of Undertaking and the Share Mortgage) to the exclusive jurisdiction of the English Courts is valid and binding upon the Company. The submission in the Subscription Agreement, the Rights Agreement and the Deed of Undertaking to arbitration at the HKIAC in accordance with UNCITRAL Arbitration Rules is valid and binding upon the Company.

8.	The courts of the Cayman Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the English Courts against the Company based upon the Documents under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parries subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

9.	There is no income or other tax of the Cayman Islands imposed by withholding or otherwise on any payment to be made to or by the Company pursuant to the Documents.

10.

Based solely upon a search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted at 11:10 a.m on 17 December 2007, (which would not reveal details of proceedings which have been filed but not

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

actually entered in the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings, nor any petitions to wind up the Company pending in the Grand Court of the Cayman Islands to which the Company is subject.

11.	The Note Trustee, the Warrant Trustee, the Security Trustee and the Investor will not be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, performance and/or enforcement of the Documents by the Note Trustee, the Warrant Trustee, the Security Trustee and the Investor.

12.	Each of the Note Trustee, the Warrant Trustee, the Security Trustee and the Investor has standing to bring an action or proceedings before the appropriate courts in the Cayman Islands for the enforcement of the Documents. It is not necessary or advisable in order for the Note Trustee, the Warrant Trustee, the Security Trustee and the Investor to enforce its rights under the Documents, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands.

13.	The Company is not entitled to any immunity under the laws of the Cayman Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

14.	The obligations of the Company under the Documents will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Company, other than indebtedness which is preferred by virtue of any provision of the laws of the Cayman Islands of general application.

15.	Foreign arbitration awards (including an award granted pursuant to arbitration proceedings in Hong Kong) may be enforced in the Cayman Islands under the Foreign Arbitral Awards Enforcement Law, which applies where the arbitration award to be enforced (the “Award”) was made in pursuance of an arbitration agreement in a state which is a party to the New York Convention on the Recognition of Enforcement of Foreign Arbitral Awards adopted by the 1958 United Nations Conference on International Commercial Arbitration (the “Convention”). In general, the courts of the Cayman Islands will enforce an Award made under the Convention unless it is proved by the party against whom the Award was made that:

(i)	a party to the arbitration agreement was under some incapacity;

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

(ii)	the arbitration agreement was not valid under the law to which the parties subjected it or, in default, under the law of the jurisdiction where the Award was made;

(iii)	the Award was made in circumstances contrary to natural justice;

(iv)	the Award dealt with a matter or matters not contemplated by or falling within the terms of the submission to arbitration or contained decisions on matters beyond the scope of such submission; or

(v)	the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, in default of such agreement, with the laws of the jurisdiction where the arbitration took place.

Enforcement of an Award made under the Convention may also be refused by the courts of the Cayman Islands where the Award is in respect of a matter which is not capable of settlement by arbitration or where it would be contrary to the public policy of the Cayman Islands to enforce such an Award.

A foreign arbitration award may also be enforced in the Cayman Islands pursuant to common law principles by action on the Award or pursuant to the Arbitration Law by leave of the Cayman Islands court.

Yours faithfully

Conyers Dill & Pearman

PART D - CONYERS, DILL & PEARMAN OPINION (BVI)

Draft 6: 19 December 2007

19 December 2007

The Hongkong and Shanghai Banking	DIRECT LINE:	28429531
Corporation Limited	E-MAIL:	anna.chong@conyersdillandpearman.com
(as “Note Trustee and Warrant Trustee”)	OUR REF:	AC#891806/256182

The Hongkong and Shanghai Banking

Corporation Limited

(as “Security Trustee”)

Level 30

HSBC Main Building

1 Queen’s Road Central

Hong Kong

Blue Ridge Investments, LLC

Corporation Trust Center

1209 Orange Street

City of Wilmington

County of New Castle

Delaware, USA

(as “Investor”)

Dear Sirs,

Double Win Holdings Limited (“Double Win”)

Insighting Holdings Limited (“Insighting Holdings”)

Lucky Zone Limited (“Lucky Zone”)

(are together the “Companies”)

We have acted as special legal counsel in the British Virgin Islands to the Companies in connection with the issue by China Time Share Media Co., Ltd. (“Holdco”) of US$20,000,000 5.00 per cent secured convertible notes due 2010 (the “Notes”) and of 80 secured warrants of a face value of US$100,000 each (the “Warrants”).

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	an executed copy of the subscription agreement dated 14 December 2007 (the “Subscription Agreement”) made between Holdco, He Ji Lun, the Companies and the person or persons set out in schedule 4 as defined therein;

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

(ii)	an executed copy of the rights agreement dated 14 December 2007 (the “Rights Agreement”) made between the Companies, Holdco, , Knowrience Holdings Limited, He Ji Lun; Fang Yun Feng, Zhu Xian Zhou, Zeng Jia Ju, Zhou Chang Wen, Zhong Hong, Wang Ying, He Da En, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P. and the Investor;

(iii)	an executed copy of the first priority share mortgage dated 14 December 2007 (the “Share Mortgage”) between Holdco and Insighting Holdings as the Chargor, the Security Trustee, the Warrant Trustee and the Note Trustee in respect of shares of Holdco; and

(iv)	an executed copy of the deed of undertaking dated 14 December 2007 (the “Deed of Undertaking”) between Holdco, the Companies, Knowrience Holdings limited, Xi’an Time Share Technology & Information Co., Ltd., Chengdu Time Share Technology & Information Co., Ltd., Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., the Investor and He Ji Lun;

The documents listed in items (i) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein except for the exhibit or schedule thereto).

We have also reviewed the memorandum of association and the articles of association of the Insighting Holdings and Lucky Zone, as obtained from the Registrar of Corporate Affairs on 7 December 2007 and of Double Win as obtained from the Registrar of Corporate Affairs on 13 December 2007, resolutions in writing signed by all the directors of each of the Companies and dated 14 December 2007 (the “Minutes”), certificates of good standing in respect of Insighting Holdings and Lucky Zone issued by the Registrar of Corporate Affairs dated 7 December 2007 and in respect of Double Win dated 14 December 2007, incumbency certificates in respect of Insighting Holdings and Lucky Zone issued by Offshore Incorporations Limited on 17 October 2007, incumbency certificate in respect of Double Win issued by Offshore Incorporations Limited on 1 November 2007 (together the “Incumbency Certificates”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Documents, other than the Companies, to enter into and perform its respective obligations under the Documents; (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Companies, and the physical delivery thereof by the Companies with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us; (f) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolution, remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of England (“English Law”) of the Subscription Agreement which is expressed to be governed by English Law in accordance with its respective terms; (i) the validity and binding effect under the laws of State of New York (“New York Law”) of the Rights Agreement which is expressed to be governed by New York Law in accordance with its respective terms; (j) the validity and binding effect under the laws of the People’s Republic of China (“PRC Law”) of the Deed of Undertaking which is expressed to be governed by PRC Law in accordance with its terms; (k) the validity and binding effect under the laws of the Cayman Islands (“Cayman Law”) of the Share Mortgage which is expressed to be governed by Cayman Law in accordance with its respective terms (English Law, New York Law, PRC Law and Cayman Law are together the “Foreign Laws”); (1) the validity and binding effect under the Foreign Laws of the submission by the Companies pursuant to the Subscription Agreement, the Rights Agreement and the Deed of Undertaking to arbitration in Hong Kong at the Hong Kong International Arbitration Centre in accordance with United Nations Commission on International Trade Law Arbitration Rules and pursuant to the Share Mortgage to the jurisdiction of the courts of the Cayman Islands (“Cayman Courts”); and (m) that the information contained in the Incumbency Certificates remain true and accurate as of the date hereof.

The term “enforceable” as used in this opinion means that an obligation is of a type which the courts of the British Virgin Islands enforce. It does not mean that those obligations will be enforced in all circumstances in accordance with the terms of the Documents, In particular, the obligations of the Companies under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a British Virgin Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a British Virgin Islands court to the extent that they are to be performed in a jurisdiction outside the British Virgin Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a British Virgin Islands court has inherent discretion to stay or allow proceedings in the British Virgin Islands courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Companies.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands. This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	Each of the Companies is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands governmental authority or to pay any British Virgin Islands government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

2.	Each of the Companies is a separate legal entity capable of suing or being sued in its own name and has the corporate power and authority to own assets and conduct its business in accordance with its memorandum of association and articles of association.

3.	The Companies have the necessary corporate power and authority to enter into and perform its obligations under the Documents. The execution and delivery of the Documents by the Companies and the performance by the Companies of their obligations thereunder will not violate the memorandum of association or articles of association of the Companies nor any applicable law, regulation, order or decree in the British Virgin Islands.

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

4.	The Companies have taken all corporate action required to authorise its execution, delivery and performance of the Documents. The Documents have been duly executed and delivered by or on behalf of the Companies, and constitute the legal, valid, enforceable and binding obligations of the Companies in accordance with the terms thereof.

5.	No order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of the British Virgin Islands or any sub-division thereof is required to authorise or is required in connection with the execution, delivery, performance and enforcement of the Documents.

6.	Except as set out in this paragraph, it is not necessary or desirable to ensure the enforceability in the British Virgin Islands of the Documents that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in the British Virgin Islands. Each of the Companies is required to keep a register of all charges (“relevant charges”). To the extent that any of the Documents creates a relevant charge over assets of any of the Companies, particulars of the charge must be entered in the register and a copy of the register shall be kept at the registered office of the relevant Company or at the office of its registered agent. Where the Documents create a relevant charge, it may be desirable to ensure the priority in the British Virgin Islands of the charge that the particulars of the charge be registered at the office of the Registrar of Corporate Affairs pursuant to Section 163(1) of the BVI Business Companies Act, 2004. On registration, to the extent that British Virgin Islands law governs the priority of a charge, such charge will have priority in the British Virgin Islands over a relevant charge on the property that is subsequently registered in accordance with section 163 and a relevant charge on the property that is not registered in accordance with that section, provided that a registered floating charge is postponed to a subsequently registered fixed charge unless the floating charge contains a prohibition or restriction on the power of the company to create any future charge ranking in priority to or equally with the charge. A registration fee of $100.00 will be payable in respect of the registration.

Under BVI law, “charge” means any form of security interest, whether fixed or floating, over property, wherever situated, other than an interest arising by operation of law.

However, as the Documents are governed by the Foreign Laws, the question of whether they would constitute a charge would be determined under the Foreign Laws. On the basis that the Share Mortgage possesses such characteristics, and subject to the

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

remainder of this opinion paragraph, the charge expressed to be given in the Share Mortgage and the other terms thereof would be recognised and given effect to in any proceedings for the winding up of rnsighting Holdings before a court of competent jurisdiction in the British Virgin Islands.

Voidable Transactions

Part VII of the Insolvency Act, 2003 of the British Virgin Islands (the “Act”) sets out the circumstances under which the Court may, inter alia, make an order setting aside a transaction in whole or in part. Generally, transactions may be subject to such an order made under section 249(1) of the Act where they fell into the category of insolvency transactions which are entered into during the vulnerability period.

Insolvency Transaction

An insolvency transaction is defined as a transaction entered into at a time when the company is insolvent or the transaction causes the company to become insolvent. Insolvency in this case essentially means insolvent on a cash flow basis as the balance sheet is specifically excluded pursuant to section 244(3) of the Act.

Vulnerability Period

The vulnerability period commences six months prior to the onset of insolvency and ends on the appointment of an administrator or liquidator. For connected persons, the period is two years prior to the onset of insolvency.

Onset of Insolvency

Where a company is in administration or is in liquidation and the liquidator was appointed by the Court immediately following the discharge of an administration order, the onset of insolvency is the date on which the application for the administration order was filed. Where a company is in liquidation and the liquidator was appointed by the Court otherwise than immediately following the discharge of an administration order, the onset of insolvency is the date on which the application for the appointment of the liquidator was filed. Where a liquidator was appointed by the members, the onset of insolvency is the date of such appointment.

It is important to determine whether a creditor falls within the definition of connected person to identify any concerns or risks before security is taken. Transactions with connected persons have the effect of increasing the vulnerability period and shifting the burden of proof in determining whether a transaction is voidable. The definition of connected person is fairly wide and includes promoters of the company, directors or members of the company or a related company, a related company,

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

a company with common directors, a partner, nominee or relation of a connected person and certain trustees and beneficiaries. The definition of related companies includes subsidiaries, holding companies, those under common control and sister companies.

The Act sets out four specific types of transactions which are voidable -preferences, undervalue transactions, certain floating charges and extortionate credit transactions.

Preferences

A transaction will be a voidable preference where it is an insolvency transaction entered into within the vulnerability period and has the effect of putting a creditor into a better position on an insolvent liquidation than it would have been had the transaction not been entered into. Insolvent liquidation means a liquidation of a company where the assets of the company are insufficient to pay its liabilities and the expenses of the liquidation. Transactions which take place in the ordinary course of business will not constitute an unfair preference.

Undervalue Transaction

An undervalue transaction is an insolvency transaction entered into within the vulnerability period which is either a gift or a transaction where the value in monetary terms of the consideration provided by the company significantly exceeds that which it received. A transaction entered into by the company in good faith, for the purposes of its business with reasonable grounds for believing that it would benefit the company will not be an undervalue transaction.

Fraudulent Conveyance

By virtue of Section 81 of the Conveyancing and Law of Property Act (Cap. 220) of the British Virgin Islands (the “Conveyancing Act”), except as provided in that section of the Conveyancing Act, every conveyance of property made within intent to defraud creditors shall be voidable at the instance of any person thereby prejudiced. Section 81 of the Conveyancing Act does not extend to any estate or interest in property conveyed for valuable consideration and in good faith or upon good consideration and in good faith to any person not having at the time conveyance, notice of the intent to defraud creditors. Valuable consideration is consideration which has value, although such value may be nominal (Halsbury’s Laws of England, 4th Ed. (Reissue) Vol. 9(1) para. 728)

7.	The Documents will not be subject to stamp duty in the British Virgin Islands and no registration, documentary, recording, transfer or other similar tax, fee or CD&P charge is payable in the British Virgin Islands in connection with the execution, delivery, filing, registration or performance of the Documents other than as stated in paragraph 6 hereof.

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

8.	The choice of the Foreign Laws as the governing law of the Documents is a valid choice of law and would be recognised and given effect to in any action brought before a court of competent jurisdiction in the British Virgin Islands, except for those laws (i) which such court considers to be procedural in nature, (ii) which are revenue or penal laws or (iii) the application of which would be inconsistent with public policy, as such term is interpreted under the laws of the British Virgin Islands. The submission in the Subscription Agreement, the Rights Agreement and the Deed of Undertaking to arbitration in Hong Kong at the Hong Kong International Arbitration Centre in accordance with United Nations Commission on International Trade Law Arbitration Rules and pursuant to the Share Mortgage in the case of Insighting only to the jurisdiction of the courts of the Cayman Islands is valid and binding upon the Companies or Insighting as the case may be.

9.	The courts of the British Virgin Islands would recognise as a valid judgment, a final and conclusive judgment in personam obtained in the Cayman Courts against the Companies based upon the Share Mortgage under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the British Virgin Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the British Virgin Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the British Virgin Islands and (f) there is due compliance with the correct procedures under the laws of the British Virgin Islands.

10.	There is no income or other tax of the British Virgin Islands imposed by withholding or otherwise on any payment to be made to or by the Companies pursuant to the Documents.

11.

Based solely on a search of the public records in respect of Double Win maintained at the offices of the Registrar of Corporate Affairs at 11 am on 17 December 2007 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted at 3 pm on

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

17 December 2007 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject.Based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no details have been lodged of any steps taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (however, it should be noted that (i) failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver and (ii) in the case of the appointment of a liquidator, notice of the appointment of a liquidator may be filed up to 14 days after the actual appointment). Further based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no register of mortgages, charges and incumbrances had been filed with the Registrar of Corporate Affairs.

12.	Based solely on a search of the public records in respect of Insighting Holdings maintained at the offices of the Registrar of Corporate Affairs at 11 am on 17 December 2007 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted at 3 pm on 17 December 2007 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject. Based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no details have been lodged of any steps taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (however, it should be noted that (i) failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver and (ii) in the case of the appointment of a liquidator, notice of the appointment of a liquidator may be filed up to 14 days after the actual appointment). Further based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no register of mortgages, charges and incumbrances had been filed with the Registrar of Corporate Affairs.

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

13.	Based solely on a search of the public records in respect of Lucky Zone maintained at the offices of the Registrar of Corporate Affairs at 11 am on 17 December 2007 (which would not reveal details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search) and a search of the Index of Civil Suits maintained at the Supreme Court Registry, Road Town, Tortola British Virgin Islands conducted at 3 pm on 17 December 2007 (which would not reveal details of proceedings which have been filed but not actually entered in the Index of Civil Suits at the time of our search), there are no judgments against the Company, nor any legal or governmental proceedings pending in the British Virgin Islands to which the Company is subject. Based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no details have been lodged of any steps taken in the British Virgin Islands for the appointment of a receiver, administrator or liquidator to, or for the winding-up, dissolution, reconstruction or reorganisation of the Company (however, it should be noted that (i) failure to file notice of appointment of a receiver does not invalidate the receivership but only gives rise to penalties on the part of the receiver and (ii) in the case of the appointment of a liquidator, notice of the appointment of a liquidator may be filed up to 14 days after the actual appointment). Further based solely on the search of the public records in respect of the Company maintained at the offices of the Registrar of Corporate Affairs mentioned above, no register of mortgages, charges and incumbrances had been filed with the Registrar of Corporate Affairs.

14.	The Note Trustee, the Warrant Trustee, the Security Trustee and the Investor will not be deemed to be resident, domiciled or carrying on business in the British Virgin Islands by reason only of the execution, performance and/or enforcement of the Documents by the Note Trustee, the Warrant Trustee, the Security Trustee and the Investor.

15.	Each of the Note Trustee, the Warrant Trustee, the Security Trustee and the Investor has standing to bring an action or proceedings before the appropriate courts in the British Virgin Islands for the enforcement of the Documents. It is not necessary or advisable in order for the Note Trustee, the Warrant Trustee, the Security Trustee and the Investor to enforce its rights under the Documents, including the exercise of remedies thereunder, that it be licensed, qualified or otherwise entitled to carry on business in the British Virgin Islands.

16.	None of the Companies is entitled to any immunity under the laws of the British Virgin Islands, whether characterised as sovereign immunity or otherwise, from any legal proceedings to enforce the Documents in respect of itself or its property.

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

17.	The obligations of the Companies under the Documents will rank at least pari passu in priority of payment with all other unsecured unsubordinated indebtedness of the Companies, other than indebtedness which is preferred by virtue of any provision of the laws of the British Virgin Islands of general application.

18.	Any monetary judgment in the court of the British Virgin Islands in respect of a claim brought in connection with the Documents is likely to be expressed in the currency in which such claim is made, since such courts have power to grant a monetary judgment expressed otherwise than in the currency of the British Virgin Islands, but they may not necessarily do so.

19.	An award granted pursuant to arbitration proceedings in Hong Kong and conducted in accordance with the Foreign Laws against the Company based upon the Subscription Agreement, the Rights Agreement and the Deed of Undertaking would be enforceable in the British Virgin Islands under the Arbitration Act Cap. 6 (which incorporates the Convention on the Recognition and Enforcement of Foreign Arbitral Awards adopted by the United Nations Conference on International Commercial Arbitration on 10th June, 1958) either by action or by leave of the Supreme Court or a judge thereof, in the same manner as a judgment or order to the same effect, and where leave is so given, judgment may be entered in the terms of the award. Enforcement of an award may be refused if the person against whom it is invoked proves:

(a)	that a party to the arbitration agreement was (under the law applicable to him) under some incapacity; or

(b)	that the arbitration agreement was not valid under the law to which the parties subjected it or, failing any indication thereof, under the law of the country where the award was made; or

(c)	that he was not given proper notice of the appointment of the arbitrator or of the arbitration proceedings or was otherwise unable to present his case; or

(d)	that the award deals with a difference not contemplated by or not falling within the terms of the submission to arbitration or contains decisions on matters beyond the scope of the submission to arbitration; or

(e)	that the composition of the arbitral authority or the arbitral procedure was not in accordance with the agreement of the parties or, failing such agreement, with the law of the country where the arbitration took place; or

[The Hongkong and Shanghai Banking Corporation Limited]

•	December 2007

(f)	that the award has not yet become binding on the parties, or has been set aside or suspended by a competent authority of the country in which, or under the law of which, it was made.

Enforcement may also be refused if the award is in respect of a matter which is not capable of settlement by arbitration, or if it would be contrary to public policy to enforce the award.

Yours faithfully

Conyers Dill & Pearman

PART E - CLIFFORD CHANCE OPINION (English)

Draft: 17 December 2007

Draft Opinion of Clifford Chance.

BTY/227048/10-40334711/CH	[date]

The Hongkong and Shanghai Banking

Corporation Limited

as note trustee, warrant trustee and security

trustee

(the “Trustee”)

Blue Ridge Investments, LLC

(the “Subscriber”)

Dear Sirs

China Time Share Media Co., Ltd.

US$20,000,000 5.00 per cent secured convertible notes due 2010 and 80 Secured Warrants of a face value of US$100,000 each

We have acted on the instructions of the Subscriber and the Trustee in connection with the issue by China Time Share Media Co., Ltd. (the “Issuer”) of US$20,000,000 in aggregate principal amount of 5.00 per cent secured convertible notes due 2010 (the “Notes”) and the issue of 80 secured warrants of a face value of US$100,000 each (the “Warrants”) of the Issuer.

1.	Documents

For the purposes of this letter, we have examined inter alia the following:

1.1	The subscription agreement dated [•] 2007 relating to the Notes and the Warrants (the “Subscription Agreement”).

1.2	The trust deed dated [•] 2007 relating to the Notes (the “Note Trust Deed”).

1.3	The paying agency agreement dated [•] 2007 relating to the Notes (the “Note Agency Agreement”).

1.4	The warrant trust deed dated [•] 2007 relating to the Warrants (the “Warrant Trust Deed”).

1.5	The warrant agency agreement dated [•] 2007 relating to the Warrants (the “Warrant Agency Agreement”).

1.6	Copies of opinions dated [•] 2007 and given by Commerce & Finance Law Offices as to the laws of the People’s Republic of China (the “PRC”), King & Wood as to the laws of the PRC and Conyers, Dill & Pearman as to the laws of the Cayman Islands and the laws of the British Virgin Islands.

In this letter the Subscription Agreement, the Note Trust Deed, the Note Agency Agreement, the Warrant Trust Deed and the Warrant Agency Agreement are together referred to as the “Issue Documents”. Terms and expressions which are defined in the Note Trust Deed, the Note Agency Agreement, the Warrant Trust Deed and the Warrant Agency Agreement have the same respective meanings where used in this letter.

2.	English Law

The opinions set out in this letter relate only to English law as applied by the English courts as at today’s date. This letter expresses no opinion on the laws of any other jurisdiction and is governed by English law.

3.	Assumptions

The opinions set out in this letter are based upon the following assumptions:

3.1	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as copies of whatever nature and the authenticity of the originals of such documents.

3.2	That the Issue Documents are duly authorised by and duly executed by or on behalf of each of the parties thereto and that entering into the Issue Documents and the performance thereof is within the capacity and powers of each of them.

3.3	That the Notes and the Warrants are duly authorised by the Issuer, that all Note Certificates and the Warrant Certificates are duly executed on behalf of the Issuer, that they are accurately and properly completed and are authenticated and issued in accordance with the Issue Documents, that the name of each holder of a Note is correctly registered in the Register, that the name of each holder of a Warrant is correctly registered in the Warrant Register and that the performance of the Issuer’s obligations under the Notes and the Warrants is within its capacity and powers.

3.4	That the opinions of Commerce & Finance Law Offices, King & Wood and Conyers, Dill & Pearman referred to above are correct in all respects.

3.5	The absence of any other arrangements between any of the parties to the Issue Documents which modify or supersede any of the terms of the Issue Documents.

3.6	That each of the parties to the Issue Documents which is or has been carrying on, or purporting to carry on, a regulated activity in the United Kingdom within the meaning of the Financial Services and Markets Act 2000 (the “FSMA”) has done so, and will do so, at all relevant times, in circumstances which do not contravene section 19 (the general prohibition) of the FSMA.

4.	Opinion

On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:

4.1	The Issue Documents constitute legal, valid, binding and enforceable obligations of the Issuer.

4.2	The Notes and the Warrants will (upon issue) constitute legal, valid, binding and enforceable obligations of the Issuer.

4.3	We are aware of no reason why the choice of English law as the governing law of the Issue Documents, the Notes and the Warrants should not be recognised and given effect by the courts of England.

4.4	No registration or filing is required in England, and no authorisations, consents or approvals are required from any governmental or regulatory agency in England, in connection with the creation and issue of the Notes and the Warrants, the execution of the Issue Documents or the performance by the Issuer of the obligations expressed to be undertaken by it therein, provided that neither the Notes nor the Warrants have been or will be offered to the public in the United Kingdom in any circumstances other than those described in section 86 (Exempt offers to the public) of the FSMA and no request has been or will be made for the Notes or the Warrants to be admitted to trading on a regulated market situated or operating in the United Kingdom.

4.5	The provisions of section 21 (restrictions on financial promotion) of the FSMA will not be contravened by reason of the communication of any invitation or inducement to engage in investment activity (within the meaning of that section) in connection with the issue or sale of the Notes or the Warrants provided that:

4.5.1	the communication is made by an authorised person;

4.5.2	the contents of the communication have been approved for the purposes of section 21 of the FSMA by an authorised person; or

4.5.3	the communication is otherwise made in circumstances in which section 21(1) of the FSMA does not apply.

4.6	The issue of the Notes and the Warrants will not amount to accepting deposits in the United Kingdom in contravention of article 5 (accepting deposits) of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 and section 19 (the general prohibition) of the FSMA.

5.	Reservations

The opinions set out in paragraph 4 above are subject to a number of reservations, including the general reservation that the term “enforceable” as used in that paragraph signifies that the relevant obligations are of a type which the English courts may enforce, but does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. You should particularly note the following reservations:

5.1	The power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought.

5.2	Where obligations of any person are to be performed in jurisdictions outside England, such obligations may not be enforceable under English law to the extent that performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction.

5.3	It is uncertain whether the parties can agree in advance the governing law of claims connected with the Notes, the Warrants or the Issue Documents but which are not claims on the Notes, the Warrants or the Issue Documents, such as a claim in tort.

5.4	In some circumstances an English court may, and in certain circumstances it must, terminate or suspend proceedings commenced before it, or decline to restrain proceedings commenced in another court, notwithstanding the provisions of the Notes, the Warrants or the Issue Documents providing that the courts of England have jurisdiction in relation thereto.

5.5	Where any person is vested with a discretion or may determine a matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

5.6	Any provision to the effect that any calculation, determination or certification will be conclusive and binding will not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect, and an English court may regard any calculation, determination or certification as no more than prima facie evidence of the matter calculated, determined or certified.

5.7	Enforcement of rights may be or become limited by prescription or by the lapse of time, or may be or become subject to set-off or counterclaim.

5.8	Under English law, any obligation to pay additional interest in circumstances of breach or default might be held to be unenforceable on the ground that it is a penalty and thus void.

5.9

If the Issue Documents, the Notes or the Warrants do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the Issue Documents, the Notes or the Warrants may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act. We express no opinion as to whether any such provisions in the Issue Documents, the Notes or the Warrants do in fact constitute a “substantial remedy” in compliance with the conditions set out in Section 9 of such Act.

5.10	Any provision purporting to require a party to indemnify another person against the costs or expenses of proceedings in the English courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded the costs or expenses incurred by it in connection therewith.

5.11	Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

5.12	There is some possibility that an English court would hold that a judgment on a particular agreement or instrument, whether given in an English court or elsewhere, would supersede such agreement or instrument to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so.

5.13	We express no opinion as to any obligation expressed to be assumed under the Issue Documents in favour of any person who is not a party thereto.

5.14	If a party to any Issue Document or to any transfer of, or payment in respect of, a Note or a Warrant is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Community or United Kingdom sanctions implemented or effective in the United Kingdom under the United Nations Act 1946 or the Emergency Laws (Re-enactments and Repeals) Act 1964 or the Anti-terrorism, Crime and Security Act 2001 or under the Treaty establishing the European Community as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Issue Document or in respect of the relevant transfer or payment may be unenforceable or void.

5.15	Our opinions as regards the binding nature and enforceability of the obligations of the Issuer under the Notes, the Warrants and the Issue Documents are subject to all limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws affecting the rights of creditors generally.

5.16	With reference to Clause 6 in the Subscription Agreement, where fiduciary duties would otherwise be owed by one person to another, it is uncertain whether the first person can exclude wholly all those fiduciary duties or all liability for breach of those duties. In particular, it is uncertain whether the obligation to perform its duties honestly and in good faith for the benefit of the other person can be excluded.

6.	Limits of our Opinion

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or the reasonableness of any statements of opinion contained in the Issue Documents.

This letter is given solely for the purposes of the issue of the Notes and the Warrants and for the information of the persons to whom it is addressed.

Yours faithfully

PART F – CLIFFORD CHANCE OPINION (New York)

10-40334711/AEL	December 19, 2007

(852) 2826 2424

Blue Ridge Investments, LLC

Corporation Trust Center

1209 Orange Street

City of Wilmington

County of New Castle

Delaware

U.S.A

Ladies and Gentlemen,

We have acted as New York counsel to Blue Ridge Investments, LLC (the “New Investor”) in connection with the Rights Agreement (the “Rights Agreement”) dated December 19, 2007, among the parties named in Annex A attached hereto (each party named herein, a “Contract Party” and collectively, the “Contracting Parties”) and the New Investor. Unless otherwise defined herein, terms defined in the Rights Agreement are used herein as defined therein.

In rendering the opinions set forth below, we have examined the original or copy certified or otherwise authenticated to our satisfaction of me Rights Agreement and such other documents and certificates and such matters of law as we have deemed necessary in connection with the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We have assumed for purposes of our opinions hereinafter set forth: (i) the Rights Agreement has been duly authorized, executed and delivered by each of the parties thereto; (ii) each party to the Rights Agreement (other than individual persons) has been duly organized and is validly existing, is in good standing under the laws of its respective jurisdiction, is qualified to do business, and is in good standing in each jurisdiction in which its ownership of property or conduct of business requires it to do so; and (iii) each party to the Rights Agreement has full power, authority and the legal right to enter into and perform the Rights Agreement to which it is a party.

Based upon the foregoing and subject to the comments and qualifications set forth below, we are of the opinion that:

1.	The Rights Agreement constitutes legal, valid and binding obligations of each Contract Party enforceable against that Contract Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally, or general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

2.	The choice of New York law as the governing law for the Rights Agreement will be recognized in the courts of the State of New York as a valid choice of law.

Our opinions set forth above are subject to the following qualifications and limitations:

(i)	We express no opinion as to whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Rights Agreement.

(ii)	Our opinion set forth in paragraph 2 above is based solely on Section 5-1401 of the General Obligations Law of New York and we express no opinion as to whether a federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Rights Agreement.

(iii)	We express no opinion as to Section 1.9 of the Rights Agreement.

We are members of the New York Bar and do not hold ourselves out as experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal law of the United States.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions contemplated by the Rights Agreement. This opinion may not be disclosed to or relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Rights Agreement, without, in each instance, our prior written consent.

Yours faithfully,

Clifford Chance

Annex A

(1)	China Time Share Media Co., Ltd, an exempted company incorporated under the laws of the Cayman Islands;

(2)	, a wholly foreign-owned enterprise organized as a limited liability company under the laws of the PRC;

(3)	, a wholly foreign-owned enterprise organized as a limited liability company under the laws of the PRC;

(4)	, a limited liability company organized under the laws of the PRC;

(5)	Insighting Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(6)	Knowrience Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(7)	Double Win Holdings Limited, a company incorporated under the laws of the British Virgin Islands;

(8)	Lucky Zone Limited, a company incorporated under the laws of the British Virgin Islands;

(9)	He Ji Lun (ID No. 510 132 1972 0220 0077), an individual;

(10)	Fang Yun Feng (PRC ID No. 320 482 1968 1123 0837), an individual;

(11)	Zhu Xian Zhou (PRC ID No. 513 031 1974 0326 0034), an individual;

(12)	Zeng Jia Ju (PRC ID No. 512 222 72 0120 139), an individual;

(13)	Zhou Chang Wen (PRC ID No. 510 222 1972 0219 7210), an individual;

(14)	Zhong Hong (PRC ID No. 510 132 1970 0727 5735), an individual;

(15)	Wang Ying (PRC ID No. 410 105 1954 0620 0528), an individual;

(16)	He Da En (PRC ID No. 512 323 1937 0717 1812), an individual;

(17)	Carlyle Asia Growth Partners III, L.P.; and

(18)	CAGP III Co-Investment, L.P

SCHEDULE 10

DISCLOSURE SCHEDULE

Paragraph 28 of Schedule 2

Pledges are created over the equity interest in Sichuan Opco, Chengdu Dayu Weiye Advertising Co., Ltd., Beijing Time Share Advertising & Communication Co., Ltd., Xi’an Time Share Advertising & Communication Co. Ltd and Hubei Time Share Advertising & Communication Co. Ltd. as provided in the PRC Security Documents.

Paragraph 37 of Schedule 2

A small number of billboards and other advertising media that members of the Group own are constructed on sites such as building surfaces and pedestrian overpasses, which are leased from site owners or operators. Most of the billboards of the Group are leased from site operators, and some of the site owners do not duly hold or maintain their approvals for the billboard they construct. For those billboards that the Group constructs and owns, the relevant members of the Group have obtained approvals for all billboards constructed except for those approvals which are still in the process of application. If any member of the Group or any site owners fails to obtain or maintain the approvals for the set up of the billboards or the media, it is possible that the Governmental Authority may require the Group to terminate the use of the relevant billboards or media.

The members of the Group have registered substantially all of the out-of-home advertisements with the relevant local branches of the administrative bureau of industry and commerce, and some of these registrations have not been completed prior to the posting of the advertisement.

Paragraph 53, Schedule 2

The Group acquired an office of a construction size of 600 square meters as offices in Chengdu, but did not obtain title certificate for such premises.

Approximately 59 billboards (being an aggregate area of 14,857 square meters of advertising space) owned by the Group Companies as of 30 November 2007, were constructed on land leased in rural parts of the PRC. The terms of these leases range from five to 20 years. Such land is collectively owned by residents of various villages. The relevant PRC law on this issue may be interpreted to disallow use of the land for non-agricultural purposes, such as advertising, or leasing of the land to parties other than local residents or their collective economic organizations. As the use of such land is not in compliance with PRC law, the leases may be terminated and the Group may be ordered to restore the lands to their original state and to demolish the billboards or structures which the Group has established on the land without compensation.

The site owners may not have the full legal title or ownership to the building or the media sites, and may not have the land use rights to the land where such building or the media sites locate. The Group’s leases of such defective sites may be terminated and the billboard that were leased may be demolished without compensation.

Subscription Agreement

SIGNATURES

CHINA TIME SHARE MEDIA CO. LTD.

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Chief Executive Officer

MR. HE JI LUN

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:

DOUBLE WIN HOLDINGS LIMITED

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Chief Executive Officer

INSIGHTING HOLDINGS LIMITED

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Chief Executive Officer

LUCKY ZONE LIMITED

By:	/s/ He Ji Lun
Name:	He Ji Lun
Title:	Chief Executive Officer

BLUE RIDGE INVESTMENTS, LLC

By:	/s/ Daven Patel
Name:	DAVEN PATEL
Title:	VICE PRESIDENT